   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 17, 1997.


                                                      REGISTRATION NO. 333-35629
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                               AMENDMENT NO. 2 TO



                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          LANDMARK SYSTEMS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

            VIRGINIA                          7372, 7379                         54-1221302
 (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL      (I.R.S. EMPLOYER IDENTIFICATION
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)                   NO.)

                          LANDMARK SYSTEMS CORPORATION
                           8000 TOWERS CRESCENT DRIVE
                             VIENNA, VIRGINIA 22182
                                 (703) 902-8000
    (ADDRESS INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               RALPH E. ALEXANDER
         PRESIDENT, CHIEF OPERATING OFFICER AND CHIEF FINANCIAL OFFICER
                          LANDMARK SYSTEMS CORPORATION
                           8000 TOWERS CRESCENT DRIVE
                             VIENNA, VIRGINIA 22182
                                 (703) 902-8000
            (NAME, ADDRESS INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT OF SERVICE)
                            ------------------------
                                   COPIES TO:

             STEVEN L. MELTZER, ESQ.                            BRUCE S. MENDELSOHN, ESQ.
             DANIELLE R. SROUR, ESQ.                                 KAY TATUM, ESQ.
         SHAW PITTMAN POTTS & TROWBRIDGE                AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
               2300 N STREET, N.W.                            1333 NEW HAMPSHIRE AVE., N.W.
              WASHINGTON, D.C. 20037                              WASHINGTON, D.C. 20036
                  (202) 663-8000                                      (202) 887-4000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ] If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ] If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 17, 1997

PROSPECTUS

                                3,200,000 SHARES

                                [LANDMARK LOGO]

                                  COMMON STOCK

                            ------------------------

       Of the 3,200,000 shares of Common Stock offered hereby, 2,000,000 shares are being offered by Landmark Systems Corporation (the "Company") and 1,200,000 shares are being offered by the selling stockholders (the "Selling Stockholders"). The Company will not receive any proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders."

     Prior to this offering (the "Offering"), there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $8.00 and $10.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "LDMK."
                            ------------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

================================================================================================
                                                                                 PROCEEDS TO
                             PRICE TO        UNDERWRITING      PROCEEDS TO         SELLING
                              PUBLIC         DISCOUNT(1)        COMPANY(2)     STOCKHOLDERS(3)
------------------------------------------------------------------------------------------------
Per Share...............         $                $                 $                 $
------------------------------------------------------------------------------------------------
Total(4)................         $                $                 $                 $
================================================================================================

(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

(2) Before deducting expenses payable by the Company, estimated to be $885,000.

(3) The Company will not receive any proceeds from the sale of the shares of Common Stock offered by the Selling Stockholders.
(4) The Selling Stockholders have granted to the Underwriters an option, exercisable within 30 days of the date of this Prospectus, to purchase up to 480,000 additional shares of Common Stock solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Selling Stockholders will be
    $         , $         and $         , respectively. See "Underwriting."

     The Common Stock offered by the Underwriters is subject to receipt and acceptance by them. The Underwriters reserve the right to reject any order in whole or in part. It is expected that the Common Stock will be ready for
delivery on or about                  , 1997.

                            ------------------------


C.E. UNTERBERG, TOWBIN                                WHEAT FIRST BUTCHER SINGER


                                           , 1997

                              [INSIDE FRONT COVER]

[LANDMARK LOGO]
Focused on Performance
                                PerformanceWorks enables organizations to model or predict system and application performance, and allows businesses to increase system availability, improve user productivity, reduce computing costs and limit the adverse business effects of system degradation.

                                     Businesses and other
                                            organizations
                                 are increasingly relying
                                            upon computer
                                systems to run and manage
                                                    their
                                  key business processes.
                                                           [PHOTO OF
                                                           COMPUTER
                                                           USER]

[GRAPHIC REPRESENTATION
OF COMPUTER TERMINAL
AND END-USER
TRANSACTIONS]
                                Computing environments are
                                increasingly
                                complex and dynamic--users,
                                hardware
                                and software are often added,
                                moved or
                                changed, and new,
                                business-critical
                                applications are developed and
                                deployed on an ongoing basis.

                                      As businesses place
                                         greater reliance
                                      on complex computer
                                             systems, the
                                       cost of suboptimal
                                              performance
                                  increases dramatically.
                                                           [PHOTO OF
                                                           SUPERMARKET
                                                           COMPUTERIZED
                                                           CHECK-OUT]

                            ------------------------

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES AND THE IMPOSITION OF A PENALTY BID IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                            ------------------------

     PerformanceWorks and The Monitor are trademarks of the Company. This Prospectus also contains trademarks and trade names of companies other than the Company.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. The shares of the Company's common stock, $.01 par value per share (the "Common Stock"), offered hereby involve a high degree of risk. See "Risk Factors." Unless otherwise indicated, the information in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option, (ii) reflects a 3-for-2 split of the Common Stock to take effect immediately prior to the date of this Prospectus, (iii) reflects the mandatory redemption on November 1, 1997 of 54,944 shares of Series A Preferred Stock, (iv) reflects the conversion, upon the closing of the Offering, of 855,165 shares of Series A Preferred Stock into 648,500 shares of Common Stock and of 395,195 shares of Series B Preferred Stock into 592,793 shares of Common Stock and (v) reflects the lapse, upon the closing of the Offering, of the rights of certain holders of 234,858 shares of Common Stock and options to acquire 194,820 shares of Common Stock to require the Company to repurchase such shares (collectively, the "Redeemable Common Stock Instruments"). References in this Prospectus to "Landmark" or the "Company" mean Landmark Systems Corporation and its subsidiaries.

                                  THE COMPANY

     Landmark is a leading provider of performance management software products which measure, analyze, report and predict performance for both mainframe and client/server computing environments. Landmark's PerformanceWorks product family is distinct in its ability to monitor the key components of a computing environment, provide early warning of potential system problems and enable effective planning for changes in the computing environment. The Company believes these capabilities improve user productivity, reduce computing costs, increase system availability and optimize use of system resources. Landmark's products address performance management across leading hardware platforms, operating systems from DEC, Hewlett-Packard, IBM, Microsoft and Sun and databases consisting of DB2, Oracle, SQL Server and Sybase. As of September 30, 1997, Landmark had licensed over 15,300 copies of its products to over 3,900 customers worldwide.

     Businesses and other organizations are increasingly relying upon computer systems to run and manage their key business processes. As a result of the growing dependence on, and increasing complexity of, computing environments (consisting of both mainframe systems in which processing is conducted centrally and client/server systems in which processing takes place by both personal computers or workstations and by networked servers) to run business-critical applications, demand has increased for comprehensive software solutions capable of planning, implementing and optimizing these information technology resources. According to International Data Corporation ("IDC"), a leading provider of information technology data, revenues from the overall system management software market are expected to rise to $17 billion by 2000. Performance management is the largest sector of this market and is expected by IDC to grow from $1.8 billion in 1996 to $3.1 billion by 2000.

     The ability to monitor performance data, or "metrics," from each system component in a complex, heterogeneous computing environment is a key feature of Landmark's software, particularly because performance problems in these environments can originate from any one or a combination of components. The Company's PerformanceWorks products use software agents to gather performance metrics automatically from a system's pressure points -- including the central processing unit ("CPU"), memory and storage, input/output ("I/O"), disk space, workload, operating system and network. The agent-based architectures of the Company's products allow users to manage computing environments that are large-scale, distributed and multi-platform. By monitoring performance data from each component of a system from real-time, recent past and historical perspectives, Landmark's products allow users to identify the source of a problem so a solution can be implemented and to anticipate potential problems so that they can be avoided.

     Landmark's solutions are based on its "lifecycle" view of performance management and are designed to allow customers to address each stage of the application lifecycle: planning, development and production. The Company's PerformanceWorks products cover a broad range of functionality, including monitoring, reporting, exception handling (notification that a threshold has been exceeded), trend analysis, tuning (adjustment of system resources to optimize performance) and capacity planning. Landmark's products provide its customers with the ability to transform raw data into useful information through an intelligent aggregation and automatic summarization process which collects data on a continuous basis and generates summary information at prescribed intervals.

     The Company's strategy is to enhance, extend and expand its product offerings, to capitalize on its large installed customer base, to strengthen its distribution capability and to grow through acquisitions and partnering arrangements.

     The Company's customers consist of organizations across a wide variety of industries that are developing or have deployed business-critical applications in complex, multi-user environments. Representative customers of the Company include ABN-AMRO, Amoco, BMW, Foundation Health, IBM, Kodak, Lockheed Martin, Putnam Investor Services, Wachovia Bank, Wells Fargo Bank and Whirlpool. See "Business -- Customers." Historically, over 90% of Landmark's customers have renewed their maintenance and support arrangements with the Company.

     The Company was incorporated in Virginia on November 3, 1982. The Company's principal executive offices are located at 8000 Towers Crescent Drive, Vienna, Virginia 22182. Its telephone number is (703) 902-8000.

                                  THE OFFERING

Common Stock offered by the
Company.............................     2,000,000 shares

Common Stock offered by the Selling
  Stockholders......................     1,200,000 shares

Common Stock to be outstanding after
the Offering........................     10,860,161 shares (1)

Use of proceeds.....................     For general corporate purposes,
                                         including sales and marketing, working
                                         capital, research and development,
                                         capital expenditures and potential
                                         acquisitions. See "Use of Proceeds."

Nasdaq National Market symbol.......     LDMK
---------------
(1) Based on the number of shares of Common Stock outstanding as of September 30, 1997. Excludes a total of 3,140,259 shares subject to outstanding options and warrants and 1,232,363 shares available for future issuance pursuant to the Company's stock option plans as of September 30, 1997. The sale of certain of these shares in the public market is limited by restrictions under the Securities Act of 1933 and lock-up agreements with the Underwriters. See "Shares Eligible for Future Sale," "Management" and Notes 10 and 12 of Notes to Consolidated Financial Statements.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                   NINE MONTHS
                                               YEAR ENDED DECEMBER 31,         ENDED SEPTEMBER 30,
                                           -------------------------------     -------------------
                                            1994        1995        1996        1996        1997
                                           -------     -------     -------     -------     -------
STATEMENT OF OPERATIONS DATA:
Total revenues...........................  $32,674     $34,460     $36,556     $26,200     $30,377
     Gross profit........................   24,830      26,797      27,643      19,185      26,045
Operating expenses
     Sales and marketing.................   11,716      13,092      11,671       8,522      10,275
     Product research and development....    9,094      12,490      13,924      10,773      10,079
     General and administrative..........    7,800       6,872       4,776       3,501       3,970
                                           -------     -------     -------     -------     -------
          Total operating expenses.......   28,610      32,454      30,371      22,796      24,324
                                           -------     -------     -------     -------     -------
Operating (loss) income..................   (3,780)     (5,657)     (2,728)     (3,611)      1,721
Net (loss) income........................   (1,921)     (4,169)     (1,202)     (1,897)      1,222
Pro forma primary net (loss) income per
  share(1)...............................                          $ (0.13)    $ (0.20)    $  0.12
Shares used to compute pro forma primary
  net (loss) income per share(1).........                            9,480       9,480      10,253
OTHER FINANCIAL DATA:
EBITDA(2)................................  $   406     $(1,700)    $ 3,138     $ 1,214     $ 4,034
Cash flow from operations................    1,311        (362)      4,144       3,443       4,125


                                                                          SEPTEMBER 30, 1997
                                                                      --------------------------
                                                                      ACTUAL      AS ADJUSTED(3)
                                                                      -------     --------------
BALANCE SHEET DATA:
Cash and cash equivalents...........................................  $ 4,168        $ 19,648
Working capital (deficit)...........................................   (2,578)         12,902
Total assets........................................................   28,635          44,115
Long-term debt (less current portion)...............................      191             191
Mandatorily redeemable securities(4)................................   10,333         --
Stockholders' (deficit) equity......................................   (5,860)         19,954


---------------
(1) See Note 2 of Notes to Consolidated Financial Statements for an explanation of the method used to determine the number of shares used to compute pro forma primary net (loss) income per share.

(2) EBITDA represents earnings before net interest and other income, income taxes, depreciation and amortization expense. EBITDA does not represent cash flows as defined by generally accepted accounting principles and does not necessarily indicate that cash flows are sufficient to fund all the Company's cash needs. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations or other measures of liquidity determined in accordance with generally accepted accounting principles. EBITDA may not be comparable to other similarly titled measures of other companies.

(3) Adjusted to reflect the sale of the 2,000,000 shares offered by the Company hereby at an assumed initial public offering price of $9.00 per share and the application of the estimated net proceeds therefrom as set forth under "Use of Proceeds." Includes the effect of the mandatory redemption on November 1, 1997 of 54,944 shares of Series A Preferred Stock, and, upon the closing of the Offering, the conversion of the Series A and Series B Preferred Stock into Common Stock and the lapse of the rights of holders of the Redeemable Common Stock Instruments to require the Company to repurchase the Redeemable Common Stock Instruments.

(4) Includes Series A Preferred Stock, Series B Preferred Stock and Redeemable Common Stock Instruments.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus.

     Risk of Significant Fluctuations in Operating Results; Timing of
Revenues. The Company has experienced, and expects to continue to experience, significant fluctuations in operating results, on an annual and a quarterly basis, which may result in volatility in the price of the Company's Common Stock. Such fluctuations may result from a number of factors, many of which are outside of the Company's control. These factors include the size and timing of customer orders; changes in the level of operating expenses; customer budget cycles; the timing of introductions or enhancements of products by the Company or its competitors; customer order deferrals in anticipation of new products or product enhancements; customer renewal of maintenance and support agreements; changes in pricing policy of the Company or its competitors; the mix of distribution channels and products sold; increased competition; technological changes; the ability of Landmark to develop or acquire, introduce and market on a timely basis new products or enhancements to its existing products; the quality of products sold; market acceptance of new products and product enhancements; seasonality of revenues; the Company's ability to expand its sales and marketing programs; personnel changes; foreign currency exchange rates; costs or other nonrecurring charges in connection with the acquisition of or investment in companies, products or technologies; and general economic conditions.

     Order backlog at the beginning of any quarter has represented only a small portion of that quarter's total revenues because products are typically shipped on a trial basis prior to the receipt of customer orders. As a result, total revenues in any quarter are substantially dependent on orders obtained during that quarter. Because Landmark's expense levels are based in significant part on expectations as to future revenues, expense levels are relatively fixed in the short run. If near-term demand for the Company's products weakens or if sales do not close in any quarter as anticipated, the Company's results of operations for that quarter would be adversely affected. Even though sales activities, such as product demonstrations, presentations and trials, are conducted throughout each quarterly period, in the Company's experience, most license transactions come to closure at or near the end of a quarter. Accordingly, Landmark has often recognized a significant portion of its license revenues in the last weeks of a quarter. As a result, the magnitude of quarterly fluctuations may not become evident until late in, or after the close of, a quarter.

     Landmark believes that its annual and quarterly revenues, expenses and operating results may vary significantly in the future, that period-to-period comparisons of its results of operations are not necessarily meaningful and that, in any event, such comparisons should not be relied upon as indications of future performance. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Quarterly Results."

     History of Operating Losses. Although the Company had operating profits in the fourth quarter of 1996 and the first, second and third quarters of 1997, the Company has experienced operating losses for the years ended December 31, 1992, 1993, 1994, 1995 and 1996. In recent years, the Company has expanded its product line to include products for the client/server computing environment, has increased its research and development expenditures, has established an international direct sales force to supplement or replace certain third party distributors and has instituted company-wide cost controls. As a result of these various initiatives and their potential impact on the Company's financial condition, prediction of the Company's future operating results is difficult. There can be no assurance that the Company will be able to continue generating operating profits on a quarterly basis or achieve consistent operating profitability on an annual basis. See "-- Risk of Significant Fluctuations in Operating Results; Timing of Revenues" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Intense Competition. The market for the Company's performance management software products is highly competitive, fragmented and characterized by increasingly rapid technological developments, evolving standards and rapid changes in customer requirements. To maintain and improve its position in this market, the Company must continue to enhance current products and develop new products in a timely fashion. The Company competes primarily with vendors that provide mainframe performance management software and vendors that provide performance management software for client/server computing environments. Landmark believes that its principal competitors with respect to mainframe performance management software products include Candle Corporation and Boole and Babbage, Inc. In the client/server market, the Company believes that its principal competitors include BMC Software, Inc., Compuware Corporation, BGS Systems Inc. and Platinum technology, inc. See "Business -- Competition."

     Some of Landmark's competitors have longer operating histories and substantially greater financial, technical, sales, marketing and other resources, as well as greater name recognition and a larger customer base, than those of the Company. The Company's current and future competitors could introduce products with more features, greater scalability, increased functionality and lower prices than the Company's products. These competitors could also bundle existing or new products with other, more established products in order to compete with Landmark. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing the ability of their products to address the needs of the Company's prospective customers. Moreover, there can be no assurance that the Company will be able to differentiate its products from the products of its competitors. Due to potentially lower barriers to entry for platform-specific niche products in the performance management software market, the Company believes that emerging companies may enter this market, particularly in the client/server environment. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could materially and adversely affect the Company's business, financial condition and results of operations. Any material reductions in the prices of Landmark's products would negatively affect gross margins and would require the Company to increase sales in order to maintain gross profits. There can be no assurance that the Company will be able to compete successfully against current or future competitors, and the failure to do so could have a material adverse effect upon Landmark's business, financial condition and results of operations. See "Business -- Competition."

     Rapid Technological Change; Product Development. The market for performance management software products is increasingly characterized by rapid technological advances, changes in customer requirements and frequent new product introductions and product enhancements. Landmark's future success will depend in large part on its ability to enhance its current products and to develop and introduce new products that keep pace with technological developments, achieve market acceptance and respond to increasingly complex customer requirements. Landmark believes that its future operating results will be dependent upon the continued market acceptance of its products, the timing of orders for such products and the level and effectiveness of research and development expenses incurred in connection with the Company's ongoing and planned product development programs. Responding to rapid technological change and the need to develop and introduce new products quickly to meet its customers' evolving needs will require the Company to make substantial investments in research and product development. Any failure by the Company to anticipate or respond adequately to technological developments and customer requirements or any significant delays in product development or introduction could result in a loss of competitiveness and could materially and adversely affect the Company's business, financial condition and results of operations. There can be no assurance that new products will be successfully developed or marketed by the Company, that any new products will achieve market acceptance or that other software vendors will not develop and market products which are superior to Landmark's products or that such products will not achieve greater market acceptance. See "Business -- Product Development."

     Dependence on Certain Products. Landmark has historically derived, and in the foreseeable future expects to continue to derive, a substantial majority of its revenues from performance management software products and services for use in mainframe-based computing environments. The Company derived 93.0%, 90.3%, 89.2% and 87.8% of its revenues from mainframe products and services in 1994, 1995, 1996 and for the nine months ended September 30, 1997, respectively. Accordingly, Landmark's future success will depend in part on the continued market acceptance of its performance management software products and services for mainframe-based systems. A decline in demand for these products and services, whether as a result of an actual or a perceived decline in the use of mainframe-based systems, new product introductions, increased competition, technological change, failure of the Company's existing and new products to address customer requirements or otherwise, could have a material adverse effect on the Company's business, financial condition and results of operations.

     Dependence on New Products and Markets. Landmark has recently introduced a number of performance management software products for use in client/server computing environments. The Company expects these products to generate a significant portion of the Company's future revenue growth. Landmark's client/ server products are designed for use in complex, distributed computing environments comprised of a variety of hardware platforms, operating systems and databases, each of which may come from a different vendor. The market for performance management software in the client/server computing environment is relatively new and still emerging. The Company's future financial performance will depend in part on continued growth in the market for performance management products in complex, heterogeneous environments, which in turn will depend on growth in the number of large and medium sized organizations with such computing environments which deploy performance management solutions. There can be no assurance that the market for performance management products in the client/server computing environment will continue to grow or that Landmark will be able to respond effectively to the evolving requirements of this market. Moreover, if the Company's recently introduced products for client/server computing environments, or future releases of new products or product enhancements for client/server systems, do not achieve meaningful market acceptance, Landmark's business, financial condition and results of operations could be materially and adversely affected.

     Need to Attract and Retain Qualified Technical Personnel. The Company's future success will depend in large part on its ability to hire, train and retain technical personnel who have expertise in a wide array of network and computer systems and a broad understanding of the markets Landmark serves. Competition for such technical personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. Although the Company to date has not experienced significant employee turnover, there can be no assurance that it will not experience such turnover in the future. Any inability of the Company to hire, train and retain a sufficient number of qualified technical personnel could, among other things, impair the Company's ability to develop new products and enhance existing products in a timely manner, which, in turn, would have a material adverse effect on the Company's business, financial condition and results of operations.

     Dependence on Key Personnel. Landmark's future success will depend on the continued contributions of its executive officers and key employees. The loss of the services of any one of the Company's executive officers or other key employees or the decision of one or more of such officers or employees to join a competitor or otherwise compete directly or indirectly with the Company could have a material adverse effect on the business, financial condition and results of operations of the Company. With the exception of Ralph E. Alexander, who is President, Chief Operating Officer and Chief Financial Officer of the Company, Landmark does not have employment contracts with any of its executive officers. Mr. Alexander's employment agreement is for a term of three years beginning April 9, 1997.

     The Company's future success will also depend on its continuing ability to identify, hire, train and retain highly qualified sales, marketing and managerial personnel. Competition for such personnel is intense, and there can be no assurance that Landmark will be able to attract, assimilate or retain such highly skilled personnel in the future. The inability to attract, hire and retain the necessary sales, marketing and managerial personnel could have a material adverse effect upon the Company's business, financial condition and results of operations. See "Business -- Employees" and "Management."

     Potential Acquisitions. As part of its business strategy, the Company intends to acquire or invest in complementary companies, products and technologies, although the Company is not engaged in any negotiations and has no current or pending arrangements, agreements or understandings with respect to any acquisitions or investments. Any such future transactions would be accompanied by the risks commonly encountered in making acquisitions of companies, products and technologies. Such risks include, among other things, the difficulty associated with assimilating the personnel and operations of the acquired companies, the potential disruption of the Company's ongoing business, the distraction of management and other resources, the inability of management to maximize the financial and strategic position of the Company through the successful integration of acquired personnel and technology rights, the maintenance of uniform standards, controls, procedures and policies and the impairment of relationships with employees and customers of both the Company and the acquired business as a result of the integration of new management personnel. There can be no assurance that the Company will be successful in overcoming these risks or any other problems encountered in connection with any such acquisitions. In addition, future acquisitions by the Company could result in the issuance of dilutive equity securities, the incurrence of debt or contingent liabilities and the amortization of goodwill and other intangible assets, any of which could have a material adverse effect on the Company's business, financial condition and results of operations and on the market price of the Company's Common Stock. See "Business -- Strategy."

     International Sales. Revenues from customers outside the United States and Canada were 27.6%, 32.4%, 32.4% and 34.2% of total revenues in 1994, 1995, 1996 and for the nine months ended September 30, 1997, respectively. Landmark intends to continue to expand its operations outside of the United States and Canada and to enter additional international markets, which will require significant management attention and financial resources. The Company intends to establish additional international operations and hire additional personnel in order to increase its sales levels and gross margins on products sold in these markets. To the extent that the Company is unable to do so, the Company's growth, if any, in international sales could be limited, and the Company's business, financial condition and results of operations could be materially and adversely affected. There can be no assurance that the Company will be able to maintain or increase international market demand for its products. International revenue transactions are denominated in local currencies. Any future unfavorable changes in the exchange rates of foreign currencies would reduce the U.S. dollar amount of the Company's revenues from international sales, and would therefore adversely affect the year to year comparisons of the Company's results of operations. The Company has not sustained material foreign currency exchange losses and presently does not attempt to hedge its exposure to fluctuations in foreign currency exchange rates because this exposure has historically been minimal. The Company could experience foreign currency exchange losses based upon the amount of cash and receivables denominated in local currencies held by the Company's subsidiaries. These amounts have not been significant. Furthermore, the Company is not exposed to foreign currency exchange losses with respect to its receivables from international distributors because the distributor's obligation to the Company is denominated in U.S. dollars at the time a transaction occurs. Additional risks inherent in Landmark's international business activities generally include unexpected changes in regulatory requirements, tariffs and other trade barriers, costs and risks of localizing products for foreign countries, longer accounts receivable payment cycles in certain territories, adverse tax consequences, restrictions on repatriating earnings and the burdens of complying with a wide variety of foreign laws. There can be no assurance that such factors will not have a material adverse effect upon the Company's future international revenues and, consequently, the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Sales and Marketing."

     Reliance on Third Party Distributors. Landmark has historically relied primarily on third-party distributors to market its products internationally. Revenues attributable to such distributors were 27.6%, 28.9%, 27.5% and 19.0% of total revenues in 1994, 1995, 1996 and for the nine months ended September 30, 1997, respectively. Any material increase in the Company's sales through such third-party distributors as a percentage of total revenues will adversely affect the Company's average selling prices and gross margins due to the lower unit prices the Company receives when selling through such distributors. The Company's agreements with its distributors generally permit the distributor to market software products in addition to Landmark's. As a result, there can be no assurance that these distributors will give a priority to marketing the Company's products or that they will continue to carry the Company's products. In addition, some agreements allow the distributor to terminate the relationship without cause or restrict Landmark's ability to terminate the relationship. There can be no assurance that Landmark will retain any of its current distributors or that the Company could successfully replace such distributors. Any of the foregoing changes in Landmark's distribution channels could materially adversely affect the Company's business, financial condition and results of operations. See "Business -- Sales and Marketing." In addition, although the Company employs certain controls to ensure an accurate accounting of revenues generated by distributors, there can be no assurance that all such revenues will be properly reported to the Company.

     Trademarks and Proprietary Rights; Risks of Infringement. The Company regards its products and technology as proprietary and attempts to protect them with licensing agreements, patents, trademark and trade secret laws, copyrights, restrictions on disclosure and confidentiality procedures. Although Landmark generally enters into license agreements with its customers, distributors and corporate partners, and confidentiality agreements with its employees and other third parties and controls access to and distribution of its documentation and other proprietary information, there can be no assurance that any such person will not copy or otherwise obtain and use the Company's proprietary technology or products without its permission, or develop similar technology independently. Landmark pursues the registration of its trademarks in the United States and internationally, and has registered certain of its trademarks, including "The Monitor," and has applied for registration of "Performance Works." Landmark also pursues U.S. registrations of certain of its copyrights, particularly of the Company's software products. It is difficult to police unauthorized use of Landmark's technology, products and trademarks and the Company is unable to determine the extent to which piracy and misappropriation of its products, technology and trademarks occur. Software piracy and misappropriation may adversely affect the Company's results of operations. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. The Company may in the future rely on "shrink wrap" licenses that are not signed by licensees and, therefore, may be unenforceable under the laws of certain jurisdictions. Accordingly, there can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate or that third parties will not infringe or misappropriate the Company's trademarks, trade secrets and proprietary technology and rights.

     The Company is not aware that any of its software products infringe the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by the Company with respect to its current or future products. The Company expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Intellectual Property."

     Risk of Software Defects. Software products as complex as those offered by Landmark may contain errors or defects, especially when first introduced or when new versions or enhancements are released. The Company has in the past discovered software errors in certain of its products and has experienced delays in shipments of products during the period required to correct these errors. Despite testing by the Company and by current and potential customers, there can be no assurance that defects and errors will not be found in new versions or enhancements of existing products or in new products, after commencement of commercial shipments. Any such defects and errors could result in adverse customer reactions, delays in market acceptance, expensive product changes or loss of revenues, any of which could have a material adverse effect upon the Company's business, financial condition and results of operations.

     Benefits of the Offering to Current Shareholders. Patrick H. McGettigan, a director and Chairman of the Board of the Company, Katherine K. Clark, a director and Chief Executive Officer of the Company, Jeffrey H. Bergman, a director of the Company, and the Bergman Family Trust are offering for sale in the Offering an aggregate of 1,200,000 shares of Common Stock (1,680,000 shares of Common Stock if the over-allotment option is exercised in full). The Selling Stockholders will receive an aggregate of approximately $10.0 million in net proceeds ($14.1 million in net proceeds if the over-allotment option is exercised in full), based upon an assumed initial offering price of $9.00 per share and after deducting the estimated underwriting discount. In addition, all of the current shareholders of the Company will benefit from the creation of a public market for the Common Stock held by them. Immediately following the Offering, the executive officers and directors of the Company will beneficially own shares of Common Stock having a market value of $71.2 million, based on an assumed initial offering price of $9.00 per share. The average price per share paid to the Company upon issuance of the shares held by the current shareholders was $0.37. See "Dilution" and "Principal and Selling Stockholders."

     Control by Existing Shareholders. Following the Offering, the Company's officers, directors and their affiliated entities together will beneficially own approximately 69.1% of the outstanding shares of Common Stock (64.9% if the Underwriters' over-allotment option is exercised in full). Accordingly, such persons, if they were to act as a group, would be able to elect all of the Company's directors and to otherwise control the outcome of corporate actions requiring stockholder approval, regardless of how other stockholders of the Company may vote. In addition, this concentration of ownership may have the effect of delaying or preventing a change of control of the Company. See "Principal and Selling Stockholders."


     Shares Eligible for Future Sale; Registration Rights. Sales of a substantial number of shares of Common Stock in the public market following the Offering could adversely affect the market price for the Company's Common Stock. The sale of Common Stock in the public market is limited by restrictions under the Securities Act of 1933, as amended (the "Securities Act"), and lock-up agreements (the "Lock-Up Agreements") under which the holders of such shares have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this Prospectus (the "Lock-Up Period") without the prior written consent of C.E. UNTERBERG, TOWBIN. However, C.E. UNTERBERG, TOWBIN may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to the Lock-Up Agreements. Any such release could have a material adverse effect upon the market price of Landmark's Common Stock.


     Based on shares of Common Stock outstanding as of September 30, 1997 and assuming the date of this Prospectus is November 1, 1997, on the date of this Prospectus, 68,096 shares not subject to Lock-Up Agreements will be eligible for sale in the public market in reliance or Rule 144(k) and 49,170 shares will be eligible for sale in the public market beginning 90 days after the date of this Prospectus in reliance on Rule 701. Upon expiration of the Lock-Up Period, 7,542,895 shares will be eligible for sale in the public market subject to compliance with Rule 144 or Rule 701, of which 7,324,237 are held by affiliates of the Company and will be subject to the volume and other resale limitations of Rule 144, other than the one-year holding period. The remaining 218,658 shares not held by Affiliates will be freely tradeable after expiration of the Lock-Up Period. On September 30, 1997, options to acquire a total of 2,915,259 shares of Common Stock were outstanding. Of this amount, options to acquire 2,242,186 shares are subject to Lock-Up Agreements, and options to acquire the remaining 673,073 shares are not subject to the Lock-Up Agreements and will be eligible for sale in the public market beginning 90 days after the date of this Prospectus, subject to applicable vesting requirements and compliance with the Securities Act and applicable state securities laws.

     The Company intends to file a registration statement on Form S-8 under the Securities Act (the "Form S-8") covering approximately 3,920,603 shares issued or reserved under its stock incentive and stock purchase plans. Of the shares covered by the Form S-8, 986,541 shares are subject to vested options as of September 30, 1997. Of these options, options to acquire 915,808 shares are subject to Lock-Up Agreements and options to acquire 70,734 shares are not subject to Lock-Up Agreements. The Form S-8 is expected to be filed approximately 90 days after the date of this Prospectus and will become effective automatically upon filing.

     Further, upon expiration of the Lock-Up Period, holders of approximately 7,316,293 shares of Common Stock will be entitled to certain demand and piggyback registration rights with respect to such shares. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have a material adverse effect on the market price of the Company's Common Stock. See "Description of Capital Stock -- Registration Rights" and "Shares Eligible for Future Sale."

     No Prior Public Market; Potential Volatility of Stock Price. Prior to this Offering, there has been no public market for the Company's Common Stock, and there can be no assurance that an active trading market will develop or be sustained after the Offering. The public offering price has been determined through negotiations among the Company, the Selling Stockholders and the representatives of the Underwriters based on several factors and may not be indicative of the market price of the Common Stock after the Offering. The market price of the shares of Common Stock is likely to be highly volatile and may be significantly affected by factors such as actual or anticipated fluctuations in the Company's results of operations, announcements of technological innovations or new products by the Company or its competitors, developments with respect to patents, copyrights or proprietary rights, conditions and trends in the mainframe and client/server computing environments and other technology industries, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the common stock of technology companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. See "Underwriting."

     Dilution. Investors participating in the Offering will incur immediate and substantial dilution. To the extent outstanding options or warrants to purchase Common Stock are exercised, there will be further dilution. See "Dilution" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Anti-Takeover Effects of Certain Charter Provisions. Landmark's Board of Directors has the authority to issue up to 8,000,000 shares of Preferred Stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders of the Company. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, also could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. After giving effect to the mandatory redemption of 54,944 shares of Series A Preferred Stock on November 1, 1997, Landmark currently has two series of Preferred Stock outstanding, including 855,165 shares of Series A Preferred Stock and 395,195 shares of Series B Preferred Stock. Upon completion of the Offering, all shares of Series A and Series B Preferred Stock will be converted into Common Stock and, as a result, no Preferred Stock will be outstanding after the Offering. The Company has no present intention to issue additional shares of Preferred Stock. In addition, certain provisions of the Company's Articles of Incorporation and Bylaws and of Virginia law could delay or make more difficult a merger, tender offer or proxy contest involving the Company. See "Management" and "Description of Capital Stock."

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the 2,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $9.00 per share are estimated to be approximately $15.9 million, after deducting the underwriting discount and estimated offering expenses.


     The Company intends to use the net proceeds of the Offering primarily for working capital and other general corporate purposes, including expansion of the Company's product development and sales and marketing efforts and potential acquisitions. The amounts actually expended by the Company for working capital purposes will vary significantly depending upon a number of factors, including future revenue growth, the amount of cash generated by the Company's operations and the progress of the Company's product development efforts. The principal purposes of the Offering include increasing the Company's equity capital, creating a public market for the Common Stock and facilitating future access by the Company to public equity markets. In addition, the Company may acquire or invest in complementary technologies, products or businesses to broaden or enhance the Company's current product offerings. However, the Company is not engaged in any negotiations and has no current or pending arrangements, agreements or understandings with respect to any such acquisition or investment. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Pending the uses described above, the net proceeds from the Offering will be invested in deposits with banks and in short-term investment grade, interest-bearing securities, including government obligations and money market instruments.

     The Company will not receive any proceeds from the sale of the shares of Common Stock offered by the Selling Stockholders. See "Principal and Selling Stockholders."

                                DIVIDEND POLICY

     The Company has never paid or declared any cash dividends and does not anticipate paying cash dividends on its Common Stock in the foreseeable future. The Company currently intends to retain its future earnings, if any, to fund the development and finance the growth of its business. The amount and timing of any future dividends will depend on general business conditions encountered by the Company, as well as the financial condition, earnings and capital requirements of the Company and such other factors as the Board of Directors (the "Board") may deem relevant. Pursuant to an agreement between the Company and the lender of its term note, the Company may not pay a cash dividend on the Common Stock without the consent of the lender so long as the term note is outstanding. The outstanding balance of the term note as of September 30, 1997 was $719,000 and is payable through January 1999.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of September 30, 1997 (i) on an actual basis after giving effect to the 3-for-2 split of the Company's Common Stock, (ii) on a pro forma basis after giving effect to the mandatory redemption on November 1, 1997 of 54,944 shares of Series A Preferred Stock and, upon the closing of the Offering, the conversion of the remaining 855,165 shares of Series A Preferred Stock into 648,500 shares of Common Stock, the conversion of 395,195 shares of Series B Preferred Stock into 592,793 shares of Common Stock and the lapse of the rights of the holders of the Redeemable Common Stock Instruments to require the Company to repurchase the Redeemable Common Stock Instruments, and (iii) as adjusted to reflect the receipt of the estimated net proceeds from the sale of 2,000,000 shares of Common Stock in the Offering at an assumed initial public offering price of $9.00 per share, after deducting the underwriting discount and estimated offering expenses.


                                                                  SEPTEMBER 30, 1997
                                                      -------------------------------------------
                                                        ACTUAL         PRO FORMA      AS ADJUSTED
                                                      -----------     -----------     -----------
Short-term debt.....................................  $   528,515     $   528,515     $   528,515
Long-term debt, net of current portion..............      190,588         190,588         190,588
Redeemable common stock instruments(1)..............    1,512,002              --              --
Mandatorily redeemable Series A Preferred Stock,
  $0.01 par value; 1,300,000 shares authorized;
  910,109 shares issued and outstanding, actual.....    6,211,494              --              --
Mandatorily redeemable Series B Preferred Stock,
  $0.01 par value; 1,580,779 shares authorized;
  395,195 shares issued and outstanding, actual.....    2,609,778              --              --
Stockholders' equity (deficit):
     Common Stock, $.01 par value; 30,000,000 shares
       authorized; 7,384,010 shares issued and
       outstanding, actual; 8,860,161 shares issued
       and outstanding, pro forma; 10,860,161 shares
       issued and outstanding, pro forma and as
       adjusted(2)..................................       73,840          88,602         108,602
     Additional paid-in capital.....................      993,981      10,937,500      26,772,500
     Accumulated deficit............................   (6,952,847)     (6,952,847)     (6,952,847)
     Foreign currency translation...................       25,483          25,483          25,483
                                                       ----------     -----------     -----------
     Total stockholders' equity (deficit)...........   (5,859,543)      4,098,738      19,953,738
                                                       ----------     -----------     -----------
          Total capitalization......................  $ 5,192,834     $ 4,817,841     $20,672,841
                                                       ==========     ===========     ===========


---------------
(1) The Redeemable Common Stock Instruments represent 234,858 shares of Common Stock and options to acquire 194,820 shares of Common Stock issued by the Company to certain employees pursuant to agreements whereby each holder has the right to require the Company to repurchase such shares at then current fair market value as determined by the Board. The right of holders of Redeemable Common Stock Instruments to require the Company to repurchase such shares automatically lapses on the closing of the Offering.

(2) Excludes shares of Common Stock reserved for future issuance pursuant to the Company's stock option plans, other option arrangements and an outstanding warrant. As of September 30, 1997, 4,372,622 shares were reserved for issuance under the Company's stock option plans, other option arrangements and an outstanding warrant, of which options and warrants to purchase 3,140,259 shares at a weighted average exercise price of $3.76 per share were outstanding. The sale of certain of these shares in the public market is limited by restrictions under the Securities Act and Lock-Up Agreements. See "Shares Eligible for Future Sale," "Management," and Notes 10 and 12 of Notes to Consolidated Financial Statements.

                                    DILUTION


     As of September 30, 1997, the pro forma net tangible book value of the Company (the "net tangible book value") was approximately $2,044,572, or $0.23 per share. Net tangible book value per share represents the amount of total tangible assets of the Company reduced by the amount of total liabilities, divided by the pro forma number of shares of Common Stock outstanding. After giving effect to the sale of 2,000,000 shares of Common Stock by the Company at an assumed initial public offering price of $9.00 per share and after deducting the underwriting discount and estimated offering expenses payable by the Company, the net tangible book value of the Company at September 30, 1997 would have been $17,899,572, or $1.65 per share. This represents an immediate increase in net tangible book value of $1.42 per share to existing stockholders and an immediate dilution of $7.35 per share to new investors purchasing Common Stock in the Offering. Dilution per share represents the difference between the price per share to be paid by new investors and the net tangible book value per share after the Offering. The following table illustrates this per share dilution.



    Assumed initial public offering price per share.......................           $9.00
                                                                                     -----
         Net tangible book value per share as of September 30, 1997.......  $0.23
         Net tangible book value per share attributable to new
          investors.......................................................   1.42
                                                                            -----
    Net tangible book value per share after the Offering..................            1.65
                                                                                     -----
    Dilution per share to new investors...................................           $7.35
                                                                                     =====


     The following table sets forth, as of September 30, 1997, the differences in the total consideration paid and the average price per share paid by the Company's existing stockholders and the purchasers of shares in the Offering (at an assumed initial public offering price of $9.00 per share):

                                      SHARES PURCHASED          TOTAL CONSIDERATION        AVERAGE
                                   ----------------------     -----------------------       PRICE
                                     NUMBER       PERCENT       AMOUNT        PERCENT     PER SHARE
                                   ----------     -------     -----------     -------     ---------
    Existing stockholders........   8,860,161       81.6%     $ 3,302,606       15.5%       $0.37
    New investors................   2,000,000       18.4%      18,000,000       84.5%        9.00
                                   ----------      -----      -----------      -----
              Total..............  10,860,161      100.0%     $21,302,606      100.0%
                                   ==========      =====      ===========      =====

---------------

     The above computations assume the pro forma adjustments described in "Capitalization" and no exercise of options or warrants after September 30, 1997. At September 30, 1997, there were outstanding options and warrants to purchase an aggregate of 3,140,259 shares of Common Stock at a weighted average exercise price of $3.76 per share. If all of such options and warrants were exercised, the net tangible book value of the Company as of September 30, 1997 would have been $13,845,614 or $1.15 per share, the increase in net tangible book value to existing stockholders would have been $0.97 per share and the dilution in net tangible book value to purchasers of Common Stock in the Offering would have been $6.88 per share. See "Capitalization,"
"Management -- Executive Compensation," "Management -- Stock Option Plans" and Notes 10 and 12 of Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected financial data of the Company are qualified by reference to and should be read in conjunction with the Consolidated Financial Statements and Notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere herein. The consolidated statements of operations data for the years ended December 31, 1994, 1995 and 1996 and the consolidated balance sheet data at December 31, 1995 and 1996 are derived from, and are qualified by reference to, Consolidated Financial Statements of the Company which were audited by Price Waterhouse LLP and are included elsewhere in this Prospectus. The consolidated statements of operations data for the years ended December 31, 1992 and 1993 and the consolidated balance sheet data at December 31, 1992, 1993 and 1994 are derived from the Company's audited financial statements not included in this Prospectus. The data at September 30, 1997 and for the nine month periods ended September 30, 1996 and 1997 are derived from the Company's unaudited financial statements for such periods and, in the opinion of the Company's management, contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position at September 30, 1997 and the results of operations for such interim periods.

                                                                                                           NINE MONTHS
                                                           YEAR ENDED DECEMBER 31,                     ENDED SEPTEMBER 30,
                                           -------------------------------------------------------     -------------------
                                            1992        1993        1994        1995        1996        1996        1997
                                           -------     -------     -------     -------     -------     -------     -------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Revenues
    License revenues.....................  $13,221     $11,643     $11,268     $10,392     $11,268     $ 7,524     $10,549
    Services revenues....................   18,684      18,860      21,406      24,068      25,288      18,676      19,828
                                           -------     -------     -------     -------     -------     -------     -------
         Total revenues..................   31,905      30,503      32,674      34,460      36,556      26,200      30,377
Cost of revenues.........................    6,878       7,267       7,844       7,663       8,913       7,015       4,332
                                           -------     -------     -------     -------     -------     -------     -------
    Gross profit.........................   25,027      23,236      24,830      26,797      27,643      19,185      26,045
                                           -------     -------     -------     -------     -------     -------     -------
Operating expenses
    Sales and marketing..................   10,819      13,219      11,716      13,092      11,671       8,522      10,275
    Product research and development.....    7,539       7,780       9,094      12,490      13,924      10,773      10,079
    General and administrative...........    7,528       7,319       7,800       6,872       4,776       3,501       3,970
                                           -------     -------     -------     -------     -------     -------     -------
         Total operating expenses........   25,886      28,318      28,610      32,454      30,371      22,796      24,324
                                           -------     -------     -------     -------     -------     -------     -------
Operating (loss) income..................     (859)     (5,082)     (3,780)     (5,657)     (2,728)     (3,611)      1,721
Net interest and other income............    1,537      12,059         701         548         713         596         317
                                           -------     -------     -------     -------     -------     -------     -------
Income (loss) before income taxes........      678       6,977      (3,079)     (5,109)     (2,015)     (3,015)      2,038
Provision for (benefit from) income
  taxes..................................      274       2,651      (1,158)       (940)       (813)     (1,118)        816
                                           -------     -------     -------     -------     -------     -------     -------
Net income (loss)........................  $   404     $ 4,326     $(1,921)    $(4,169)    $(1,202)    $(1,897)    $ 1,222
                                           =======     =======     =======     =======     =======     =======     =======
Pro forma primary net income (loss) per
  share (1)..............................                                                  $ (0.13)    $ (0.20)    $  0.12
Shares used to compute pro forma primary
  net income (loss) per share (1)........                                                    9,480       9,480      10,253
OTHER FINANCIAL DATA:
EBITDA (2)...............................  $ 2,859     $  (999)    $   406     $(1,700)    $ 3,138     $ 1,214     $ 4,034
Cash flow from operations................  $ 6,552     $ 9,876     $ 1,311     $  (362)    $ 4,144     $ 3,443     $ 4,125

                                                                        DECEMBER 31,
                                                   -------------------------------------------------------   SEPTEMBER 30,
                                                    1992        1993        1994        1995        1996         1997
                                                   -------     -------     -------     -------     -------   -------------
                                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents........................  $   677     $ 1,197     $   800     $   316     $   339      $ 4,168
Working capital (deficit)........................   (7,327)     (3,160)     (1,544)     (5,985)     (4,138)      (2,578)
Total assets.....................................   28,294      31,487      33,172      31,479      25,076       28,635
Long-term debt (less current portion)............       18           4          --       1,084         592          191
Redeemable Common Stock Instruments..............      261         311         319       1,049         704        1,512
Mandatorily redeemable preferred stock...........    6,500       5,391       5,391       5,865       5,865        8,821
Stockholders' (deficit) equity...................   (1,313)      1,852        (204)     (4,915)     (6,290)      (5,860)

---------------
(1) See Note 2 of Notes to Consolidated Financial Statements for an explanation of the method used to determine the number of shares used to compute pro forma primary net income (loss) per share.

(2) EBITDA represents earnings before net interest and other income, income taxes, depreciation and amortization expense. EBITDA does not represent cash flows as defined by generally accepted accounting principles and does not necessarily indicate that cash flows are sufficient to fund all the Company's cash needs. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations or other measures of liquidity determined in accordance with generally accepted accounting principles. EBITDA may not be comparable to other similarly titled measures of other companies.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Landmark commenced operations in 1983 with the release of its first product, a performance monitor for IBM's on-line transaction processing system, CICS. Since 1983, the Company has introduced a number of additional performance management products for a variety of mainframe computing environments. In 1993, financed by the sale of a complementary product line to another software vendor, Landmark broadened the scope of the environments supported by its performance management products when it released products which operate in certain client/server computing environments. Since inception, the Company has financed its product development activities using cash generated from operations and term and revolving credit facilities.

     During 1996, Landmark re-focused its development efforts in support of client/server computing environments with the goal of introducing new and enhanced products, broader platform coverage and additional functionality. In addition, the Company increased its mainframe development activities, commencing several new product offerings. Concurrent with these development investments, the Company's management implemented several initiatives to improve Landmark's financial performance, including re-negotiation of property leases and employee benefit plans and tighter cost controls. The Company also refined its sales and marketing strategy, particularly related to its client/server products, and accelerated the amortization of capitalized software costs to reflect the increasingly rapid pace of technology change in the software industry. These efforts resulted in increased license revenues, increased cost of license revenues, reduced operating expenses and improved operating results beginning in 1996.

     The Company derives its revenues from software licensing and related services. Service revenues include fees for software maintenance and support, consulting and training provided by the Company. The Company's maintenance fees have provided a stable and recurring revenue stream due to relatively high maintenance renewal rates, which have exceeded 90% each year since inception. Service revenues were $21.4 million, $24.1 million and $25.3 million, or 65.5%, 69.8% and 69.2% of total revenues, in 1994, 1995 and 1996, respectively.

     Revenues are recognized in accordance with AICPA Statement of Position 91-1, "Software Revenue Recognition." Accordingly, sales of perpetual software licenses are recognized as license revenues when performance under the related contract is completed, collection is probable and no significant vendor obligations remain. Service revenues, which primarily consist of maintenance fees collected prior to the performance of the related services, are recorded as deferred revenue and recognized ratably over the period during which the services are performed, generally twelve months.

     In certain instances, primarily where the Company is replacing its competitors' mainframe products, the Company enters into a long-term payment arrangement with a licensee. Under this type of arrangement, licensees may pay the license fees plus service fees over a three to five year period, generally in annual installments. If collectibility by the Company is probable, the Company recognizes the present value of the contracted stream of payments as an unbilled receivable in its financial statements. Of this amount, the Company recognizes the underlying license fee as license revenues and defers the underlying service fees. As installments are invoiced to the licensee in accordance with the payment arrangement, the Company reflects a reduction in its unbilled receivable and an increase in its accounts receivable. In addition, the Company records service revenues over the related maintenance service period. Historically, the Company has not granted concessions nor experienced any significant bad debts associated with these long-term arrangements.

     The Company accounts for its software development activities in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Cost of Computer Software to be Sold, Leased or Otherwise Marketed." The Company capitalizes significant development costs incurred subsequent to the point of demonstrated technological feasibility and up to the time the product is available for release to customers. Effective January 1, 1996, the Company prospectively decreased the estimated economic life of its capitalized software products from three to five years to 18 months. This reduction in estimated economic life is considered by management to be necessary in light of (i) the increasingly rapid pace of change in technology in the market, (ii) the changes implemented by management in early 1996 regarding the Company's pace of development efforts and product enhancements and introductions, (iii) the fact that shortened development cycles do not afford the opportunity to use a detail program design, and (iv) the increased need for the Company to constantly update its products for the latest technological innovations. Amortization expense recorded in 1996 and the nine months ended September 30, 1997 would have been $2.3 million lower and $610,000 higher, respectively, if this change had not been made. The effect of the change was to decrease net income in 1996 by $1.5 million ($0.15 per share) and increase net income for the nine months ended September 30, 1997 by $370,000 ($0.03 per share).

     The Company classifies revenue transactions occurring within the United States and Canada as "North American" transactions and all other transactions as "international" transactions. The Company records international revenues net of commissions paid to distributors. International revenue transactions are denominated in local currencies. Revenues generated by the Company's international distributors are translated into U.S. dollars at the time the transaction occurs. The Company has not sustained material foreign currency exchange losses, and presently does not attempt to hedge its exposure to fluctuations in foreign currency exchange rates. International revenues generated by the Company during 1994, 1995 and 1996 totaled $9.0 million, $11.2 million and $11.8 million, respectively, contributing 27.6%, 32.4% and 32.4% of total revenues in 1994, 1995 and 1996, respectively.

     The Company replaced certain of its international distributors with direct international operations through wholly owned subsidiaries in Australia and Southeast Asia effective January 1, 1995, in Spain effective April 1, 1996, and in Austria, the Benelux countries, Germany and Switzerland effective January 1, 1997. The Company's direct international operations contributed $1.2 million and $1.8 million in revenues in 1995 and 1996, respectively.

RESULTS OF OPERATIONS

     The following table sets forth the Company's Consolidated Statements of Operations expressed as percentages of total revenues for the periods indicated:

                                                                                NINE MONTHS
                                                                                   ENDED
                                               YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                             ---------------------------      ----------------
                                             1994       1995       1996       1996       1997
                                             -----      -----      -----      -----      -----
    Revenues
         License revenues..................   34.5%      30.2%      30.8%      28.7%      34.7%
         Service revenues..................   65.5       69.8       69.2       71.3       65.3
                                             -----      -----      -----      -----      -----
              Total revenues...............  100.0      100.0      100.0      100.0      100.0
                                             -----      -----      -----      -----      -----
    Cost of revenues
         Cost of license revenues..........   13.6       12.4       15.8       17.9        6.3
         Cost of service revenues..........   10.4        9.8        8.6        8.9        8.0
                                             -----      -----      -----      -----      -----
              Total cost of revenues.......   24.0       22.2       24.4       26.8       14.3
                                             -----      -----      -----      -----      -----
         Gross profit......................   76.0       77.8       75.6       73.2       85.7
                                             -----      -----      -----      -----      -----
    Operating expenses
         Sales and marketing...............   35.9       38.0       31.9       32.5       33.8
         Product research and
           development.....................   27.8       36.3       38.1       41.1       33.2
         General and administrative........   23.9       19.9       13.1       13.4       13.0
                                             -----      -----      -----      -----      -----
              Total operating expenses.....   87.6       94.2       83.1       87.0       80.0
                                             -----      -----      -----      -----      -----
    Operating (loss) income................  (11.6)     (16.4)      (7.5)     (13.8)       5.7
    Net interest and other income..........    2.2        1.6        2.0        2.3        1.0
                                             -----      -----      -----      -----      -----
    (Loss) income before income taxes......   (9.4)     (14.8)      (5.5)     (11.5)       6.7
    (Benefit from) provision for income
      taxes................................   (3.5)      (2.7)      (2.2)      (4.3)       2.7
                                             -----      -----      -----      -----      -----
    Net (loss) income......................   (5.9)%    (12.1)%     (3.3)%     (7.2)%      4.0%

NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997

     Total revenues. Total revenues increased 15.9% from $26.2 million for the nine months ended September 30, 1996, to $30.4 million for the nine months ended September 30, 1997. The increase was attributable to increases in both license and service revenues.

     License revenues. License revenues increased 40.2% from $7.5 million for the nine months ended September 30, 1996, to $10.5 million for the nine months ended September 30, 1997. The increase in license revenues is attributable to increased customer acceptance of existing products, impacted by additional personnel involved in direct sales activities, the introduction of new products and product enhancements, and the commencement of direct operations in Austria, the Benelux countries, Germany and Switzerland on January 1, 1997.

     Service revenues. Service revenues increased 6.2% from $18.7 million for the nine months ended September 30, 1996, to $19.8 million for the nine months ended September 30, 1997. This increase is a result of growth in North American service revenues, due to normal price increases and maintenance renewals on prior year's license transactions, which were partially offset by reduced international service revenues.

     Cost of license revenues. Cost of license revenues includes amortization of capitalized software costs, product royalties, materials and packaging expenses. Costs of license revenues were $4.7 million and $1.9 million for the nine months ended September 30, 1996 and 1997, respectively, representing 62.3% and 18.0% of license revenues, respectively. The decrease of $2.8 million is attributable to a reduction in the amortization expense from $4.1 million to $1.0 million for the nine months ended September 30, 1996 and 1997, respectively, partially offset by amortization, beginning in 1997, of the intangible assets acquired from the Company's former distributor in Austria, the Benelux countries, Germany, and Switzerland. The decrease in amortization expense is due to the completion of amortization on certain capitalized software costs recorded by the Company in prior years.

     Cost of service revenues. Cost of service revenues consists of personnel and related costs for customer support, training and consulting services. Costs of service revenues were $2.3 million and $2.4 million for the nine months ended September 30, 1996 and 1997, respectively, representing 12.5% and 12.3% of service revenues.

     Sales and marketing. Sales and marketing includes personnel and related costs for the Company's direct sales organization, marketing staff and promotional expenses. Sales and marketing expenses were $8.5 million and $10.3 million for the nine months ended September 30, 1996 and 1997, respectively, representing 32.5% and 33.8% of total revenues. The increase of $1.8 million is attributable to the expansion of the North American and international direct sales forces and the creation of the telesales organization within the North American sales force, offset by a reduction in costs of marketing personnel.

     Product research and development. Product research and development includes personnel and related costs for the Company's development staff. Product research and development expenses were $10.8 million and $10.1 million for the nine months ended September 30, 1996 and 1997, respectively, representing 41.1% and 33.2% of total revenues. The decrease of $700,000 is comprised of a reduction in the Company's investment in client/server product development and a reduction in office and technical support expenses, offset by an increase in the Company's investment in mainframe product development and a reduction in the amount of development costs qualifying for capitalization.

     General and administrative. General and administrative includes salaries and related costs of administration, finance and management personnel, as well as legal and accounting fees. General and administrative expenses were $3.5 million and $4.0 million for the nine months ended September 30, 1996 and 1997, respectively, representing 13.4% and 13.0% of total revenues. The increase of $500,000 is a result of the favorable settlement in 1996 of an estimated lease obligation accrued in a prior year, which reduced 1996 expenses by $350,000, and the recording in 1997 of $570,000 in stock compensation expense, offset by the impact of management's cost containment efforts.

     Net interest and other income. Net interest and other income includes interest recorded on installment receivables, interest income earned by the Company on its excess cash balances, interest expense incurred on term and revolving credit facilities, and exchange gains (losses) incurred by the Company on foreign exchange transactions. The amount for the nine months ended September 30, 1996 included interest received on a federal tax refund.

     Provision for income taxes. The Company records interim period tax provisions utilizing management's estimate of the approximate effective tax rate for the year. The Company recorded interim tax provisions of 37.1% and 40.0% for the nine months ended September 30, 1996 and 1997, respectively.

FISCAL 1994, 1995 AND 1996

     Total revenues. Total revenues increased 5.5% from $32.7 million in 1994 to $34.5 million in 1995, and increased 6.1% to $36.6 million in 1996. Increases in service revenues from 1994 to 1995 were partially offset by reductions in license revenues during this period; from 1995 to 1996, both license revenues and service revenues increased.

     License revenues. License revenues decreased 7.8% from $11.3 million in 1994 to $10.4 million in 1995, and increased 8.4% to $11.3 million in 1996. The decline in 1995 license revenues was a result of a temporary decline in sales of the Company's mainframe products, impacted by reduced emphasis on these products by the Company's direct sales force as the Company increased its focus on the client/server market. The increase in 1996 license revenues reflects a focusing of the Company's direct sales force on larger dollar amount transactions, and greater success in selling additional products to existing customers.

     Service revenues. Service revenues increased 12.4% from $21.4 million in 1994 to $24.1 million in 1995, and increased 5.1% to $25.3 million in 1996. Service revenues were impacted by customer maintenance renewals, the volume of prior year's license sales, and the effects of increases in the Company's maintenance prices.

     Cost of license revenues. Costs of license revenues were $4.5 million, $4.3 million and $5.8 million in 1994, 1995 and 1996, respectively, representing 39.5%, 41.3% and 51.3% of license revenues. The decline of $200,000 from 1994 to 1995 is attributable to a 1994 royalty charge of $560,000 resulting from the re-negotiation of prior year obligations, offset by a 1995 write-off of $510,000 of previously capitalized software costs after management concluded such amount was not recoverable. The increase of $1.5 million from 1995 to 1996 is the result primarily of increased amortization of capitalized software costs and, to a lesser extent, of product royalties on client/server products which vary with revenues generated.

     Amortization of capitalized software costs totaled $3.2 million, $3.1 million and $4.8 million in 1994, 1995 and 1996, respectively. The increase between 1995 and 1996 principally is a result of the reduction, effective January 1, 1996, of the estimated economic life of capitalized software products. Amortization expense recorded in 1996 would have been $2.3 million lower without this change.

     Cost of service revenues. Costs of service revenues were $3.4 million, $3.4 million and $3.1 million in 1994, 1995 and 1996, respectively, representing 15.8%, 14.0% and 12.4% of service revenues. In 1995, reductions in personnel deployed in the Company's technical support center were offset by increased costs associated with the Company's commencement of direct international operations in Australia and Southeast Asia. The decline of $300,000 from 1995 to 1996 is a result of further reductions in personnel deployed in the Company's technical support center and reduced office and other support costs, offset by increased costs associated with the Company's commencement of direct international operations in Spain.

     Sales and marketing. Sales and marketing expenses were $11.7 million, $13.1 million and $11.7 million in 1994, 1995 and 1996 respectively, representing 35.9%, 38.0% and 31.9% of total revenues. The $1.4 million increase in these expenses from 1994 to 1995 was primarily a result of the Company's commencement of direct international operations in Australia and Southeast Asia. The $1.4 million decrease from 1995 to 1996 resulted from elimination of several sales and marketing programs, consolidation of functions previously spread over several groups, and reduced office and other support costs.

     Product research and development. Product research and development expenses were $9.1 million, $12.5 million and $13.9 million in 1994, 1995 and 1996, respectively, representing 27.8%, 36.3% and 38.1% of total revenues. The increase from 1994 to 1995 is a result of significant increases in resources deployed for the development of the Company's client/server products and reductions in the amount of software development costs qualifying for capitalization. The increase in product research and development expenses from 1995 to 1996 reflects increased investments in both mainframe and client/server products and reductions in the amount of software development costs capitalized.

     The Company capitalized software development costs of $1.5 million, $1.1 million and $730,000 in 1994, 1995 and 1996, respectively. The effect of capitalization of software development costs is to reduce the current period expenses by such amounts.

     General and administrative. General and administrative expenses were $7.8 million, $6.9 million and $4.8 million in 1994, 1995 and 1996, respectively, representing 23.9%, 19.9% and 13.1% of total revenues. The decline from 1994 to 1995 is a result of the impact of several charges recorded by the Company in 1994, including a $780,000 reserve for a lease obligation and $1.0 million paid to a former international distributor to resolve a dispute regarding the termination of the distribution agreement. The 1995 expenses include $770,000 in stock compensation expense, offset by a credit for the favorable resolution of certain previously accrued obligations. The decline from 1995 to 1996 is a result of the Company's cost control efforts including reductions in general management and legal expenses, reduced severance costs, the favorable settlement in 1996 of an estimated lease obligation accrued in a prior year, and a reversal of accruals relating to forfeitures of stock options.

     Net interest and other income. During the three year period ending December 31, 1996, these amounts were not material. The 1995 amount includes foreign exchange losses of $100,000 recorded during the year. The 1996 amount includes interest received on a federal tax refund.

     Provision for (benefit from) income taxes. The Company's effective rates were 37.6%, 18.4% and 40.3% for 1994, 1995 and 1996, respectively, and differ from the federal and state statutory income tax rate primarily as a result of the adjustments of valuation allowances to reflect management's judgment as to whether certain tax credit carryforwards would expire before utilization by the Company, and as to the likelihood that foreign subsidiary net operating losses would not be recovered.

QUARTERLY RESULTS

     The following tables set forth consolidated statements of operations data for each of the eight quarters ended September 30, 1997, both in dollar amounts and as percentages of total revenues represented by each item of the respective quarter. This information has been derived from unaudited consolidated financial statements that, in the opinion of management, reflect all adjustments (consisting only of normal recurring accruals) necessary to fairly present this information when read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. The results of operations for any quarter are not necessarily indicative of the results to be expected for any future period.

                                                                      THREE MONTHS ENDED
                                  -------------------------------------------------------------------------------------------
                                  DEC 31,     MAR 31,     JUN 30,     SEP 30,     DEC 31,     MAR 31,     JUN 30,     SEP 30,
                                   1995        1996        1996        1996        1996        1997        1997        1997
                                  -------     -------     -------     -------     -------     -------     -------     -------
                                                                        (IN THOUSANDS)
Revenues
    License revenues..........     $4,112      $1,847     $2,909      $2,768      $3,744      $3,513      $3,319      $ 3,717
    Service revenues..........      5,972       6,201      6,324       6,151       6,612       6,482       6,641        6,705
                                  --------    --------    ------      ------      -------     ------      ------      -------
        Total revenues........     10,084       8,048      9,233       8,919      10,356       9,995       9,960       10,422
                                  --------    --------    ------      ------      -------     ------      ------      -------
Cost of revenues
    Cost of license
      revenues................        944       1,643      1,594       1,451       1,087         640         652          607
    Cost of service
      revenues................        885         789        770         768         811         782         833          818
                                  --------    --------    ------      ------      -------     ------      ------      -------
        Total cost of
          revenues............      1,829       2,432      2,364       2,219       1,898       1,422       1,485        1,425
                                  --------    --------    ------      ------      -------     ------      ------      -------
    Gross profit..............      8,255       5,616      6,869       6,700       8,458       8,573       8,475        8,997
                                  --------    --------    ------      ------      -------     ------      ------      -------
Operating expenses
    Sales and marketing.......      3,931       2,680      2,995       2,847       3,149       3,366       3,373        3,536
    Product research and
      development.............      3,674       3,729      3,811       3,233       3,151       3,231       3,457        3,391
    General and
      administrative..........      1,615       1,492        816       1,193       1,275       1,398       1,500        1,072
                                  --------    --------    ------      ------      -------     ------      ------      -------
        Total operating
          expenses............      9,220       7,901      7,622       7,273       7,575       7,995       8,330        7,999
                                  --------    --------    ------      ------      -------     ------      ------      -------
Operating (loss) income.......       (965)     (2,285)      (753)       (573)        883         578         145          998
Net interest and other
  income......................         18         395        139          62         117          18         138          161
                                  --------    --------    ------      ------      -------     ------      ------      -------
(Loss) income before income
  taxes.......................       (947)     (1,890)      (614)       (511)      1,000         596         283        1,159
(Benefit from) provision for
  income taxes................        387        (701)      (228)       (189)        305         239         113          464
                                  --------    --------    ------      ------      -------     ------      ------      -------
Net (loss) income.............    $(1,334)    $(1,189)    $ (386)     $ (322)     $  695      $  357      $  170      $   695
                                  ========    ========    ======      ======      =======     ======      ======      =======

                                                                       THREE MONTHS ENDED
                                   -------------------------------------------------------------------------------------------
                                   DEC 31,     MAR 31,     JUN 30,     SEP 30,     DEC 31,     MAR 31,     JUN 30,     SEP 30,
                                    1995        1996        1996        1996        1996        1997        1997        1997
                                   -------     -------     -------     -------     -------     -------     -------     -------
Revenues
    License revenues...........      40.8%       22.9%       31.5%       31.0%       36.2%       35.1%       33.3%       35.7%
    Service revenues...........      59.2        77.1        68.5        69.0        63.8        64.9        66.7        64.3
                                   ------      ------      ------      ------      ------      ------      ------      ------
        Total revenues.........     100.0       100.0       100.0       100.0       100.0       100.0       100.0       100.0
                                   ------      ------      ------      ------      ------      ------      ------      ------
Cost of revenues
    Cost of license revenues...       9.4        20.4        17.3        16.3        10.5         6.4         6.5         5.8
    Cost of service revenues...       8.8         9.8         8.3         8.6         7.8         7.8         8.4         7.9
                                   ------      ------      ------      ------      ------      ------      ------      ------
        Total cost of
          revenues.............      18.2        30.2        25.6        24.9        18.3        14.2        14.9        13.7
                                   ------      ------      ------      ------      ------      ------      ------      ------
    Gross profit...............      81.8        69.8        74.4        75.1        81.7        85.8        85.1        86.3
                                   ------      ------      ------      ------      ------      ------      ------      ------
Operating expenses
    Sales and marketing........      39.0        33.3        32.4        31.9        30.4        33.7        33.9        33.9
    Product research and
      development..............      36.4        46.3        41.3        36.2        30.4        32.3        34.7        32.5
    General and
      administrative...........      16.0        18.5         8.8        13.4        12.3        14.0        15.1        10.3
                                   ------      ------      ------      ------      ------      ------      ------      ------
        Total operating
          expenses.............      91.4        98.1        82.5        81.5        73.1        80.0        83.7        76.7
                                   ------      ------      ------      ------      ------      ------      ------      ------
Operating (loss) income........      (9.6)      (28.3)       (8.1)       (6.4)        8.6         5.8         1.4         9.6
Net interest and other
  income.......................       0.2         4.9         1.5         0.7         1.1         0.2         1.3         1.5
                                   ------      ------      ------      ------      ------      ------      ------      ------
(Loss) income before income
  taxes........................      (9.4)      (23.4)       (6.6)       (5.7)        9.7         6.0         2.7        11.1
(Benefit from) provision for
  income taxes.................       3.8        (8.7)       (2.5)       (2.1)        2.9         2.4         1.1         4.4
                                   ------      ------      ------      ------      ------      ------      ------      ------
Net (loss) income..............     (13.2)%     (14.7)%      (4.1)%      (3.6)%       6.8%        3.6%        1.6%        6.7%
                                   ======      ======      ======      ======      ======      ======      ======      ======

     The Company has historically experienced a seasonal pattern in its license revenues, and expects this pattern to continue. Historically, the fourth quarter has higher license revenues than the other three quarters, and the second half of a year has higher license revenues than the first half. However, these patterns will be affected by events both within and outside of the Company's control, including economic conditions, the Company's new product release schedules and those of its competitors, the timing of customer expenditures, and the timing of delivery of new hardware platforms, operating systems and databases by third party vendors.

     Cost of license revenues historically has not fluctuated significantly with revenue. The expense level is primarily impacted by amortization of capitalized software costs. The amount of research and development costs being capitalized has been, and likely will continue to be, reduced due to the increasingly rapid pace of development and technological change. As a result, the relative amortization expense will, over time, be reduced and therefore have a positive impact on profits. From 1997 to 2000, cost of license revenues will be impacted by the amortization of the intangible assets acquired from the Company's former distributor in Austria, the Benelux countries, Germany and Switzerland. Cost of service revenues has not historically varied with revenue.

     Sales and marketing expenses vary both with revenue and as a result of changes in the Company's distribution strategy and approach. The Company believes further expansion of the Company's direct international operations will increase sales and marketing expenses. Product research and development expenses vary with the Company's level of investment in new products and the proportion of such investment which is capitalized by the Company. Beginning in late 1995 and continuing through mid-1996, as a result of the increasingly rapid changes in technology and anticipated demands of the Company's customers, the Company's investment in client/server product research and development increased significantly.

LIQUIDITY AND CAPITAL RESOURCES

     Through December 31, 1996, the Company financed its activities through cash flow generated by operations and through term and revolving credit facilities. In March and April 1997, the Company obtained $2.5 million in outside equity through the issuance of shares of Series B Preferred Stock and repaid in full the outstanding balance on its revolving credit facilities. As of September 30, 1997, the Company had cash and cash equivalents totaling $4.2 million. The Company's revolving credit facilities, which expired on June 30, 1997, have not been utilized by the Company since March 1997.

     As a result of significant non-cash expenses, such as depreciation and amortization, and the advanced billing and collection of annual maintenance fees, the Company has generated operating cash flow significantly in excess of its net income. During 1995, the Company's operating cash outflow totaled $360,000 on net losses of $4.2 million. During 1996, operating cash flow totaled $4.1 million on net losses of $1.2 million. During the nine months ended September 30, 1997, operating cash flow totaled $4.1 million on net income of $1.2 million.

     The Company's investing activities include primarily expenditures for fixed assets in support of the Company's product development activities and infrastructure, and for capitalized software costs. During 1995, the Company invested $2.2 million in fixed assets, consisting of computer equipment to expand and upgrade the Company's development environments and infrastructure. Continuing this program, the Company invested $730,000 in fixed assets in 1996 and $1.3 million in the nine months ended September 30, 1997. The Company expects to upgrade, on an ongoing basis, its development environments to meet changing customer and market requirements.

     The Company's investing activities also include amounts recorded as capitalized software. Of the total research and development expenditures of $10.6 million, $13.6 million, $14.7 million and $10.1 million for 1994, 1995, 1996 and the nine months ended September 30, 1997, $1.5 million, $1.1 million and $730,000 were capitalized for the years ended December 31, 1994, 1995 and 1996, respectively.

     In 1995, the Company borrowed $1.5 million under a term loan, with interest at 9% payable monthly and principal due in monthly installments of $47,700 beginning in February 1996 through January 1999, secured by fixed assets. The balance of this term loan at September 30, 1997 was $719,000. While in the past the Company has been in default on certain profitability and net worth covenants associated with its term loan and revolving credit facilities, the lender waived these defaults in each instance. No financial covenants currently govern the outstanding term note and the Company is in compliance with the non-financial covenants associated with the term note.

     On May 1, 1997 and on August 1, 1997, the Company made mandatory redemptions of Series A Preferred Stock each in the amount of $375,000. The Company will continue to make quarterly redemptions until the Series A Preferred Stock is either fully redeemed or converted to Common Stock. The Company paid $153,000 in 1995 and 1996, and $198,000 during the nine months ended September 30, 1997 in dividends to holders of its Series A Preferred Stock. Upon the closing of the Offering, all the outstanding Series A Preferred Stock will be converted to Common Stock.

     The Company has received a letter from the lender of its term note offering a commitment for a revolving credit facility. Although it has not accepted or rejected this offer and there can be no assurance that additional credit facilities will be available to the Company in amounts or on terms acceptable to the Company, the Company believes that it will be able to obtain credit facilities in the future.

     The Company believes that cash on hand at September 30, 1997, the net proceeds from the sale of shares of Common Stock in the Offering and cash flow generated from operations will provide sufficient liquidity to meet its needs for at least the next twelve months. To the extent the Company makes acquisitions of other companies, products or technologies, the Company may use working capital, sell additional equity or debt securities (which could result in dilution to the purchasers of the Common Stock offered hereby) or use credit facilities.

NEW ACCOUNTING PRONOUNCEMENTS

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 (SFAS 128) entitled "Earnings per Share". This statement establishes standards for computing and presenting earnings per share (EPS), simplifying previous standards for computing EPS and making them comparable to international standards. SFAS 128 replaces the presentation of primary EPS with a presentation of basic EPS, and requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures. Basic EPS excludes dilution and is computed by dividing income available for common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. SFAS 128 requires restatement of all prior period earnings per share presented, and is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. Early application of SFAS 128 is not permitted.

     The Company will adopt SFAS 128 for its December 31, 1997 financial statements and will restate all prior period EPS data. To illustrate the effect of adoption, the pro forma basic and diluted EPS for the year ended December 31, 1996, and for the nine months ended September 30, 1996 and 1997, are set forth below:

                                                                                NINE MONTHS
                                                            YEAR ENDED      ENDED SEPTEMBER 30,
                                                             DEC 31,      ------------------------
                                                               1996          1996          1997
                                                            ----------    ----------    ----------
        Pro forma basic (loss) earnings per share........    $ (0.13)      $  (0.20)      $   0.13
        Pro forma diluted (loss) earnings per share......    $ (0.13)      $  (0.20)      $   0.12

     In June 1997, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" and No. 131, "Disclosures about Segments of an Enterprise and Related Information." These statements become effective for the Company's 1998 financial statements. The Company is evaluating these statements to determine the impact on its reporting and disclosure requirements.

                                    BUSINESS

OVERVIEW

     Landmark is a leading provider of performance management software products which measure, analyze, report and predict performance for both mainframe and client/server computing environments. Landmark's PerformanceWorks product family is distinct in its ability to monitor the key components of a computing environment, provide early warning of potential system problems and enable effective planning for changes in the computing environment. The Company believes these capabilities improve user productivity, reduce computing costs, increase system availability and optimize use of system resources. Landmark's products address performance management across leading hardware platforms, operating systems from DEC, Hewlett-Packard, IBM, Microsoft and Sun and databases consisting of DB2, Oracle, SQL Server and Sybase. As of September 30, 1997, Landmark had licensed over 15,300 copies of its products to over 3,900 customers worldwide.

INDUSTRY BACKGROUND

     Businesses and other organizations are increasingly relying upon computer systems to run and manage their key business processes. These processes include transactions such as credit card validation, electronic commerce, point-of-sale processing, supply chain management and call center processing and fulfillment. In doing so, these organizations are able to compete more effectively by processing transactions more quickly and accurately, responding to customers more rapidly and achieving lower cost structures. Because of this increased reliance on computing resources to support business-critical applications, poor system performance or system failure can have an immediate and substantial impact on an organization's competitiveness and financial results.

     As computer systems are being used increasingly to gain competitive advantage, they are also becoming more complex. These systems may be comprised of a variety of inter-operable hardware platforms, operating systems, databases, networks and applications, each potentially from different vendors, deployed across widely dispersed geographical locations. Moreover, computing environments are increasingly dynamic -- users, hardware and software are often added, moved or changed, and new, business-critical applications are developed and deployed on an ongoing basis.

     As businesses place greater reliance on complex computer systems, the cost of suboptimal performance increases dramatically. For example, an operator at a catalog clothing company processing incoming telephone orders uses the system to enter customer information and the items ordered, check inventory and verify credit information. The operator waits for a system response after each step in this process. If the system experiences a degradation in response time, each order takes longer to process, fewer orders can be processed in a given amount of time, and potential customers have to wait longer before they can reach an operator and have their transactions completed. As the effect of a slowdown in system response time is compounded over tens or hundreds of operators, the overall impact could adversely affect the business' competitive advantage and market share.

     Performance management software can provide early warning and facilitate resolution of system problems by monitoring a system's key components, including the CPU, memory and storage, I/O, disk space, workload, operating system and network. Identifying and addressing system problems allows businesses to increase system availability, improve user productivity, reduce computing costs and limit the adverse business effects of system degradation. Performance management tools also enable organizations to model or predict system and application performance which improves the acquisition, development and implementation of new or changed applications and hardware.

     As a result of the increasing need to effectively manage complex computing environments, revenues from the overall system management software market are expected to rise to $17 billion by 2000, according to IDC. Performance management is the largest sector of this market and is expected by IDC to grow from $1.8 billion in 1996 to $3.1 billion by 2000. For the IBM mainframe operating environment, IDC estimates that worldwide performance management software revenues will grow from $1.1 billion in 1996 to $1.4 billion by 2000. For multi-user UNIX and Windows NT server operating environments, IDC estimates that worldwide performance management software revenues will grow from $400 million in 1996 to $1.2 billion by 2000.

     Landmark believes that businesses are seeking comprehensive performance management software products with the ability to support heterogeneous computing environments consisting of numerous types of applications and platforms. These products must be scalable to support the rapid growth of computing environments and flexible to accommodate the dynamic nature of these systems. Additionally, these products should automatically retrieve and manage performance data to produce useful information for system planning and management decision-making. This information should be accessible and relevant to real-time, recent past and historical analyses. Finally, these products should be easy to use, consume minimal computing resources and adhere to industry standards.

THE LANDMARK SOLUTION

     Landmark's PerformanceWorks product family enables businesses to optimize system performance and resource utilization while maintaining a high and consistent level of user productivity. Landmark's products provide the ability to transform raw data into useful information through an intelligent aggregation and automatic summarization process, which collects data on a continuous basis and generates summary information at prescribed intervals. This data can be measured against a variety of performance thresholds and easily formatted into understandable reports to facilitate the quick identification and resolution of performance problems. In addition, Landmark's products self-manage the collection, summarization and distribution of performance data, and consequently require minimal computing and personnel resources. As a result of this efficient gathering, storage and presentation of performance data, Landmark's products are scalable to accommodate system growth.

     Landmark's solutions are based on its "lifecycle" view of performance management and are designed to allow customers to address each stage of the application lifecycle: planning, development and production. Landmark views performance management as a continuous process in which each stage of the application lifecycle provides input and feedback for the next.

 [This picture shows three arrows, each identifying a stage in the application lifecycle, forming a circle. The activities performed at each stage of the lifecycle are identified.]

     Planning stage. Landmark's products are used to identify resource requirements and to establish appropriate service levels through modeling, trend analysis and load simulation (simulating use of computing resources at different percentage levels of total capacity).

     Development stage. Landmark's products perform application tuning (adjusting applications to optimize performance), assist in stress testing (simulation of maximum workloads on computing resources) and conduct resource impact analysis to assess application performance prior to deployment.

     Production stage. Landmark's products provide data collection, real-time monitoring and troubleshooting to provide optimal system operation.

     After the initial deployment is completed, the application lifecycle begins again with planning for additional deployments or modifications to the computing environment.

     Landmark's products address performance management across leading hardware platforms, operating systems from DEC, Hewlett-Packard, IBM, Microsoft and Sun and databases consisting of DB2, Oracle, SQL Server and Sybase. Each of Landmark's products has been developed to work with different configurations of system components from multiple vendors while providing comparable functionality across each platform.

     Through its maintenance and support program, Landmark offers its customers extensive technical support, including telephone consultation, product maintenance and product upgrades. Landmark also provides its customers with consulting and training services. Historically, over 90% of Landmark's customers have renewed their support and maintenance arrangements with the Company.

STRATEGY

     Landmark's objective is to strengthen its position as a worldwide leader in providing performance management software solutions by addressing customers' performance management needs throughout the application lifecycle. By establishing relationships at the beginning of the application lifecycle, the Company positions itself to continue providing products and services to the customer in the future.

     Landmark's strategy includes the following key elements:

          Enhance, Extend and Expand Performance Management Products. Landmark is leveraging its 14 years of experience providing performance management solutions to enhance the functionality of and extend the hardware platforms, operating systems and databases supported by existing mainframe and client/server products. In addition, the Company plans to develop new products providing performance management solutions in support of different application vendors. As a result of its relationships with major vendors of hardware platforms, operating systems and databases, Landmark is often selected to participate in beta testing of new products and upgrades. The Company believes that this early access to new technologies gives it a strategically important opportunity to upgrade its existing products and to develop new products. The Company plans to enhance, extend and expand its product offerings through internal development and through acquisitions. See "-- Grow Through Acquisitions and Partnering Arrangements."

          Capitalize on Large Installed Customer Base. As of September 30, 1997, Landmark had over 3,700 customers licensing performance management products for the mainframe environment and 200 customers licensing its client/server products. The Company expects to continue selling additional products to its current customers as they upgrade their computing systems by adding new hardware and software to address evolving business-critical needs. Landmark also plans to sell client/server products to existing mainframe customers who are expanding their computing environments to include distributed systems.

          Strengthen Worldwide Distribution Capability. Landmark provides performance management products and services to customers worldwide. In the United States and Canada, the Company employs a direct sales force comprised of field sales representatives and systems engineers. In January 1997, the Company established a telesales force to support and complement its North American field sales operations. The Company believes that the telesales force permits the field sales force to focus on account opportunities with major businesses involving larger dollar transactions, and on establishing and maintaining relationships with these organizations, thereby increasing the productivity of the direct sales effort. Although the majority of the Company's international sales are currently conducted through third party distributors, the Company has in place a direct sales force in Australia, the Benelux countries, Germany, Hong Kong, Spain and the U.K. Landmark intends to expand its world-wide distribution capability by growing its direct sales force and by establishing additional relationships and joint marketing programs with system integrators and original equipment manufacturers ("OEMs").

          Grow Through Acquisitions and Partnering Arrangements. Landmark intends to accelerate its growth by acquiring or licensing products and technologies that enhance or expand the Company's current product offerings. In addition, Landmark intends to selectively acquire or partner with companies offering complementary products and businesses. The Company believes that this growth strategy will allow it to enhance the functionality of its PerformanceWorks products, extend the number of platforms which the Company's products support and expand the number of products it offers. Although Landmark evaluates opportunities on an ongoing basis, it is not engaged in any negotiations and has no current or pending arrangements, agreements or understandings with respect to any acquisitions or investments.

TECHNOLOGY AND PRODUCTS

     The PerformanceWorks family of products is comprised of PerformanceWorks for MVS, PerformanceWorks for VSE, PerformanceWorks for UNIX and
PerformanceWorks for Windows NT. PerformanceWorks enables a user to monitor and analyze performance metrics in three different timeframes: real-time, recent-past and historical.

     - Real-time monitoring. Real-time monitoring allows users to view the current status of the computing environment. To do this, performance metrics are collected from throughout the system and displayed graphically at a single workstation. The real-time monitoring feature can be used as an early warning tool by establishing thresholds against which critical performance metrics are measured. If a metric or combination of metrics exceeds the established threshold, an alarm is generated to notify the user of a potential system or application problem. The user is then guided through increasingly detailed levels of performance data until the cause of the problem is identified. The user can then either solve the problem or an automated action can be triggered to correct the problem.

     - Recent-past monitoring. Recent-past monitoring displays the performance metrics collected within the past few minutes or hours. If a system has experienced a degradation in performance, recent-past monitoring can be used to review the performance metrics leading up to the occurrence of the problem to help identify its source and to facilitate a resolution. Recent-past monitoring can also be used to identify trends in system utilization and performance which may result in system errors. These trends can be used to predict and prevent future system problems.

     - Historical data analysis. Historical data analysis is used to review performance metrics collected over days, weeks and months to understand how system resources have been used and whether trends have developed which could lead to future performance problems. Landmark's products automatically store and aggregate performance data so users can quickly retrieve and view information over the desired period of time from multiple systems on one report.

     TECHNOLOGY. The technology underlying the PerformanceWorks family of products is based on a multi-tiered architecture which can be represented by a data collection layer, a core services layer and a user interface and external tools layer.

     [This picture provides a conceptual representation of PerformanceWorks architecture, showing user interface and external tools layer, core services layer and data collection layer.]

     Data Collection Layer. The data collection layer consists of PerformanceWorks agents, referred to as "SmartAgents," designed to collect performance data automatically for on-line analysis and historical data storage and to translate the data into useable information. SmartAgents are installed on each element in the computing environment for which performance metrics will be monitored and automatically collect performance data at set intervals. After collection, SmartAgents compare the collected information against defined thresholds. If any threshold is exceeded, the SmartAgent will generate a warning or error message.

     Core Services Layer. The core services layer is comprised of three key components: data management, data brokering and network services.

          Data Management. The data management component manages the storage and retention of performance data throughout the system and includes the following functionalities:

     - Data normalization gathers disparate performance data and normalizes it into common categories, such as CPU, memory, disk I/O, workload, disk space and network. Users can view similar performance data from different hardware platforms, operating systems and databases and easily make comparisons and draw conclusions.

     - Data summarization averages performance data into logical intervals of minutes, hours, days, weeks, months and years. Without time-consuming preparation, users can view data in various formats in order to identify trends quickly.

     - Data administration records all information in a data store, allowing users to manage and protect performance data. Data administration also provides efficient storage of collected performance data.

          Data Brokering. The data brokering component receives all incoming requests and routes them either to the appropriate SmartAgent for real-time data or to a data store for historical data without requiring that the end-user have knowledge of where these components are located.

          Network Services. The network services component provides a registry and look-up service that allows transmission of real-time, recent past and historical performance data from where it is collected to where it is used. Since the architecture of a distributed computing environment frequently changes with the addition or deletion of servers, applications and users, the registry is designed to communicate changes in system configuration automatically.

     Landmark supports third party applications and access to performance data by publishing detailed record formats and by providing application programming interfaces ("APIs") for standard Open Data Base Connectivity ("ODBC") applications and Simple Network Management Protocol ("SNMP") interface modules for industry leading systems and network management frameworks.

     User Interface and External Tools Layer. The user interface for PerformanceWorks allows users to view and analyze the status of their critical applications. Performance management data for each application can be viewed statistically and graphically to show consumption of system resources, proximity to critical threshold values and alarm situations requiring immediate attention. In addition, users can generate customized reports incorporating any combination of real-time, recent-past and historical performance data analyses. The available user interfaces operate using Motif (UNIX), Windows 95/NT (NT), OS/2 (MVS-NaviPlex) and 3270 (MVS and VSE).

     In addition to the user interfaces provided directly by Landmark's products, customers can also gain access to PerformanceWorks data through the use of external tools provided by third party vendors. Published record formats are utilized by third party vendor products such as Computer Associates MICS, Merrill Consultants MXG, IBM SNAPSHOT, SAS and BGS Systems Best/1. ODBC connectivity permits a multitude of applications, including Microsoft Excel and Lotus 1-2-3, to be used to process, analyze, and report on Landmark's performance data. In addition, SNMP integration modules allow PerformanceWorks products to operate within leading systems management frameworks including IBM Netview, Tivoli TME, Hewlett-Packard OpenView, Computer Associates Unicenter, Cabletron Spectrum and Sun Solstice.

     PRODUCTS. The ability to monitor performance metrics from each system component in a complex, heterogeneous computing environment is a key feature of Landmark's software, particularly because performance problems in these environments can originate from any one or a combination of components.

  [Illustration of components in a complex, heterogenous computing environment consisting of an application client, middleware, application server and relational database management system.]

     If applications running in a distributed environment are experiencing slow response time, the cause of the problem could be a memory problem on the distributed application server, a disk contention problem (where two or more applications are attempting to access the same data simultaneously) on the mainframe database server, an overloaded network, a poorly written application or any combination of these conditions. By monitoring performance data from each of the system components, Landmark's products are able to efficiently identify the source of the problem so a solution can be implemented quickly or the potential problem can be anticipated and avoided altogether by taking immediate corrective actions. The Company believes its users benefit from the ease of use, depth of metrics and diagnostic tools it provides, as well as the level of intelligent integration which allows enhanced manageability in production environments.

     Landmark's products are easily installed and implemented and generally do not require additional customization before the products can be used by the customer. The Company's products are also easily tailored so that the performance metrics, data retention standards and data storage locations are appropriate for each customer.

                 LANDMARK'S FAMILY OF PERFORMANCEWORKS PRODUCTS

------------------------------------------------------------------------------------------------------
                                          MVS                  VSE              UNIX       WINDOWS NT
------------------------------------------------------------------------------------------------------
Core Performance Monitor          MVS                  VSE                  HP-UX          Windows NT
                                  CICS/MVS             CICS/VSE             DEC            SQL Server
                                  CICS/ESA             VM Contention        IBM/AIX
                                  VTAM                 Monitor              SUN/OS
                                  DB2                                       Sun Solaris
                                  SQL/Capture                               Oracle
                                                                            Sybase
------------------------------------------------------------------------------------------------------
Capacity Planning                 Interface to third   Interface to third   Predictor
                                  party software       party software
------------------------------------------------------------------------------------------------------
User Interface                    NaviGraph            NaviGraph            SmartStation   SmartStation
                                  NaviPlex
------------------------------------------------------------------------------------------------------
Integrated Interfaces             SNMP                                      SNMP           SNMP
                                  Vendor API's                              ODBC           ODBC
------------------------------------------------------------------------------------------------------
Number of licenses (as of
  September 30, 1997)                           6,500                1,900          5,900        1,000
------------------------------------------------------------------------------------------------------
Average transaction size (during
  the nine months ended
  September 30, 1997)                         $60,500              $14,100        $26,500      $33,300
------------------------------------------------------------------------------------------------------

     The Company derived 93.0%, 90.3%, 89.2% and 87.8% of its revenues from mainframe products and services in fiscal years 1994, 1995, and 1996 and the nine months ended September 30, 1997, respectively. See "Risk
Factors -- Dependence on Certain Products."

     PerformanceWorks for MVS. PerformanceWorks for MVS is Landmark's integrated set of performance management tools for use in the MVS environment and consists of The Monitor for CICS, The Monitor for DB2, The Monitor for MVS, The Monitor for VTAM, NaviGraph and NaviPlex. Landmark's family of MVS products provide a complete solution for optimizing and monitoring environments running the MVS operating system.

          The Monitor products support data collection in the mainframe environment for real-time, recent-past and historical performance management monitoring. Each of these products incorporates Landmark's Navigate technology which provides intelligent transfer of control from one monitor to another, facilitating intuitive problem solving.

          NaviGraph provides users with a graphical display of the performance of key applications and system resources. NaviGraph is an easy-to-use, Windows-based display providing a single point of access and control for monitoring and analysis of the data collected by The Monitor products.

          NaviPlex is designed for IBM's Parallel Sysplex technology which introduces to mainframe environments performance complexities similar to those of a distributed processing environment. NaviPlex consolidates performance information from all MVS system environments into a single workstation for managing performance issues, handling exception conditions and trending information.

     PerformanceWorks for VSE. PerformanceWorks for VSE is similar to PerformanceWorks for MVS in terms of the performance management functionality. PerformanceWorks for VSE includes The Monitor for VSE, The Monitor for CICS, NaviGraph and VM Contention Monitor.

     PerformanceWorks for UNIX. PerformanceWorks for UNIX is Landmark's integrated set of performance management tools for use in the UNIX environment and consists of SmartAgent for UNIX, SmartAgent for Oracle, SmartAgent for Sybase, SmartStation and Predictor.

          SmartAgent for UNIX, SmartAgent for Oracle and SmartAgent for Sybase provide collection of performance metrics for each UNIX operating system and database supported. Specific metrics collected vary with the individual platforms. SmartAgents employ the Core Services features of the PerformanceWorks architecture to manage, analyze and present performance data across tens or hundreds of locations operating with hundreds or thousands of servers.

          SmartStation provides a central control point to access performance information collected by SmartAgents. Information is presented in easy-to-understand charts, graphs, reports and gauges. Alarms warn of potential system problems before they become serious. SmartStation provides a complete set of pre-configured reports and graphics which can be tailored to users' specific needs. Users can also define exception conditions, and SmartStation will provide an alarm when performance thresholds are exceeded. The alarms provide the user with an explanation of the error, sending notifications through email systems, alphanumeric pagers and management platforms. In addition, the alarms can be configured to take corrective actions automatically.

          Predictor is a capacity planning tool designed to help planners in determining the types and quantities of new equipment and software required to handle increased system utilization and performance requirements. Based on the performance metrics stored for historical data analysis, Predictor can predict the impact of adding new applications, modifying an existing application, removing an application, adding users, changing the server hardware configuration or changing the server entirely.

     PerformanceWorks for Windows NT. PerformanceWorks for Windows NT is similar to PerformanceWorks for UNIX in terms of the performance management functionality of products currently available in the Windows NT environment. PerformanceWorks for Windows NT includes SmartAgent for NT, SmartAgent for SQL Server and SmartStation.

SERVICES

     Landmark offers its customers a maintenance and support program which provides telephone consultation, product maintenance and product upgrades. Customers can communicate with Landmark technical support representatives 24 hours-per-day, 7 days-per-week. In addition, Landmark provides its customers and distributors access to on-line maintenance information through an Internet-based application. Landmark's maintenance and support program entitles participants to product enhancements and upgrades as well as maintenance information. The first year of maintenance and support is typically included in the license fee and thereafter may be renewed for an annual fee. Historically, over 90% of Landmark's customers have renewed their maintenance and support arrangements with the Company.

     In January 1997, Landmark established a Professional Services organization to offer consulting services to users of its products. These consulting services are designed to support the effective deployment and implementation of Landmark's products by assisting in the location of appropriate components on which to run Landmark's software, identifying which performance metrics to monitor, establishing rules concerning how to aggregate, retain and store data, and customizing the presentation of reports generated from the collected information. The demand for these consulting services has grown as business-critical applications are increasingly deployed in complex, heterogeneous computing environments. Moreover, many businesses lack sufficient technical staff to fully implement Landmark's performance management solution and require external assistance. The Professional Services organization offers a variety of training programs to assist customers in implementing Landmark's performance management tools, including a number of standard programs and custom presentations to fulfill specific requests. Training courses are held at Landmark's Vienna, Virginia training center as well as on-site at customers' facilities.

CUSTOMERS

     The Company's target customers consist of organizations across a wide variety of industries that are developing or have deployed business-critical applications in complex, multi-user environments. The following table lists certain customers of the Company that have purchased at least $50,000 of the Company's products and services during the twelve months ended September 30, 1997:

ABN-AMRO
Alpine Computer Services
American Electric Power Service Co.
Amoco
Beiersdorf AG
Blue Cross Blue Shield of Georgia
BMW AG
J.I. Case Corporation
Centraal Beheer Holding BV
ChoicePoint
CSC Australia
Deutsche Bahn AG
First American National Bank
First of America Computer Services
Foundation Health Corporation
Frontier Information Technologies
Great West Life Assurance
IBM and ISSC
Ikon Capital
ING US Insurance Holding
Kodak
Lockheed Martin
Mercantile Bank
MicroAge Computer Centers
Old Mutual
Physicians Mutual Insurance
Proffitt's
Putnam Investor Services
Sony Nederland BV
Spartan Stores
Thrift Drug
Wachovia Bank
Wells Fargo Bank
Westpac Banking
Whirlpool Corporation
Zurich Kemper

SALES AND MARKETING

     Landmark markets its products and services through its North American and international sales organizations. The North American direct sales force, which covers the United States and Canada, consists of field sales representatives, mainframe and client/server system engineers and telesales personnel. The telesales force was established in January 1997 to increase the productivity of the field sales representatives by undertaking a variety of support activities. These include generating and following up on leads, handling and closing smaller transactions, maintaining a current database of existing and potential customers and providing general assistance and account management. Each telesales representative supports the efforts of two direct sales representatives. The Company believes that the telesales force permits the field sales force to focus on account opportunities with major businesses involving larger dollar transactions, and on establishing and maintaining relationships with these organizations. Landmark intends to establish additional relationships with system integrators and OEMs to expand the breath of its sales channel. See "Business -- Strategy."

     Landmark has historically relied primarily on third-party distributors to market and sell the Company's products internationally. Revenues from international sales accounted for 27.6%, 32.4%, 32.4% and 34.2% of total revenues in 1994, 1995, 1996 and for the nine months ended September 30, 1997, respectively. Of those amounts, 27.6%, 28.9%, 27.5% and 19.0%, respectively, were attributable to third party distributors. Landmark has recently established a direct sales force in certain strategic international markets to increase sales levels and gross margins on products sold in such markets. To date, Landmark's international direct sales efforts consist of six sales offices located in London, Dusseldorf, Utrecht (Netherlands), Madrid, Melbourne and Hong Kong.

     The Company also maintains relationships with leading vendors including DEC, Hewlett-Packard, IBM, Microsoft, Oracle, Sun, Sybase and Tivoli. These relationships afford the Company opportunities to participate in joint marketing programs with the vendors such as sales seminars, trade shows and other promotional activities.

     Revenues received from individual customers of the Company vary significantly based on the size of the product installation. The sales cycle for Landmark's products is lengthy and unpredictable, and may range from a few months to over a year, depending upon the interest of the prospective customer in the Company's products, the size of the order (which may involve a significant commitment of capital by the customer), the decision-making and acceptance procedures within the customer's organization and other factors.

PRODUCT DEVELOPMENT

     Since its inception in 1983, Landmark has made substantial investments in performance management software development. In 1994, 1995, 1996 and for the nine months ended September 30, 1997, Landmark's product development expenditures, including amounts capitalized, totaled $10.6 million, $13.6 million,

$14.7 million and $10.1 million, respectively. The Company anticipates that, in the future, it will continue to commit substantial resources to research and development. Landmark maintains mainframe, UNIX and Windows NT development labs which it uses to develop, enhance and test its products. Landmark believes that its future success will depend in large part on its ability to continue to enhance the functionality of its existing products, extend its product line to support additional hardware and software platforms, respond to changing customer requirements and develop and introduce in a timely manner new products that keep pace with technological developments and emerging industry standards. See "Risk Factors -- Rapid Technological Change; Product Development."

     As of September 30, 1997, the Company had 97 employees engaged in product development. As it continues to implement its growth strategies, Landmark intends to increase the size and depth of its product development operation. However, competition for highly qualified technical employees is intense and there can be no assurance that the Company will be successful in recruiting or retaining product development employees. See "Risk Factors -- Need to Attract and Retain Qualified Technical Personnel."

INTELLECTUAL PROPERTY

     Landmark relies on a combination of copyright, trademark and trade secret laws, confidentiality procedures and licensing arrangements to establish and protect its proprietary rights. As part of its confidentiality procedures, the Company generally enters into non-disclosure agreements with its employees, distributors and corporate partners, and license agreements with its customers, distributors and corporate partners with respect to its software, product documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's products or technology without authorization, or to develop similar technology independently. Policing unauthorized use of the Company's products is difficult, and Landmark is unable to determine the extent to which piracy of its software products and misappropriation of its technology occur. Software piracy and misappropriation may adversely affect the Company's results of operations. Landmark currently relies on signed license agreements, but may in the future rely on "shrink wrap" licenses that are not signed by licensees and, therefore, may be unenforceable under the laws of certain jurisdictions. In addition, effective protection of intellectual property rights is unavailable or limited in certain foreign countries. There can be no assurance that the Company's protection of its proprietary rights, including any patent that may be issued, will be adequate or that the Company's competitors will not independently develop similar technology, duplicate the Company's products or design around any patents issued to the Company or other intellectual property rights.

     Landmark is not aware that any of its products infringes the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim such infringement by the Company with respect to current or future products. The Company expects that software product developers will increasingly be subject to such claims as the number of products and competitors in the Company's industry segment grows and the functionality of products in the industry segment overlaps. Any such claims, with or without merit, could result in costly litigation that could absorb significant management time, which could have a material adverse effect on Landmark's business, financial condition and results of operations. Such claims might require the Company to enter into royalty or license agreements. Such royalty or license agreements, if required, may not be available on terms acceptable to Landmark or at all, which could have a material adverse effect upon the Company's business, financial condition and results of operations. See "Risk Factors -- Trademarks and Proprietary Rights; Risks of Infringement."

COMPETITION

     The market for performance management software is intensely competitive, fragmented and characterized by increasingly rapid technological developments, evolving standards and rapid changes in customer requirements. To maintain and improve its position in this market, Landmark is enhancing current products and the inter-operability of its products with one another and developing new products. Landmark competes primarily with vendors that provide mainframe performance management software and vendors that provide client/server performance management software. The Company believes that principal competitors with respect to mainframe performance management software products include Candle Corporation and Boole and Babbage, Inc. In the client/server market, Landmark believes that its principal competitors include BMC Software, Inc., Compuware Corporation, BGS Systems Inc. and Platinum technologies, inc. The Company believes that no single principal competitor currently offers products in each of the mainframe, UNIX and Windows NT operating environments.

     Some of the Company's competitors have longer operating histories and substantially greater financial, technical, sales, marketing and other resources, as well as greater name recognition and a larger customer base, than those of the Company. The Company's current and future competitors could introduce products with more features, greater scalability, increased functionality and lower prices than the Company's products. These competitors could also bundle existing or new products with other, more established products in order to compete with the Company. The Company's focus on performance management software may be a disadvantage competing with vendors that offer a broader range of products. Moreover, as the client/server performance management software market develops, a number of companies with significantly greater resources than those of the Company could increase their presence in this market by acquiring or forming strategic alliances with competitors or business partners of the Company. In addition, due to potentially lower barriers to entry for platform-specific niche products in the performance management software market, the Company believes that emerging companies may enter this market, particularly in the client/server environment. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could materially and adversely affect the Company's business, financial condition and results of operations. Any material reduction in the price of the Company's products would negatively affect gross margins and would require the Company to increase software unit sales in order to maintain gross profits. There can be no assurance that the Company will be able to compete successfully against current and future competitors, and the failure to do so would have a material adverse effect upon the Company's business, financial condition and results of operation.

     The principal competitive factors affecting the market for Landmark's products are functionality and features (including breadth of data collection, data management, integration and modeling), product quality, platform coverage, product architecture, price, customer support and name recognition. Based on these factors, the Company believes that it has competed effectively to date. In the future, Landmark will be required to respond promptly and effectively to the challenges of technological change, its competitors' innovations and customer requirements. There can be no assurance that Landmark will be able to provide products that compare favorably with the products of the Company's competitors or that competitive pressures will not require the Company to reduce its prices. See "Risk Factors -- Intense Competition."

EMPLOYEES

     As of September 30, 1997, the Company employed 247 full time personnel, including 97 in product development, 28 in technical support, 82 in sales and marketing, and 40 in finance and administration. The Company's employees are not represented by any collective bargaining organization, and the Company has never experienced a work stoppage. The Company believes its success will depend in part on its continued ability to attract and retain highly qualified personnel in an intensely competitive market for experienced and talented software engineers and sales and marketing personnel. The Company believes that its relationship with its employees is satisfactory. See "Risk Factors -- Dependence on Key Personnel" and "-- Need to Attract and Retain Qualified Technical Personnel."

FACILITIES

     Landmark's headquarters are located in 88,000 square feet of office space in Vienna, Virginia, under a lease expiring in June 2003, with a renewal option for an additional five years. The Company also leases approximately 4,000 square feet of office space in Oak Brook, Illinois under a lease expiring in April 1999. In addition, Landmark leases office space in London, Dusseldorf, Utrecht (Netherlands), Madrid, Melbourne and Hong Kong. Landmark believes that its existing facilities and offices are adequate to meet its requirements for the foreseeable future.

LEGAL PROCEEDINGS

     From time to time, the Company is involved in litigation and proceedings arising out of the ordinary course of its business. There are no pending legal proceedings to which the Company is a party or to which the property of the Company is subject.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company and their ages as of September 30, 1997 are as follows:

               NAME                  AGE                          POSITION
-----------------------------------  ---     --------------------------------------------------
Patrick H. McGettigan..............  56      Chairman of the Board of Directors
Katherine K. Clark.................  40      Chief Executive Officer and Director
Ralph E. Alexander.................  51      President, Chief Operating Officer, Chief
                                             Financial Officer, Treasurer, Secretary and
                                             Director
Leslie J. Collins..................  41      Vice President, Finance and Controller
Theodore L. Cruse..................  39      Vice President, North American Sales
John D. Hunter.....................  51      Vice President, Mainframe Products
Mark E. Knecht.....................  47      Vice President, Marketing and Business Development
Andrew L. McCasker.................  34      Vice President, Distributed Products
Roger A. Philips...................  51      Vice President, International Sales
Henry D. Barratt, Jr.(2)...........  45      Director
Jeffrey H. Bergman(1)..............  53      Director
T. Eugene Blanchard(1)(2)..........  66      Director
Patrick W. Gross(2)................  53      Director

---------------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

     PATRICK H. MCGETTIGAN, a co-founder of the Company, has served as Chairman of the Board of Directors since 1982. Mr. McGettigan is the author of Landmark's initial product, The Monitor for CICS. Mr. McGettigan served as President of the Company from 1982 to 1989 and as Chief Executive Officer from 1982 to 1994. Prior to founding Landmark, Mr. McGettigan held a variety of technical and systems programming positions over a 17 year career at Blue Cross and Blue Shield of the National Capital Area.

     KATHERINE K. CLARK, a co-founder of Landmark, has headed product development, technical support, finance and human resources at various times over Landmark's history, has been a director of Landmark since 1983 and from November 1993 to September 1997 was President of the Company. In 1994, Ms. Clark assumed her current role as Chief Executive Officer of the Company and is responsible for the long-term strategic direction of the Company.

     RALPH E. ALEXANDER joined Landmark in November 1995 as Chief Financial Officer, became Chief Operating Officer in March 1996, a director in March 1997 and President in September 1997. Prior to his employment with Landmark, Mr. Alexander served as Executive Vice President and Chief Financial Officer of Rational Software Corporation, a software development company, from 1994 to 1995. From 1991 to 1994, Mr. Alexander served as President and Chief Executive Officer of Verdix Corporation, a software development company, which merged with Rational in 1994.

     LESLIE J. COLLINS has served as Vice President, Finance and Controller since September 1993, with responsibility for financial planning, operations and reporting, contracting and purchasing activities, and information systems. From March 1990 to September 1993, Ms. Collins was Landmark's Director of Finance.

     THEODORE L. CRUSE has served as Landmark's Vice President, North American Sales since May 1996, with responsibility for sales and sales support within the United States and Canada. Mr. Cruse served as Landmark's Director, North American Sales, from June 1995 to May 1996 and as a Regional Sales Manager from February 1993 to June 1995. Prior to joining Landmark, Mr. Cruse served as Director, North American Sales, at Platinum technology, inc. from November 1991 to February 1993.

     JOHN D. HUNTER has served as Landmark's Vice President, Mainframe Products since June 1994. Mr. Hunter is responsible for strategy, development, maintenance and planning for Landmark's mainframe product lines. Mr. Hunter joined Landmark in August 1992 as Vice President, Development and Technology after 24 years with IBM, during which time he held management roles in various IBM development labs and was responsible for IBM's worldwide standards participation as director of architecture and telecommunications.

     MARK E. KNECHT has served as Vice President, Marketing and Business Development since March 1997, and is responsible for Landmark's marketing and business development efforts. Prior to joining Landmark, Mr. Knecht served as Vice President/General Manager, Software Division, of DataFocus, a software development company, from October 1995 to February 1997. Mr. Knecht worked at NCR Corporation, and its successors, from 1975 to 1995 where he held various positions in marketing, management and engineering.

     ANDREW L. MCCASKER has served as Vice President, Distributed Products since April 1996, and is responsible for product strategy, development, maintenance and planning for Landmark's client/server product lines. From January 1995 to April 1996, Mr. McCasker served as Landmark's Director of Strategic Marketing. Prior to joining Landmark in 1995, Mr. McCasker served as Director, Technology and Planning for the Enterprise Network Applications Division of Legent Corporation, a software development company, from October 1993 to January 1995 and also served on Legent's Architecture Board from June 1994 to January 1995. Mr. McCasker served as Manager of Product Development at Systems Center, Inc., a software development company, from September 1989 to October 1993.

     ROGER A. PHILIPS has served as Landmark's Vice President, International Sales since September 1994, with responsibility for sales and operations outside of the United States and Canada. Prior to joining Landmark, Mr. Philips was General Manager, International for Viasoft, Inc., a software development company, from 1988 to 1994.

     HENRY D. BARRATT, JR. has served as a director of Landmark since March 1997. Since January 1996, Mr. Barratt has been Managing Director of Blue Water Capital, LLC, a venture capital management company. From September 1994 to January 1996, Mr. Barratt was President of The Drayton Company, an investment banking firm, and from March 1990 to August 1994 was a partner with CEO Venture Fund, a venture capital company. In addition, Mr. Barratt is a director of Powerway, Inc., a work flow management software company, and Sirius Corporation, a developer of medical imaging solutions.

     JEFFREY H. BERGMAN, a director of Landmark since 1983, has served as a principal of Interboard, a division of the Interface Group Ltd./Boyden, an executive placement company, since 1996. From 1991 to 1996, Mr. Bergman was President of Celedon Technologies, a technology consulting firm. From 1989 to 1991, Mr. Bergman held various positions within Landmark, including that of President.

     T. EUGENE BLANCHARD has been associated with Landmark as a member of the Advisory Board (the "Advisory Board") since 1993 and was elected to the Board in March 1997. From 1979 to February 1997, Mr. Blanchard served as Senior Vice President, Chief Financial Officer and a director of DynCorp, a provider of technical and professional services to government agencies and the airline industry. Mr. Blanchard continues to serve as a director of DynCorp.

     PATRICK W. GROSS has been associated with Landmark as a member of the Advisory Board since 1993 and was elected to the Board in March 1997. Mr. Gross is a founder of American Management Systems, Inc. ("AMS"), an international business and information technology consulting firm, and has served as a Director of AMS since 1974 and as Vice Chairman of the board of directors of AMS since 1989. Mr. Gross is also a director of Capital One Financial Corporation and Computer Network Technology Corporation.

     The members of the Board are elected at the annual meeting of shareholders and serve until their successors are duly elected and shall qualify or until their earlier resignation or removal. Mr. Alexander has entered into an employment agreement with the Company which is for a term of three years beginning April 9, 1997. The remaining executive officers of the Company are appointed by the Board and serve at the Board's discretion. See "-- Employment Agreements."

BOARD OF DIRECTORS

     Each director, other than those directors employed by Landmark, Henry D. Barratt, Jr. and Jeffrey H. Bergman receives a fee of $1,250 for each Board meeting attended, $500 for each committee meeting attended and reimbursement of expenses incurred in attending meetings. Pursuant to an agreement between Mr. Bergman and the Company in connection with the discontinuation of his employment as an officer of Landmark, Mr. Bergman received a fee for his services as a director of the Company of $50,000 annually from May 1992 to January 1993 and $15,000 annually from February 1993 to April 1997. As of May 1, 1997, Mr. Bergman no longer received payments from the Company for services as a director. See "Certain Transactions -- Transactions With Mr. Bergman." Directors who are employees of the Company are eligible to participate in each of the Company's stock incentive and stock purchase plans, other than the 1996 Advisory Board and Directors Stock Incentive Plan (the "Board Plan"). See "-- Stock Incentive Plans." Directors who are not employees of the Company are not eligible to participate in any of the Company's stock incentive or stock purchase plans other than the Board Plan.

     In 1993, the Board established an Advisory Board to make recommendations to the Board concerning the business and policies of the Company. Advisory Board members are not employees of the Company, and have no authority to make final decisions in matters concerning the business of the Company. The number and composition of the Advisory Board, and the term of Advisory Board members, was determined by the Board of Directors. The Advisory Board was terminated in October 1997. As a member of the Advisory Board, in 1996 Messrs. Blanchard and Gross received a total of $7,250 and $6,500, respectively, in fees for attending meetings of the Board. Prior to becoming members of the Board, in December 1996
T. Eugene Blanchard and Patrick W. Gross were each granted nonqualified stock options to acquire 24,000 shares of Common Stock as members of the Advisory Board under the Board Plan. See "Benefit Plans -- Board Plan."

     The Board has standing Audit and Compensation Committees. The Audit Committee consists of Messrs. Bergman and Blanchard, and the Compensation Committee consists of Messrs. Barratt, Blanchard and Gross. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, reviews the independence of the independent accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal controls. The Compensation Committee is responsible for establishing salaries, bonuses and other compensation for the Company's officers and administering the Company's stock option and stock purchase plans.

VOTING ARRANGEMENTS

     In May 1990, Messrs. McGettigan and Bergman and Ms. Clark (the "Original Shareholders") entered into an agreement (the "Shareholders' Agreement") whereby each agreed to vote his or her Common Stock and Series A Preferred Stock (collectively, the "Shares"), and to cause their respective family members to vote their Shares, to elect each of Messrs. McGettigan and Bergman and Ms. Clark (or a designee acceptable to all of the Original Shareholders) and the then current President of the Company as directors of the Company. Pursuant to the Shareholders' Agreement, the Original Shareholders also agreed not to vote their Shares, and to ensure that their family members not vote their Shares, for the election of any person other than as specified in the agreement unless holders of at least two-thirds of all Shares held by the Original Shareholders and their family members consent in writing to the election of such person as a director. In addition, the Original Shareholders agreed not to vote any of their Shares, and to ensure that their family members do not vote any of their Shares, to amend the Company's Articles of Incorporation or Bylaws to change the number of directors of the Company or the power of the Board to determine the number of directors of the Company, unless holders of at least two-thirds of all Shares held by the Original Shareholders and their family members consent in writing to such an amendment. The Shareholders' Agreement will terminate on the closing of the Offering.

EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth summary information concerning the compensation paid or earned for services rendered to Landmark in all capacities during fiscal year 1996 by the Company's Chief Executive Officer and each of the four other most highly compensated officers (the "Named Executive Officers").

                        1996 SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                                                      COMPENSATION
                                                                         AWARDS
                                                                      ------------
                                                                       NUMBER OF
                                             ANNUAL COMPENSATION       SECURITIES
                                            ---------------------      UNDERLYING         ALL OTHER
       NAME AND PRINCIPAL POSITION           SALARY       BONUS         OPTIONS         COMPENSATION
------------------------------------------  --------     --------     ------------     ---------------
Katherine K. Clark(1).....................  $210,000     $12,500              --                --
  Chief Executive Officer
Patrick H. McGettigan.....................  $300,000(2)  $12,500              --           $   493(3)
  Chairman of the Board
John D. Hunter............................  $200,000     $12,500              --                --
  Vice President, Mainframe Products
Ralph E. Alexander(1).....................  $171,250     $12,500         174,375                --
  President, Chief Operating Officer and
  Chief Financial Officer
Theodore L. Cruse.........................  $ 95,040     $66,166          38,250           $ 4,085(4)
  Vice President, North American Sales

---------------
(1) Ms. Clark was President from November 1993 to September 1997. Mr. Alexander became President in September 1997.

(2) To be reduced to $100,000 per year upon the closing of the Offering.

(3) Represents insurance premiums paid on behalf of executive.

(4) Represents the cost of a sales incentive award.

     The following table sets forth certain information concerning grants of options to acquire Common Stock to each of the Company's Named Executive Officers during the fiscal year ended December 31, 1996. In addition, in accordance with the rules and regulations of the Securities and Exchange Commission, the following table sets forth the hypothetical gains or "option spreads" that would exist for the options. Such gains are based on assumed rates of annual compound stock appreciation of 5% and 10% from the date on which the options were granted over the full term of the options. The rates do not represent the Company's estimate or projection of future Common Stock prices and no assurance can be given that the rates of annual compound stock appreciation assumed for the purposes of the following table will be achieved.

                          OPTION GRANTS IN FISCAL 1996

                                                                                       POTENTIAL REALIZABLE
                                            INDIVIDUAL GRANTS                            VALUE AT ASSUMED
                         --------------------------------------------------------         ANNUAL RATE OF
                         NUMBER OF      % OF TOTAL                                         STOCK PRICE
                         SECURITIES      OPTIONS                                         APPRECIATION FOR
                         UNDERLYING     GRANTED TO                                        OPTION TERM(3)
                          OPTIONS      EMPLOYEES IN      EXERCISE      EXPIRATION    ------------------------
NAME                     GRANTED(1)      1996(2)       PRICE($/SH)        DATE         5%($)         10%($)
-----------------------  ----------    ------------    ------------    ----------    ----------    ----------
Katherine K.
  Clark(4).............     --            --              --              --             --            --
  Chief Executive
  Officer
Patrick H.
  McGettigan...........     --            --              --              --             --            --
  Chairman of the Board
John D. Hunter.........     --            --              --              --             --            --
  Vice President,
  Mainframe Products
Ralph E.
  Alexander(4).........    174,375         14.95%         $ 4.00         4/23/01     $1,161,998    $1,488,435
  President, Chief
  Operating Officer and
  Chief Financial
  Officer
Theodore L. Cruse......      7,500          0.64%         $ 4.00         4/23/01     $   49,978    $   64,019
  Vice President, North     30,750          2.64%         $ 4.00         8/27/06     $  302,673    $  518,747
  American Sales

---------------

(1) All options were granted at an exercise price equal to the fair market value of the Common Stock as determined by the Board of Directors. The Common Stock was not publicly traded at the time the options were granted. All options vest ratably over four years beginning on the first anniversary of the date of grant and are fully vested on the fourth anniversary of the date of grant.

(2) Based on an aggregate of 1,166,010 options granted in 1996.

(3) Potential realizable values are net of exercise price, but before taxes associated with exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the option holders' continued employment through the vesting period.

(4) Ms. Clark was President from November 1993 to September 1997. Mr. Alexander became President in September 1997.

     The following table sets forth certain information with respect to stock options held by the Named Executive Officers as of December 31, 1996. None of the Named Executive Officers exercised options during fiscal 1996.

                 AGGREGATE OPTION EXERCISES IN FISCAL 1996 AND
                         FISCAL YEAR-END OPTION VALUES

                                                 NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                UNDERLYING UNEXERCISED                 IN-THE-MONEY
                                                   OPTIONS AT FISCAL                 OPTIONS AT FISCAL
                                                      YEAR-END(#)                     YEAR-END($)(1)
                                             -----------------------------     -----------------------------
NAME                                         EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
-------------------------------------------  -----------     -------------     -----------     -------------
Katherine K. Clark(2)......................    213,915            8,805         $ 198,418         $ 3,639
  Chief Executive Officer
Patrick H. McGettigan......................     --               --                --              --
  Chairman of the Board
John D. Hunter.............................    235,010            1,773         $ 231,887         $   733
  Vice President, Mainframe Products
Ralph E. Alexander(2)......................     39,845          262,031                $0              $0
  President, Chief Operating Officer and
  Chief Financial Officer
Theodore L. Cruse..........................     13,266           46,734         $   2,383         $   407
  Vice President, North American Sales

---------------

(1) Based on the deemed fair market value of the Common Stock at December 31, 1996 of $4.00 per share, as determined by the Company's Board of Directors, less the exercise price payable for such shares.

(2) Ms. Clark was President from November 1993 to September 1997. Mr. Alexander became President in September 1997.

EMPLOYMENT AGREEMENTS

     In April 1997, the Company entered into an employment agreement with Ralph
E. Alexander, President, Chief Operating Officer and Chief Financial Officer of the Company. The agreement has an initial term of three years and renews automatically thereafter for consecutive terms of one year unless either party elects not to renew the agreement by providing the other with 90 days prior written notice. The Company has the right at any time to terminate Mr. Alexander's employment agreement for convenience, provided the Company pays a severance amount equal to three-fourths of the salary in effect at the time of termination during the nine-month period following such termination.

STOCK INCENTIVE PLANS

     Stock Incentive Plans. Landmark maintains the First Amended and Restated 1989 Stock Incentive Plan, the 1992 Executive Stock Incentive Plan and the 1994 Stock Incentive Plan (collectively, the "Stock Incentive Plans"). Under the Stock Incentive Plans, incentive stock options, nonqualified stock options, restricted stock and bonus stock may be granted to employees of the Company. The purpose of the Stock Incentive Plans is to offer employees additional incentive and encouragement to remain in the service of the Company by increasing their personal participation in Landmark through stock ownership.

     As of September 30, 1997, a total of 72,818 shares of Common Stock were reserved for issuance under the First Amended and Restated 1989 Stock Incentive Plan and options to acquire 72,818 shares of Common Stock were outstanding under this plan. As of September 30, 1997, a total of 304,687 shares of Common Stock were reserved for issuance under the 1992 Executive Stock Incentive Plan and a total of 304,687 shares of common stock were outstanding under this plan. As of September 30, 1997, a total of 2,961,600 shares of Common Stock were reserved for issuance under the 1994 Stock Incentive Plan and options to acquire 1,909,237 shares of Common Stock were outstanding under this plan. The number of shares of Common Stock reserved for issuance under the 1994 Stock Incentive Plan was increased to 3,000,000 in August 1997.

Unless the plans are sooner terminated by action of the Board, these plans terminate in February 1999, March 1999 and September 2004, respectively. The number of shares subject to each Stock Incentive Plan may be adjusted by the Board in the event of a merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, reclassification, stock divided, stock split, reverse stock split, or similar distribution with respect to the outstanding shares of Common Stock.

     The Stock Incentive Plans are administered by the Board, although the Board is authorized to delegate the administration of the Stock Incentive Plans to a committee. The Board may amend the Stock Incentive Plans at any time. The Board (or the committee) is authorized to determine, consistent with the provisions of the Stock Incentive Plans, the employees to be granted stock options, restricted stock, and stock bonuses, and to determine the terms of each stock option and restricted stock award. These terms include the number of shares subject to each option, the exercise date of the option, the duration of the option and any other terms of the option grant. The Board also may accelerate the time at which any option may be exercised. Each Stock Incentive Plan provides that in the event of a merger in which Landmark is not the surviving corporation, the sale of 50% or more of the Company's outstanding stock to persons who are not shareholders on the date of grant, or the liquidation or dissolution of the Company, each outstanding option and restricted stock award will automatically become vested immediately prior to the effective date of such event.

     Each Stock Incentive Plan requires that the exercise price of each incentive stock option be set at the fair market value of the Common Stock on the date of grant. The First Amended and Restated 1989 Stock Incentive Plan and the 1994 Stock Incentive Plan require that the exercise price of each nonqualified stock option be set at no less than 85% of the fair market value of the Common Stock on the date of grant. The 1992 Executive Stock Incentive Plan provides that the exercise price of each nonqualified stock option be set at no less than the par value of the Common Stock.

     As of September 30, 1997, the Named Executive Officers of the Company had options in the aggregate to purchase shares of Common Stock under the Stock Incentive Plans as follows: Katherine K. Clark, 245,220 shares; John D. Hunter, 146,782 shares; Ralph E. Alexander, 324,375 shares; Theodore L. Cruse, 75,000 shares. In general, these options vest over a four year period from their grant date, expire after a specified period not to exceed ten years, and have exercise prices ranging from $3.00 to $4.99 per share.

     Board Plan. Landmark adopted the Board Plan pursuant to which nonqualified stock options are granted to members of the Advisory Board and to designated members of the Board who are not employees of the Company (each, a "designee"). A total of 300,000 shares have been reserved for issuance under the Board Plan, which terminates in December 2006.

     Under the Board Plan, a designee receives a nonqualified stock option to purchase the greater of 6,000 shares of Common Stock or the difference between 24,000 shares of Common Stock and the number of shares of Common Stock subject to any option previously granted to such designee by the Company. As of the date of each annual shareholders meeting, each designee who has not previously received a grant during the calendar year will receive a nonqualified stock option to purchase 6,000 shares of the Company's Common Stock. The exercise price of each option is set at the fair market value of the Company's Common Stock on the date of grant. The options vest over a four-year period.

     As of September 30, 1997, options to purchase a total of 120,000 shares of Common Stock were outstanding pursuant to the Board Plan. In December 1996, T. Eugene Blanchard, Patrick W. Gross, Arthur E. Johnson, Steven L. Meltzer, and Cornelis deKluyver each received grants to purchase 24,000 shares of Common Stock at an exercise price of $4.00 per share, vesting ratably over a four year period beginning on December 31, 1996. In October 1997, in connection with the termination of the Advisory Board, the vesting of options to purchase 18,000 shares of Common Stock which would have vested on December 31, 1997 was accelerated to vest in October 1997 and unvested options to acquire 36,000 shares were cancelled.

EMPLOYEE STOCK PURCHASE PLAN

     In 1991, Landmark adopted the 1991 Employee Stock Purchase Plan (the "Stock Purchase Plan"), pursuant to which full-time employees of the Company who have been employed by the Company on a full-time basis for a period of six continuous months may purchase Common Stock through payroll deductions or by direct payment. The purchase price is the fair market value of the Common Stock at the time of purchase. In general, eligible employees may not purchase more than the number of shares of Common Stock determined by dividing 10% of the employee's cash compensation by the fair market value of the Company's Common Stock on the date of purchase.

     The Stock Purchase Plan is administered by the Board or by a committee appointed by the Board. The Board determines the number of shares that will be made available for purchase under the Plan on an annual basis. Effective April 1, 1997, the Board suspended purchases under the Stock Purchase Plan. As of September 30, 1997, the Company's employees own an aggregate of 110,949 shares of Common Stock issued under the Stock Purchase Plan.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Landmark's Articles of Incorporation provide that Landmark shall, to the fullest extent permissible under Virginia law, indemnify its directors, officers and Advisory Board members against any damages arising out of their actions as directors, advisors or officers of the Company. Landmark also intends to obtain officer and director liability insurance with respect to liabilities arising out of certain matters, including matters arising under the federal securities laws.

     There is no pending litigation or proceeding involving any Landmark director, officer, employee or agent with respect to which indemnification would be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Since March 1997, Henry D. Barratt, Jr., T. Eugene Blanchard and Patrick W. Gross, none of whom is an employee of the Company, have served on the Compensation Committee of the Board. On March 7 and April 1, 1997, the Company issued to Blue Water Strategic Fund I, LLC ("Blue Water"), in a private placement transaction, an aggregate of 395,195 shares of Series B Preferred Stock at a purchase price of $6.326 per share. In connection with this transaction and pursuant to the terms of the Series B Preferred Stock, Mr. Barratt, an affiliate of Blue Water, became a member of the Board. Upon consummation of the Offering, the outstanding shares of Series B Preferred Stock will automatically be converted into 592,793 shares of Common Stock. See "Description of Capital Stock -- Preferred Stock." No member of the Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Landmark's Board or the Compensation Committee.

                              CERTAIN TRANSACTIONS

TRANSACTIONS WITH MR. BERGMAN

     In connection with the discontinuation of Mr. Bergman's employment as an officer of Landmark in June 1992, Mr. Bergman and Landmark entered into a Separation Agreement and a Noncompetition Agreement, each of which expired in April 1997. Pursuant to the Separation Agreement, Mr. Bergman received 1,300,000 shares of Series A Preferred Stock plus $500,000 in cash in exchange for 1,400,000 shares of his Common Stock. For a description of the Series A Preferred Stock, see "Description of Capital Stock -- Preferred Stock." Also pursuant to the Separation Agreement, from May 1992 to January 1993, the Company paid Mr. Bergman a fee of $50,000 per year for his services to the Company as a director and from February 1993 to April 1997, the Company paid Mr. Bergman a fee of $15,000 per year for his services to the Company as a director. In addition, the Separation Agreement provided that Mr. Bergman had the right to engage Landmark employees in a limited capacity as consultants, and had access to Landmark's mainframe computer facility, subject to certain restrictions. Pursuant to the Noncompetition Agreement, Mr. Bergman agreed not to directly or indirectly market or distribute in any area in which Landmark markets or distributes its products any software which competes with any existing products of Landmark. Pursuant to the Noncompetition Agreement, from May 1992 to January 1993, the Company paid Mr. Bergman $22,917 per month and from February 1993 to April 1997, the Company paid Mr. Bergman $20,000 per month.


     From May 1, 1992 through September 30, 1997, the Company paid an aggregate of $898,157 in dividends to Mr. Bergman with respect to Series A Preferred Stock registered in his name. Pursuant to the mandatory redemption provisions of the Series A Preferred Stock, the Company redeemed 49,558 shares of Series A Preferred Stock for $338,233 on May 1, 1997 and August 1, 1997 and redeemed 49,558 shares for $338,233 on November 1, 1997.


REGISTRATION RIGHTS

     Landmark has granted to Messrs. McGettigan and Bergman, Ms. Clark, the Bergman Family Trust and Blue Water, of which Mr. Barratt is an affiliate (collectively, the "Stockholders"), certain registration rights in connection with the Common Stock (including any Common Stock to be held upon the conversion of any preferred stock of the Company). Blue Water has the right to demand registration of its shares, subject to certain conditions and limitations including that the Company is not obligated to file any registration statement initiated by Blue Water within six months of the effective date of certain other registration statements filed by the Company or with respect to registerable shares having less than a $5.0 million aggregate offering price. Messrs. McGettigan and Bergman and Ms. Clark have "piggyback" registration rights in connection with any such registration statement, and all of the Stockholders have piggyback registration rights in connection with shares proposed to be registered by Landmark. The registration rights generally are transferable in connection with any private sale of registerable shares, including to any partner or member of a Stockholder. The Company will bear all expenses incident to its registration obligations upon exercise of these demand and piggyback registration rights, except that it will not bear any underwriting discounts or commissions, federal or state securities registration fees or transfer taxes relating to the exercise of those rights. All piggyback registration rights have been waived in connection with the Offering.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership as of September 30, 1997 (i) by each person (or group of affiliated persons) known by the Company to be the beneficial owner of more than five percent of Landmark's capital stock, (ii) Patrick H. McGettigan, a director and Chairman of the Board of the Company, Katherine K. Clark, a director and Chief Executive Officer of the Company, Jeffrey H. Bergman, a director of the Company, and the Bergman Family Trust (the "Selling Stockholders"), (iii) each of Landmark's directors, (iv) each of the Named Executive Officers and (v) all executive officers and directors of the Company, as a group. Unless otherwise indicated, all such shares are owned directly by the person indicated. The table also reflects a 3-for-2 split of the Common Stock, the mandatory redemption on November 1, 1997 of 54,944 shares of Series A Preferred Stock and the conversion of 855,165 shares of Series A Preferred Stock into 648,500 shares of Common Stock and of 395,195 shares of Series B Preferred Stock into 592,793 shares of Common Stock.

                                            BENEFICIAL OWNERSHIP                     BENEFICIAL OWNERSHIP
                                                PRIOR TO THE                               AFTER THE
                                                OFFERING(1)                             OFFERING(1)(2)
                                            --------------------       SHARES        ---------------------
NAME OF BENEFICIAL OWNER                     SHARES      PERCENT    BEING OFFERED     SHARES      PERCENT
------------------------------------------  ---------    -------    -------------    ---------    --------
Patrick H. McGettigan.....................  4,687,500      52.9%        650,000      4,037,500      37.2%
Katherine K. Clark(3).....................  2,501,415      27.6          50,000      2,451,415      22.1
Ralph E. Alexander(3).....................    124,401       1.4              --        124,401       1.1
Theodore L. Cruse(3)......................     23,139         *              --         23,139         *
John D. Hunter(3).........................    240,492       2.7              --        240,492       2.2
Henry D. Barratt, Jr.(4)..................    592,793       6.7              --        592,793       5.5
Jeffrey H. Bergman(5).....................    779,922       8.8         450,000        329,922       3.0
T. Eugene Blanchard(3)....................      6,000         *              --          6,000         *
Patrick W. Gross(3).......................      7,650         *              --          7,650         *
All directors and executive officers as a
  group (13 persons)(3)...................  9,062,415      95.9       1,150,000      7,912,415      69.1
Blue Water Strategic Fund I, LLC(4).......    592,793       6.7              --        592,793       5.5
Bergman Family Trust(5)...................    168,578       1.9          50,000        118,578       1.1

---------------
 *  Less than 1%.


(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In comparing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are exercisable at or within 60 days of September 30, 1997 are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of each other person. Unless otherwise specified in the footnotes to this table, the address of each person set forth in the above table is 8000 Towers Crescent Drive, Vienna, Virginia 22182.


(2) Assumes the Underwriters' do not exercise their over-allotment option.

(3) Includes shares which may be acquired within 60 days of September 30, 1997 pursuant to outstanding options by the person or persons listed, as follows:
    Ms. Clark, 213,915; Mr. Alexander, 123,039; Mr. Cruse, 23,063; Mr. Hunter, 122,510; Mr. Blanchard, 6,000; Mr. Gross, 7,500; all directors and executive officers as a group, 588,179.

(4) Mr. Barratt is an affiliate of Blue Water which holds all of the outstanding 395,195 shares of Series B Preferred Stock. On the closing of the Offering, such shares will be converted into 592,793 shares of Common Stock. Mr. Barratt shares voting power with respect to such shares with the three other principals of Blue Water. The address of Blue Water is 8300 Greensboro Drive, Suite 1020, McLean, Virginia 22012.


(5) Of the 855,165 shares of Series A Preferred Stock outstanding, 771,326 shares were held by Mr. Bergman and 83,839 were held by the Bergman Family Trust. On the closing of the Offering, these shares of Series A Preferred Stock held by Mr. Bergman and the Bergman Family Trust will convert into 584,922 and 63,578 shares of Common Stock, respectively. Prior to the closing of the Offering, Mr. Bergman also held 195,000 shares of Common Stock and the Bergman Family Trust held 105,000 shares of Common Stock. The shares reflected in the table for Mr. Bergman exclude all shares held by the Bergman Family Trust, as to which Mr. Bergman disclaims beneficial ownership. Prior to the conversion, holders of Series A Preferred Stock are entitled to one vote for each share of such stock. Because the Series A Preferred Stock converts at a ratio of approximately .76 shares of Common Stock for each share of Series A Preferred Stock, the voting power represented by the Series A Preferred Stock is accordingly reduced upon the conversion to Common Stock. The address of the Bergman Family Trust is 9521 Woodington Drive, Potomac, Maryland 20854.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, par value $0.01 per share, and 8,000,000 shares of Preferred Stock, par value $0.01 per share.

COMMON STOCK

     As of September 30, 1997, there were 7,618,868 shares of Common Stock outstanding that were held of record by 155 stockholders. Based on the shares of Common Stock outstanding on September 30, 1997 and giving effect to the issuance of the 2,000,000 shares of Common Stock offered by the Company, following the Offering there will be 10,860,161 shares of Common Stock outstanding (assuming the mandatory redemption on November 1, 1997 of 54,944 shares of Series A Preferred Stock, conversion of 855,165 shares of Series A Preferred Stock into 648,500 shares of Common Stock, conversion of 395,195 shares of Series B Preferred Stock into 592,793 shares of Common Stock, the lapse of the rights of the holders of the Redeemable Common Stock Instruments, no exercise of the Underwriters' over-allotment option and no exercise of options and warrants outstanding as of September 30, 1997).

     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of Common Stock do not have cumulative voting rights in the election of directors and do not have preemptive rights. Holders of the Common Stock are entitled to receive dividends, when and if declared by the Board, out of funds legally available thereunder. Subject to any preferential liquidation rights of holders of Preferred Stock, upon any liquidation, dissolution or winding-up of the Company, the holders of Common Stock are entitled to share ratably in all assets of the Company remaining after payments in full of all liabilities of the Company.

     All of the Common Stock offered hereby, when issued, will be fully paid and nonassessable.

PREFERRED STOCK

     As of September 30, 1997, there were 910,109 shares of Series A Preferred Stock authorized, issued and outstanding and 1,580,779 shares of Series B Preferred Stock authorized of which 395,195 shares were issued and outstanding. Upon the closing of the Offering, there will be no shares of Series A or Series B Preferred Stock outstanding. The Company has no present intention to issue shares of Preferred Stock.

     The Articles of Incorporation authorize the Board to issue up to an aggregate of 8,000,000 shares of Preferred Stock and to determine the preferences, rights and other terms of such stock. Although it has no present intention to do so, the Board could, in the future, issue one or more series of Preferred Stock which, due to their terms, could impede a merger, tender offer or other transaction that some, or a majority, of Landmark's stockholders might believe to be in their best interests. See "Risk Factors -- Anti-Takeover Effects of Certain Charter Provisions."

     Series A Preferred Stock

     The holders of Series A Preferred Stock are entitled to receive cash dividends, in any fiscal year, when and as declared by the Board and to the extent permitted by the Virginia Stock Corporation Act, as amended ("VSCA"). As of May 1, 1997, the annual rate of dividends on the Series A Preferred Stock was $0.375. Such dividends are declared and paid in arrears on the first business day of each succeeding calendar quarter. With certain exceptions, the declaration and payment of dividends are mandatory. With respect to dividends or distributions upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, the Series A Preferred Stock ranks senior to the Common Stock and junior to the Series B Preferred Stock. The holders of Series A Preferred Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Except as otherwise provided by the VSCA, holders of Series A Preferred Stock vote together with holders of Common Stock.


     Since May 1, 1997, the Company has been obligated to periodically redeem a portion of the Series A Preferred Stock. On May 1, 1997, the Company redeemed a total of 54,945 shares of Series A Preferred Stock. On August 1, 1997, the Company redeemed a total of 54,946 shares of Series A Preferred Stock. On November 1, 1997, the Company redeemed a total of 54,944 shares of Series A Preferred Stock. The holders of Series A Preferred Stock also have the right to convert all, but not less than all, of their Series A Preferred

Stock into Common Stock at any time on or after the closing of the Offering. The holders of Series A Preferred Stock have informed the Company that they intend to convert all of the 855,165 shares of Series A Preferred Stock which will be outstanding after the November 1, 1997 mandatory redemption into 648,500 shares of Common Stock on the closing of the Offering. See Note 9 of Notes to Consolidated Financial Statements for a description of the conversion formula. After the closing of the Offering, the Board intends to amend the Company's Articles of Incorporation to eliminate the designation of the Series A Preferred Stock from the authorized preferred stock of the Company.

     Series B Preferred Stock

     The holders of Series B Preferred Stock are entitled to receive dividends when, as and if declared by the Board in its discretion. So long as any Series B Preferred Stock remains outstanding, no class or series of stock other than Series B Preferred Stock is entitled to dividends, other than to holders of Series A Preferred Stock and any series or class of stock issued subsequent to the issuance of the Series B Preferred Stock. Holders of shares of Series B Preferred Stock have preferential rights to holders of Series A Preferred Stock and Common Stock with respect to the assets of the Company in the event of any liquidation, dissolution or winding up of the Company. Each share of Series B Preferred Stock entitles the holder thereof to such number of votes per share equal to the number of shares of Common Stock into which such share of Series B Preferred Stock is convertible. So long as at least one share of Series B Preferred Stock remains outstanding, holders of Series B Preferred Stock have the right to select one of the Company's seven directors.

     The 395,195 shares of Series B Preferred Stock outstanding prior to the Offering will convert into 592,793 shares of Common Stock on the closing of the Offering, and, after the sale of the shares of Common Stock pursuant to the Offering, the Company will have no outstanding shares of Series B Preferred Stock. See Note 9 of Notes to Consolidated Financial Statements. After the closing of the Offering, the Board intends to amend the Company's Articles of Incorporation to eliminate the designation of the Series B Preferred Stock from the authorized preferred stock of the Company.

WARRANTS

     In connection with early termination of the distributor relationship between the Company and Infarmedica Holding AG ("Infarmedica"), on January 1, 1997, Landmark issued a warrant to Infarmedica to purchase 225,000 shares of Common Stock at a price equal to $4.00 per share as partial consideration for certain rights and related assets (including access to Landmark's customer base in Austria, the Benelux countries, Germany, and Switzerland and assignment of license and maintenance and support agreements) and covenants not to compete from certain principals of the distributor. The warrant was fully vested upon issuance, expires on January 1, 2007 and is transferable only with the Company's consent.

VIRGINIA LAW AND CERTAIN CHARTER PROVISIONS

     Landmark is a Virginia corporation subject to the VSCA which contains certain anti-takeover provisions regulating affiliated transactions, control share acquisitions and the adoption of shareholder rights plans. In general, the affiliated transactions provisions prevent a Virginia corporation from engaging in an "affiliated transaction" (as defined) with an "interested shareholder" (generally defined as a person owning more than 10% of any voting securities of the corporation) unless approved by a majority of the "disinterested directors" (as defined) and the holders of at least two-thirds of the outstanding voting stock not owned by the interested shareholder, subject to certain exceptions. Under the control share acquisitions provisions of the VSCA, shares acquired in a "control share acquisition" (defined generally as transactions that increase the voting strength of the person acquiring such shares above certain thresholds in director elections) generally have no voting rights unless granted by a majority of the outstanding voting stock not owned by such acquiring person. If such voting rights are granted and the acquiring person controls 50% or more of the voting power, all shareholders, other than the acquiring person, are entitled to receive "fair value" (as defined) for their shares. If such voting rights are not granted, the corporation may, if authorized by its articles of incorporation or bylaws, purchase the acquiring person's shares at their cost to the acquiring person. Finally, the shareholder rights plan provisions of the VSCA permit the Board to adopt a shareholder rights plan that could render a hostile takeover prohibitively expensive if the Board determines that such a takeover is not in the best interests of the corporation. The Board has no present intention to adopt a shareholder rights plan and will not adopt any such plan in the future except on terms that the Board deems to be in the best interests of Landmark's shareholders. The existence of the shareholder rights plan provisions of the VSCA, as well as the affiliated transactions and control share acquisition provisions could delay or prevent a change in control of the Company, impede a merger, consolidation or other business combination involving the Company or discourage a potential acquirer from making a tender offer to otherwise attempting to obtain control of the Company.

     Charter provisions. Landmark's Articles of Incorporation and Bylaws contain certain provisions that could inhibit or impede acquisition of control of the Company by means of a tender offer, a proxy contest or otherwise and inhibit attempts at such transactions. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate first with the Board. The Company believes that these provisions increase the likelihood that proposals initially will be on more attractive terms than would be the case in their absence and increase the likelihood of negotiations, which might outweigh the potential disadvantages of discouraging such proposals because, among other things, negotiation of such proposals might result in improvement of terms. The description set forth below is a summary only, and is qualified in its entirety by reference to the Articles of Incorporation and Bylaws which have been filed as exhibits to the Registration Statement of which this Prospectus is a part. See "Risk Factors -- Anti-Takeover Effects of Certain Charter Provisions."

     Number of Directors; Removal; Filling Vacancies. The Articles of Incorporation provide that, subject to any rights of holders of Preferred Stock to elect additional directors under specified circumstances, the number of directors will be fixed by the Bylaws. The Bylaws provide that, subject to the rights of any holders of Preferred Stock, the number of directors will be fixed by the Board, but must be at least seven. In addition, the Bylaws provide that, subject to the rights of the holders of any Preferred Stock, and unless the Board otherwise determines, any vacancies (other than vacancies created by an increase in the total number of directors) will be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum and any vacancies created by an increase in the total number of directors may be filled by a majority of the entire Board. Accordingly, the Board could temporarily prevent any stockholder from enlarging the Board and then filling the new directorship with such stockholder's own nominees.

     The Bylaws provide that, subject to the rights of the holders of Preferred Stock, if any, directors may only be removed upon the affirmative vote of at least a majority of the entire voting power of all the then-outstanding shares of Common Stock entitled to vote generally in the election of directors.

     Preferred Stock. The Articles of Incorporation authorize the Board to establish one or more series of Preferred Stock and to determine, with respect to any series of Preferred Stock, the preferences, rights and other terms of such series. See "Description of Capital Stock -- Preferred Stock." The Company believes that the ability of the Board to issue one or more series of Preferred Stock will provide the Company with increased flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs. The authorized shares of Preferred Stock, as well as shares of Common Stock, will be available for issuance without further action by the Company's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded. Although the Board has no present intention to do so, it could, in the future, issue a series of Preferred Stock (other than the Series A Preferred Stock or Series B Preferred Stock) which, due to its terms, could impede a merger, tender offer or other transaction that some, or a majority, of the Company's stockholders might believe to be in their best interests, or in which stockholders might receive a premium over then-prevailing market prices for their shares of Common Stock.

LISTING

     The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "LDMK."

TRANSFER AGENT

     The transfer agent and registrar for the Company's Common Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

SALES OF RESTRICTED SHARES

     Based on shares of Common Stock outstanding as of September 30, 1997 and assuming the date of this Prospectus is November 1, 1997, upon completion of the Offering, the Company will have 10,860,161 shares of Common Stock outstanding. See "Description of Capital Stock." Of these shares, the 3,200,000 shares sold in the Offering will be freely tradeable without restriction or further registration under the Securities Act, except that any shares purchased by "affiliates" of the Company, as that term is defined under the Securities Act ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 as described below.

     The remaining 7,660,161 shares of Common Stock are deemed "restricted securities" under Rule 144. Of these shares, 7,542,895 shares are subject to Lock-Up Agreements for a period of 180 days beginning after the date of this Prospectus (the "Lock-Up Period). Of the 117,266 shares not subject to Lock-Up Agreements, 68,096 shares will be eligible for sale in the public market on the date of this Prospectus in reliance on Rule 144(k) and 49,170 shares will be eligible for sale in the public market beginning 90 days after the date of this Prospectus in reliance on Rule 701. Of the shares subject to Lock-Up Agreements, 7,542,895 shares will be eligible for sale in reliance upon Rule 144 and Rule 701 upon the expiration of the Lock-Up Period, of which 7,324,237 are currently held by Affiliates. Such shares held by Affiliates will be subject to the volume and other resale limitations of Rule 144, other than the one-year holding period; the 218,658 shares not held by Affiliates will be freely tradeable after expiration of the Lock-Up Period.

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned "restricted" shares for at least one year, including a person who may be deemed an Affiliate of the Company, is entitled to sell within any three month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of the Company's Common Stock or (ii) the average weekly trading volume of the Company's Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities Exchange Commission. Sales under Rule 144 are also subject to certain manner of sales provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated) who is not deemed to have been an Affiliate of the Company at any time during the 90 days preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 that were purchased from the Company (or any Affiliate) at least two years previously, will be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provision, public information requirements or notice requirements. However, the transfer agent may require an opinion of counsel that a proposed sale of shares comes within the terms of Rule 144 prior to effecting a transfer of such shares. Rule 701 provides that shares of Common Stock acquired on the exercise of outstanding options issued before the date of this Prospectus may be resold by persons other than Affiliates, beginning 90 days after the date of this Prospectus, subject only to the manner of sale provisions of Rule 144, and by Affiliates, beginning 90 days after the date of this Prospectus, subject to all provisions of Rule 144 except its one-year minimum holding period.

     Prior to the Offering, there has been no public market for the Common Stock of the Company and no predictions can be made of the effect, if any, that the sale or availability for sale of shares of additional Common Stock will have on the market price of the Common Stock. Nevertheless, sales of substantial amounts of such shares in the public market, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

OPTIONS AND WARRANTS

     On September 30, 1997, options to acquire a total of 2,915,259 shares of Common Stock were outstanding. Of this amount, options to acquire 2,242,186 shares are subject to Lock-Up Agreements, and options to acquire the remaining 673,073 shares are not subject to the Lock-Up Agreements and will be eligible for sale in the public market beginning 90 days after the date of this Prospectus, subject to applicable vesting requirements and compliance with the Securities Act and applicable state securities laws. See "Shares Eligible for Future Sale -- Lock-up Agreements." On September 30, 1997, options to purchase 1,232,363 shares of Common Stock were available for future grants under the Company's Stock Incentive Plans. See "Management -- Stock Incentive Plans."

     On September 30, 1997, warrants to purchase 225,000 shares of Common Stock were outstanding. Such warrants were fully vested upon issuance and expire on January 1, 2007. Shares of Common Stock received upon the exercise of such warrants will be "restricted securities" within the meaning of Rule 144 and, as a result, may only be resold subject to the volume, manner of sale and other limitations contained in Rule 144 beginning at least one year after the date of such exercise. See "Description of Capital Stock -- Warrants."

REGISTRATION STATEMENT ON FORM S-8

     The Company intends to file a registration statement on Form S-8 covering approximately 3,920,603 shares of Common Stock issued or issuable under the Stock Incentive Plans and the Stock Purchase Plan. Of the shares covered by the Form S-8, 986,541 shares are subject to vested options as of September 30, 1997. Of these options, options to acquire 915,808 shares are subject to Lock-Up Agreements and options to acquire 70,734 shares are not subject to Lock-Up Agreements. The Form S-8 is expected to be filed approximately 90 days after the date of this Prospectus and will become effective automatically upon filing. Accordingly, the shares of Common Stock covered by the Form S-8 will become eligible for sale in the public markets, subject to the Lock-up Agreements.

LOCK-UP AGREEMENTS


     All officers and directors and certain holders of Common Stock and options to purchase Common Stock have agreed pursuant to the Lock-Up Agreements that they will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise dispose of, directly or indirectly, any shares of Common Stock or any securities convertible or exercisable or exchangeable for Common Stock, or enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the Common Stock during the Lock-Up Period without the prior written consent of C.E. UNTERBERG, TOWBIN. C.E. UNTERBERG, TOWBIN may, however, in its sole discretion and at any time without notice, release all or any portion of the securities subject to the Lock-Up Agreements. Any such release could have a material adverse effect upon the market price of the Company's Common Stock.

                                  UNDERWRITING


     Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement"), the Company and the Selling Stockholders have agreed to sell to each of the Underwriters named below, and each of the Underwriters, for whom C.E. UNTERBERG, TOWBIN and Wheat, First Securities, Inc. are acting as Representatives, has agreed to purchase the number of shares of Common Stock set forth opposite its name below:



                                                                            NUMBER OF
                                       NAME                                   SHARES
        ------------------------------------------------------------------  ----------
        C.E. UNTERBERG, TOWBIN............................................
        Wheat, First Securities, Inc. ....................................

                                                                             ---------
                  Total...................................................   3,200,000
                                                                             =========


     In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock offered hereby, if any such shares are purchased. In the event of a default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, such commitments of the non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.


     C.E. UNTERBERG, TOWBIN has advised the Company that the Underwriters propose initially to offer the shares of Common Stock offered hereby to the public at the public offering price per share set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in
excess of $       per share. The Underwriters may allow, and such dealers may
reallow, a discount not in excess of $       per share on sales to certain other
dealers. After the public offering, the offering price, discount and reallowance may be changed.


     The Selling Stockholders have granted the Underwriters an option, which may be exercised within 30 days after the date of this Prospectus, to purchase up to an additional 480,000 shares of Common Stock to cover over-allotments, if any, at the initial public offering price, less the underwriting discount. To the extent that the Underwriters exercise the option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage of shares that the number of shares of Common Stock to be purchased by it shown on the foregoing table bears to the total number of shares initially offered hereby.

     The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.


     The Selling Stockholders, the Company, its officers and directors and certain other stockholders have entered into Lock-Up Agreements under which they have agreed not to offer, sell or otherwise dispose of any of their shares of Common Stock or other securities of the Company for a period of 180 days after the date of this Prospectus without the prior written consent of C.E. UNTERBERG, TOWBIN. In the case of the Selling Stockholders, this agreement is subject to an exception for sales pursuant to the Underwriters' over-allotment option. In the case of the Company, this agreement is subject to exceptions for the grant of options and the issuance of shares pursuant to the Company's stock option plans and in connection with acquisitions. Any Common Stock issued in connection with such acquisitions would be subject to a lock-up agreement with the Representatives for 180 days from the date of issuance.



     In connection with the Offering, C.E. UNTERBERG, TOWBIN, on behalf of the Underwriters, may purchase and sell the Common Stock in the open market. Such transactions may include (i) over-allotment transactions, (ii) stabilizing transactions, consisting of certain bids for the purpose of preventing or restraining a decline in the market price of the Common Stock, and (iii) purchases to cover syndicate short positions created in connection with the Offering. The Underwriters, also may impose a "penalty bid," whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the Common Stock sold in the Offering for their account may be reclaimed by the syndicate if such shares of Common Stock are re-purchased by the syndicate in stabilizing or covering transactions. These transactions may be effected on The Nasdaq National Market or otherwise, and these activities, if commenced, may be discontinued at any time.


     The Underwriters have informed the Company that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price of the Common Stock offered hereby has been arbitrarily determined by negotiation between the Company and the Representatives and is not necessarily related to the Company's asset value, net worth or other established criteria of value. In determining the initial public offering price, the Representatives and the Company considered, among other things, market prices of similar securities of comparable publicly traded companies, the financial conditions and operating information of companies engaged in activities similar to those of the Company, the financial condition and prospects of the Company and the general condition of the securities market.

                                 LEGAL MATTERS

     The legality of the shares of Common Stock offered hereby will be passed upon for the Company and the Selling Stockholders by Shaw Pittman Potts & Trowbridge, Washington, D.C., a partnership including professional corporations. Steven L. Meltzer holds vested options to acquire 12,000 shares of Common Stock granted in his capacity as a member of the Advisory Board pursuant to the Board Plan. Mr. Meltzer is the sole stockholder of Steven L. Meltzer, P.C., which is a partner in Shaw Pittman Potts & Trowbridge. Certain legal matters will be passed upon for the Underwriters by Akin, Gump, Strauss, Hauer & Feld, L.L.P.

                                    EXPERTS

     The Consolidated Financial Statements as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

     A Registration Statement on Form S-1 including amendments thereto, relating to the Common Stock offered by the Company and the Selling Stockholders has been filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. A copy of the Registration Statement may be inspected by anyone without charge at the Commission's principal offices in Washington, D.C. and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's World Wide Web site is http://www.sec.gov.

     The Company intends to furnish its stockholders annual reports containing statements audited by its independent accountants and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                         PAGE
                                                                                         ----
Report of Independent Accountants.....................................................   F-2
Consolidated Balance Sheets...........................................................   F-3
Consolidated Statements of Operations.................................................   F-4
Consolidated Statements of Changes in Stockholders' Equity (Deficit)..................   F-5
Consolidated Statements of Cash Flows.................................................   F-6
Notes to Consolidated Financial Statements............................................   F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders

of Landmark Systems Corporation



In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Landmark Systems Corporation and its subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PRICE WATERHOUSE LLP

Falls Church, Virginia

April 30, 1997, except as to Note 14,
which is as of November 17, 1997

                          LANDMARK SYSTEMS CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                                                                    PRO FORMA
                                                                                                  STOCKHOLDERS'
                                                                                                    EQUITY AT
                                                            DECEMBER 31,          SEPTEMBER 30,   SEPTEMBER 30,
                                                      -------------------------   -------------   -------------
                                                         1995          1996           1997            1997
                                                      -----------   -----------   -------------   -------------
                                                                                   (UNAUDITED)     (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.........................  $   316,333   $   339,073    $ 4,168,081
  Accounts receivable, net of allowance for doubtful
    accounts of $656,000, $382,000 and $497,000
    (unaudited).....................................    9,632,617    10,139,856      7,643,742
  Unbilled accounts receivable......................    3,489,725     4,265,547      3,925,006
  Deferred income taxes, net........................    1,354,059     2,065,460      1,402,022
  Income taxes receivable...........................    3,174,432        16,061         15,520
  Other current assets..............................      226,556       159,012        692,729
                                                      -----------   -----------   -------------
         Total current assets.......................   18,193,722    16,985,009     17,847,100
Unbilled accounts receivable........................    4,335,708     2,995,868      4,192,463
Fixed assets, net...................................    3,191,852     2,896,225      3,295,215
Capitalized software costs, net.....................    5,757,252     1,650,339        668,166
Deferred income taxes...............................      --            414,928      1,120,300
Intangible assets, net..............................      --            --           1,386,000
Other assets........................................          674       133,613        125,690
                                                      -----------   -----------   -------------
                                                      $31,479,208   $25,075,982    $28,634,934
                                                      ============  ============  ============
               LIABILITIES, MANDATORILY REDEEMABLE SECURITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..................................  $ 1,682,645   $ 1,200,553    $ 1,122,232
  Accrued expenses..................................    3,387,440     1,951,471      2,696,938
  Deferred revenue..................................   15,869,704    16,206,265     15,471,916
  Income taxes payable..............................      --            271,288        605,389
  Debt due within one year..........................    3,238,442     1,493,763        528,515
                                                      -----------   -----------   -------------
         Total current liabilities..................   24,178,231    21,123,340     20,424,990
Long-term debt......................................    1,083,676       591,750        190,588
Deferred revenue -- noncurrent......................    2,677,856     2,498,482      2,654,347
Deferred income taxes...............................      472,210       --             --
Other liabilities...................................    1,067,717       583,250        891,278
                                                      -----------   -----------   -------------
         Total liabilities..........................   29,479,690    24,796,822     24,161,203
                                                      -----------   -----------   -------------
Commitments
Redeemable common stock
  instruments, at redemption value..................    1,049,043       703,930      1,512,002         --
Mandatorily redeemable Series A Cumulative Preferred
  Stock, $.01 par value, 1,300,000 shares
  authorized, 1,020,000, 1,020,000 and 910,109
  shares issued and outstanding, actual; no shares
  issued and outstanding, pro forma.................    5,865,000     5,865,000      6,211,494         --
Mandatorily redeemable Series B Cumulative Preferred
  Stock, $.01 par value 1,580,779 shares authorized,
  395,195 shares issued and outstanding, actual; no
  shares issued and outstanding, pro forma..........      --            --           2,609,778         --
Stockholders' equity (deficit):
  Common stock, $.01 par value, 30,000,000 shares
    authorized, 7,331,895, 7,331,895 and 7,384,010
    issued and outstanding, actual; 8,860,161 issued
    and outstanding, pro forma......................       73,320        73,320         73,840     $    88,602
  Additional paid-in capital........................      432,300       432,300        993,981      10,937,500
  Accumulated deficit...............................   (5,415,609)   (6,770,890)    (6,952,847)     (6,952,847)
  Foreign currency translation......................       (4,536)      (24,500)        25,483          25,483
                                                      -----------   -----------   -------------   -------------
         Total stockholders' equity (deficit).......   (4,914,525)   (6,289,770)    (5,859,543)    $ 4,098,738
                                                      -----------   -----------   -------------   -------------
                                                      $31,479,208   $25,075,982    $28,634,934
                                                      ============  ============  ============

   The accompanying notes are an integral part of the consolidated financial statements.

                          LANDMARK SYSTEMS CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                NINE MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                  ---------------------------------------   -------------------------
                                     1994          1995          1996          1996          1997
                                  -----------   -----------   -----------   -----------   -----------
                                                                                   (UNAUDITED)
Revenues
     License revenues...........  $11,267,792   $10,392,273   $11,268,496   $ 7,524,697   $10,548,607
     Service revenues...........   21,406,308    24,067,551    25,287,902    18,675,458    19,828,584
                                  -----------   -----------   -----------   -----------   -----------
          Total revenues........   32,674,100    34,459,824    36,556,398    26,200,155    30,377,191
Cost of revenues
     Cost of license revenues...    4,452,753     4,287,307     5,775,318     4,688,806     1,898,957
     Cost of service revenues...    3,391,266     3,375,710     3,138,095     2,326,483     2,432,913
                                  -----------   -----------   -----------   -----------   -----------
          Total cost of
            revenues............    7,844,019     7,663,017     8,913,413     7,015,289     4,331,870
                                  -----------   -----------   -----------   -----------   -----------
     Gross profit...............   24,830,081    26,796,807    27,642,985    19,184,866    26,045,321
                                  -----------   -----------   -----------   -----------   -----------
Operating expenses
     Sales and marketing........   11,715,814    13,091,974    11,670,261     8,521,926    10,274,905
     Product research and
       development..............    9,093,862    12,489,713    13,924,117    10,772,397    10,078,766
     General and
       administrative...........    7,800,452     6,872,697     4,776,282     3,500,902     3,969,666
                                  -----------   -----------   -----------   -----------   -----------
                                   28,610,128    32,454,384    30,370,660    22,795,225    24,323,337
                                  -----------   -----------   -----------   -----------   -----------
Operating (loss) income.........   (3,780,047)   (5,657,577)   (2,727,675)   (3,610,359)    1,721,984
Interest and other income.......      919,286       761,022     1,077,558       887,261       559,827
Interest expense................     (218,391)     (212,868)     (364,676)     (290,322)     (243,559)
                                  -----------   -----------   -----------   -----------   -----------
(Loss) income before income
  taxes.........................   (3,079,152)   (5,109,423)   (2,014,793)   (3,013,420)    2,038,252
(Benefit from) provision for
  income taxes..................   (1,158,244)     (940,413)     (812,512)   (1,117,978)      815,578
                                  -----------   -----------   -----------   -----------   -----------
Net (loss) income...............   (1,920,908)   (4,169,010)   (1,202,281)   (1,895,442)    1,222,674
Accretion and dividends on
  preferred stock...............      153,000       627,300       153,000        76,500     1,404,631
                                  -----------   -----------   -----------   -----------   -----------
Net loss available to common
  stockholders..................  $(2,073,908)  $(4,796,310)  $(1,355,281)  $(1,971,942)  $  (181,957)
                                   ==========    ==========    ==========    ==========    ==========
Pro forma primary (loss) income
  per share.....................                              $     (0.13)  $     (0.20)  $      0.12
                                                               ==========    ==========    ==========
Pro forma fully diluted (loss)
  income per share..............                              $     (0.13)  $     (0.20)  $      0.11
                                                               ==========    ==========    ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                          LANDMARK SYSTEMS CORPORATION

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                                                 COMMON SHARES
                                       ----------------------------------
                                                                              RETAINED
                                                               ADDITIONAL    EARNINGS/       FOREIGN
                                                                PAID-IN     (ACCUMULATED    CURRENCY
                                        ISSUED     PAR VALUE    CAPITAL       DEFICIT)     TRANSLATION      TOTAL
                                       ---------   ---------   ----------   ------------   -----------   -----------
Balance at December 31, 1993.........  7,331,745    $73,318     $324,456    $ 1,454,609     $  --        $ 1,852,383
  Net loss...........................     --          --          --         (1,920,908)       --         (1,920,908)
  Compensation for non-qualified
    stock options....................     --          --          17,577        --             --             17,577
  Series A Preferred Stock
    dividends........................     --          --          --           (153,000)       --           (153,000)
                                       ---------   ---------   ----------   ------------   -----------   -----------
Balance at December 31, 1994.........  7,331,745     73,318      342,033       (619,299)       --           (203,948)
  Net loss...........................     --          --          --         (4,169,010)       --         (4,169,010)
  Series A Preferred Stock redemption
    value adjustment.................     --          --          --           (474,300)       --           (474,300)
  Compensation for non-qualified
    stock options....................     --          --          89,769        --             --             89,769
  Common stock issued upon exercise
    of non-qualified stock options...        150          2          498        --             --                500
  Foreign currency translation.......     --          --          --            --             (4,536)        (4,536)
  Series A Preferred Stock
    dividends........................     --          --          --           (153,000)       --           (153,000)
                                       ---------   ---------   ----------   ------------   -----------   -----------
Balance at December 31, 1995.........  7,331,895     73,320      432,300     (5,415,609)       (4,536)    (4,914,525)
  Net loss...........................     --          --          --         (1,202,281)       --         (1,202,281)
  Foreign currency translation.......     --          --          --            --            (19,964)       (19,964)
  Series A Preferred Stock
    dividends........................     --          --          --           (153,000)       --           (153,000)
                                       ---------   ---------   ----------   ------------   -----------   -----------
Balance at December 31, 1996.........  7,331,895     73,320      432,300     (6,770,890)      (24,500)    (6,289,770)
  Net income (unaudited).............     --          --          --          1,222,674        --          1,222,674
  Series A Preferred Stock redemption
    value adjustment (unaudited).....     --          --          --         (1,096,500)       --         (1,096,500)
  Series B Preferred Stock redemption
    value adjustment (unaudited).....     --          --          --           (109,778)       --           (109,778)
  Common stock issued upon exercise
    of non-qualified stock options
    (unaudited)......................     43,875        438      163,313        --             --            163,751
  Issuance costs (unaudited).........     --          --         (52,115)       --             --            (52,115)
  Issuance of warrants (unaudited)...     --          --          48,000        --             --             48,000
  Compensation expense for options
    granted to non-employees
    (unaudited)......................     --          --         146,284        --             --            146,284
  Foreign currency translation
    (unaudited)......................     --          --          --            --             49,983         49,983
  Waiver of rights to require
    repurchase (unaudited)...........      8,240         82      237,026        --             --            237,108
  Series A Preferred Stock dividends
    (unaudited)......................     --          --          --           (198,353)       --           (198,353)
  Tax impact of exercise of
    non-qualified stock options
    (unaudited)......................     --          --          19,173        --             --             19,173
                                       ---------   ---------   ----------   ------------   -----------   -----------
Balance at September 30, 1997
  (unaudited)........................  7,384,010    $73,840     $993,981    $(6,952,847)    $  25,483    $(5,859,543)
                                       =========   =========   =========    ============   ==========    ============

   The accompanying notes are an integral part of the consolidated financial statements.

                          LANDMARK SYSTEMS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                          NINE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                            ---------------------------------------   -------------------------
                                               1994          1995          1996          1996          1997
                                            -----------   -----------   -----------   -----------   -----------
                                                                                             (UNAUDITED)
Cash flows from operating activities:
  Net (loss) income.......................  $(1,920,908)  $(4,169,010)  $(1,202,281)  $(1,895,442)  $ 1,222,674
  Adjustments to reconcile net (loss)
    income to net cash provided by (used
    in) operating activities:
    Depreciation and amortization.........    4,185,694     3,957,189     5,865,608     4,823,936     2,311,760
    Provision for (reduction in) losses on
      accounts receivable.................      304,163       191,960       (73,436)       79,353       199,395
    Provision (benefit) for loss on
      leases..............................      779,008       265,816      (351,257)     (351,257)      --
    Stock compensation expense
      (benefit)...........................       32,463       766,214       (96,381)      (96,189)      567,933
    Writeoff of capitalized software......      --            513,655       --            --            --
    Decrease (increase) in accounts
      receivable..........................      599,588      (899,203)     (433,803)    2,640,959     1,704,177
    (Increase) decrease in deferred income
      taxes...............................   (1,104,968)     (897,868)   (1,598,539)   (1,455,371)      (22,761)
    (Increase) decrease in income taxes
      receivable..........................   (1,838,508)     (477,653)    3,158,371     3,159,057           541
    (Increase) decrease in unbilled
      accounts receivable.................   (2,007,487)      568,816       564,018       682,112      (856,054)
    (Decrease) increase in accounts
      payable and accrued expenses........   (1,487,786)      580,219    (1,566,804)   (1,424,800)     (232,854)
    Increase in income taxes payable......      --            --            271,288         1,283       334,101
    Increase (decrease) in deferred
      revenue.............................    3,132,268       439,622       157,187    (2,188,842)     (888,323)
    Increase (decrease) in other, net.....      637,313    (1,201,576)     (549,862)     (531,679)     (215,387)
                                            -----------   -----------   -----------   -----------   -----------
         Net cash provided by (used in)
           operating activities...........    1,310,840      (361,819)    4,144,109     3,443,120     4,125,202
                                            -----------   -----------   -----------   -----------   -----------
Cash flows from investing activities:
  Capital expenditures....................     (543,928)   (2,224,579)     (728,494)     (603,944)   (1,266,575)
  Capitalized software costs..............   (1,491,159)   (1,112,121)     (734,574)     (615,825)      --
                                            -----------   -----------   -----------   -----------   -----------
         Net cash used in investing
           activities.....................   (2,035,087)   (3,336,700)   (1,463,068)   (1,219,769)   (1,266,575)
                                            -----------   -----------   -----------   -----------   -----------
Cash flows from financing activities:
  Principal payments on loans.............      (13,862)       (3,704)     (414,487)     (259,885)     (366,410)
  Proceeds from loans.....................      --          1,500,000       --            --            --
  Net proceeds from (payments on) line of
    credit................................      500,000     1,822,118    (1,822,118)   (1,122,118)   (1,000,000)
  Issuances of common stock...............      205,612       196,736       952,456       930,291       880,648
  Repurchases of common stock.............     (212,214)     (142,500)   (1,201,188)   (1,192,428)      (93,366)
  Issuance of Series B Preferred Stock....      --            --            --            --          2,447,885
  Redemption of Series A Preferred
    Stock.................................      --            --            --            --           (750,006)
  Payment of Series A Preferred Stock
    dividends.............................     (153,000)     (153,000)     (153,000)      (76,500)     (198,353)
                                            -----------   -----------   -----------   -----------   -----------
         Net cash provided by (used in)
           financing activities...........      326,536     3,219,650    (2,638,337)   (1,720,640)      920,398
                                            -----------   -----------   -----------   -----------   -----------
Effect of exchange rate changes on cash...      --             (4,536)      (19,964)      (22,032)       49,983
                                            -----------   -----------   -----------   -----------   -----------
Net (decrease) increase in cash and cash
  equivalents.............................     (397,711)     (483,405)       22,740       480,679     3,829,008
Cash and cash equivalents, beginning of
  period..................................    1,197,449       799,738       316,333       316,333       339,073
                                            -----------   -----------   -----------   -----------   -----------
Cash and cash equivalents, end of
  period..................................  $   799,738   $   316,333   $   339,073   $   797,012   $ 4,168,081
                                            ============  ============  ============  ============  ============

   The accompanying notes are an integral part of the consolidated financial statements.

                          LANDMARK SYSTEMS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                INFORMATION AS OF SEPTEMBER 30, 1997 AND FOR THE
               NINE MONTHS ENDED SEPTEMBER 30, 1997 IS UNAUDITED

NOTE 1 -- ORGANIZATION AND OPERATIONS

     Landmark Systems Corporation ("the Company") was incorporated in the Commonwealth of Virginia in November 1982 and commenced operations in 1983. The Company is engaged in the development, marketing and distribution of computer software products and the provision of related services. The Company is a supplier of performance management software products which measure, analyze, report and predict performance for both the mainframe and client/server computing environments.

     In 1985, the Company formed a wholly-owned subsidiary, Landmark Systems International, Inc. (Landmark International), which was an interest charge domestic international sales corporation (DISC) under the Tax Reform Act of 1984. In March 1989, Landmark International revoked its election to be treated as a DISC effective for the period beginning January 1, 1989. All tax benefits of the DISC were fully utilized at December 31, 1995.

     In January 1995, the Company established a wholly-owned subsidiary, Landmark Systems Pacific Pty. Ltd. ("LSPPL"). LSPPL acts as its distributor in Australia and New Zealand. LSPPL also provides technical support for Australia, New Zealand and Southeast Asia.

     In May 1995, the Company activated a subsidiary, SSG (Europe) Limited. The subsidiary's name was subsequently changed to Landmark Systems (EMEA) Limited ("EMEA"). EMEA distributes the Company's products in the United Kingdom and Spain. EMEA also provides marketing and distribution assistance in Europe, the Middle East and Africa under a management agreement.

     In May 1996, the Company established a wholly-owned subsidiary, Landmark Systems (HK) Ltd., to act as its distributor of products in the Southeast Asian market.

     In January 1997, the Company established a wholly-owned subsidiary, Landmark Systems GmbH, to act as its distributor in Germany, Switzerland and Austria. Also in January 1997, the Company established a wholly-owned subsidiary, Landmark Systems Benelux BV, to act as its distributor in the Benelux countries (Note 12).

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of presentation

     The accompanying financial statements include the accounts of the Company and its wholly-owned subsidiaries. Intercompany transactions and balances have been eliminated.

  Pro forma stockholders' equity

     The Company plans to file an initial registration statement with the Securities and Exchange Commission. If the contemplated offering is consummated under terms presently anticipated, the following changes to the redeemable common stock instruments and preferred stock will occur upon the closing of this offering: (i) the conversion of the Series A Preferred Stock into 648,500 shares of the Company's common stock so that a holder of the Series A Preferred Stock may participate in the offering as a selling stockholder, (ii) the automatic conversion of the Series B Preferred Stock into 592,793 shares of the Company's common stock, and (iii) the lapse of the rights of certain holders of 234,858 shares of Common Stock and options to purchase 194,820 shares of Common Stock to require the Company to repurchase such shares. The September 30, 1997 pro forma stockholders' equity reflects the foregoing anticipated changes to the redeemable common stock instruments and preferred stock, as well as the mandatory redemption on November 1, 1997 of 54,944 shares of Series A Preferred Stock for consideration of $375,000.

                          LANDMARK SYSTEMS CORPORATION

                INFORMATION AS OF SEPTEMBER 30, 1997 AND FOR THE
               NINE MONTHS ENDED SEPTEMBER 30, 1997 IS UNAUDITED

  Cash and cash equivalents

     For purposes of the consolidated balance sheets and statements of cash flows, the Company considers all highly liquid investment instruments purchased with an original maturity of three months or less to be cash equivalents.

  Revenue recognition

     Revenues are recognized in accordance with AICPA Statement of Position 91-1, "Software Revenue Recognition." Sales of perpetual software licenses are recorded as license revenues when performance under the related contract is completed, collection is probable and no significant vendor obligations remain. Service revenues, which consist primarily of maintenance fees, generally are collected prior to the performance of the related services and are recorded as deferred revenue and recognized ratably over the period during which the services are performed, generally twelve months except as noted below. For transactions involving both license and service revenues, the Company generally allocates maintenance fees based upon the list price for such fees.

     In certain circumstances, primarily where the Company is replacing its mainframe competitors' products, the Company enters into a long-term payment arrangement with a licensee. Under these types of arrangements, the Company allows the licensee to pay the license fees plus service fees over a three to five year period, generally in annual installments. If collectibility by the Company is probable, the Company recognizes the present value of the contracted stream of payments as an unbilled receivable in its financial statements. Of this amount, the Company recognizes the underlying license fee as license revenues and defers the underlying service fees. As installments are invoiced to the licensee in accordance with the payment arrangement, the Company reflects a reduction in its unbilled receivable and an increase in its accounts receivable. Historically, the Company has not granted concessions nor experienced any significant bad debts associated with these long-term arrangements. At December 31, 1995 and 1996 and September 30, 1997, unbilled receivables have been reduced by $1,226,000, $1,200,000 and $1,291,000, respectively, to reflect such amounts at their present values.

     The Company has relationships with a number of third party distributors to market and distribute its products internationally. Under such arrangements, the distributors report to, are invoiced by and remit payments to the Company based upon transactions with the ultimate customer. The Company records license revenues and service revenues based upon transactions reported to the Company.

     The Company records an accrual for estimated sales returns. Historically, such amounts have not been material.

  Fixed assets

     Fixed assets are stated at cost less accumulated depreciation and amortization. Capital lease obligations are recorded at the present value of the future lease obligations discounted at the interest rate implicit in each lease. A corresponding amount is capitalized and depreciated over the term of the lease. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The estimated useful lives for computing depreciation are generally five years for computer equipment, office equipment and furniture. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the estimated useful lives of the improvements or the terms of the related lease.

                          LANDMARK SYSTEMS CORPORATION

                INFORMATION AS OF SEPTEMBER 30, 1997 AND FOR THE
               NINE MONTHS ENDED SEPTEMBER 30, 1997 IS UNAUDITED

  Impairment of long-lived assets

     Long-lived assets subject to the requirements of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", are evaluated for possible impairment through a review of undiscounted expected future cash flows. If the sum of the undiscounted expected future cash flows is less than the carrying amount of the asset or if changes in facts and circumstances indicate, an impairment loss is recognized.

  Foreign currency translations

     The functional currency for the Company's international subsidiaries is the applicable local currency. The financial statements of international subsidiaries are translated into U.S. dollars using exchange rates in effect at period end for assets and liabilities and average exchange rates during each reporting period for results of operations. Adjustments resulting from translation of financial statements are reflected as a separate component of stockholders' equity (deficit). The Company does not attempt to hedge its foreign currency exposures. Foreign currency gains (losses) of $17,000, $(102,000), $(9,600) and $(129,000) in 1994, 1995 and 1996 and for the nine months ended September 30, 1997, respectively, are included in other income.

  Software development costs

     The Company accounts for its software development activities in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Cost of Computer Software to be Sold, Leased or Otherwise Marketed." The Company capitalizes significant development costs incurred subsequent to the point of demonstrated technological feasibility and up to the time the product is available for release to customers. Amortization is computed on an individual product basis and is the greater of (a) the ratio of current gross revenues for a product to the total current and anticipated future gross revenues for the product, or (b) the straight-line method over the estimated economic life of the product. Effective January 1, 1996, the Company prospectively decreased the estimated economic life of its capitalized software products from three to five years to eighteen months. This reduction in estimated economic life is considered by management to be necessary in light of (i) the increasingly rapid pace of change in technology in the market, (ii) changes implemented by management in early 1996 regarding the Company's pace of development efforts and product enhancements and introductions, (iii) the fact that shortened development cycles do not provide the opportunity to use a detail program design, and (iv) the increased need for the Company to update its products for the latest technological innovations. Amortization expense recorded in 1996 and the nine months ended September 30, 1997 would have been $2.3 million lower and $610,000 higher, respectively, if this change had not been made. The effect of the change was to decrease net income in 1996 by $1.5 million ($0.15 per share) and increase net income for the nine months ended September 30, 1997 by $370,000 ($0.03 per share). The Company periodically evaluates its capitalized software costs for recoverability against anticipated future revenues, and writes down or writes off capitalized software costs if recoverability is in question.

  Stock-based compensation

     The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," (APB No. 25) and related Interpretations. Under APB No. 25, compensation cost is measured as the excess, if any, of the market price of the Company's stock, as established by the Company's Board of Directors ("the Board"), at the date of grant over the exercise price of the option granted. Compensation cost for stock options, if any, is recognized ratably over the vesting period. The Company provides additional pro forma disclosures as required

                          LANDMARK SYSTEMS CORPORATION

                INFORMATION AS OF SEPTEMBER 30, 1997 AND FOR THE
               NINE MONTHS ENDED SEPTEMBER 30, 1997 IS UNAUDITED

under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation"(SFAS No. 123) (Note 10).

     Transactions for which non-employees are issued equity instruments for goods or services received are recorded by the Company based upon the fair value of the equity instruments issued or the fair value of the goods or services received, whichever is more reliably measured.

  Income taxes

     The Company provides for income taxes using the asset and liability approach. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of the assets and liabilities. A valuation allowance is recorded if, based on the evidence available, it is more likely than not that some portion or all of the deferred tax asset will not be realized.

  Fair value of financial instruments

     The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to the short maturity of those instruments. The carrying amounts of notes payable to banks, which includes short-term borrowings at market rates and long-term debt, and preferred stock approximate their fair value.

     The Company has $7,825,000, $7,261,000 and $8,117,000 of unbilled receivables outstanding at December 31, 1995 and 1996 and September 30, 1997, respectively; the estimated fair values of these receivables are $8,116,000, $7,486,000 and $8,340,000, respectively, calculated using discounted cash flows.

  Concentrations of credit risk

     Financial instruments which subject the Company to concentrations of credit risk consist principally of accounts receivable and unbilled receivables. Credit risk is limited due to the large number and geographic dispersion of customers comprising the Company's customer base. At December 31, 1996, one international distributor accounted for approximately 7% of the Company's total receivables. No other distributor or customer accounted for more than 5% of the Company's total outstanding receivables. At September 30, 1997 no distributor or customer accounted for more than 5% of the Company's total outstanding receivables.

  Use of estimates

     The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates and assumptions.

  Unaudited interim financial statements

     The accompanying unaudited interim financial statements have been prepared by the Company in accordance with generally accepted accounting principles for interim financial information and substantially in the form prescribed by the Securities and Exchange Commission in instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the September 30, 1996 and 1997 unaudited interim financial statements include all adjustments,

                          LANDMARK SYSTEMS CORPORATION

                INFORMATION AS OF SEPTEMBER 30, 1997 AND FOR THE
               NINE MONTHS ENDED SEPTEMBER 30, 1997 IS UNAUDITED

consisting of only normal recurring adjustments, necessary for a fair presentation of results for these interim periods. The results of operations for the nine months ended September 30, 1997 are not necessarily indicative of the results to be expected for the full year or for any future period.

  Pro forma earnings per share

     In light of the contemplated changes in the capital structure of the Company, historical net (loss) income per share is not considered relevant as it would differ materially from pro forma net (loss) income per share. Except as noted below, pro forma net (loss) income per share is computed by dividing net
(loss) income by the pro forma weighted average number of shares of common stock outstanding, assuming (i) the conversion of the Series A Preferred Stock into 648,500 shares of the Company's common stock, and (ii) the conversion of dilutive common stock equivalent shares from common stock options. Common stock equivalent shares are calculated using the treasury stock method. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83 (SAB 83), the pro forma earnings per share computations include all common stock and common stock equivalent shares issued within the twelve months preceding the initial filing date of the Company's contemplated registration statement as if they were outstanding for all periods presented, using the treasury stock method for common stock options and warrants at an assumed initial public offering price and the as if converted method for the Series B Preferred Stock.

     The pro forma weighted average shares outstanding used for the calculation of the primary and fully diluted pro forma earnings per share for the year ended December 31, 1996 and the nine months ended September 30, 1996 was 9,479,727. The weighted average shares outstanding used for the calculation of the primary and fully diluted pro forma earnings per share for the nine months ended September 30, 1997 were 10,253,204 and 10,753,872, respectively.

  New accounting standards

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 (SFAS 128) entitled "Earnings Per Share". This statement establishes standards for computing and presenting earnings per share (EPS), simplifying previous standards for computing EPS and making them comparable to international standards. SFAS 128 replaces the presentation of primary EPS with a presentation of basic EPS, and requires dual presentation of basic and diluted EPS on the face of the statement of operations for all entities with complex capital structures. Basic EPS excludes dilution and is computed by dividing income available for common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. SFAS 128 requires restatement of all prior period earnings per share presented, and is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. Early application of SFAS 128 is not permitted.

                          LANDMARK SYSTEMS CORPORATION

                INFORMATION AS OF SEPTEMBER 30, 1997 AND FOR THE
               NINE MONTHS ENDED SEPTEMBER 30, 1997 IS UNAUDITED

     The Company will adopt SFAS 128 for its December 31, 1997 financial statements and will restate all prior period EPS data. To illustrate the effect of adoption, the pro forma basic and diluted EPS, taking into consideration the requirements of SAB 83, in 1996 and for the nine months ended September 30, 1996 and 1997 are set forth below:

                                                                                  NINE MONTHS
                                                                                     ENDED
                                                                                 SEPTEMBER 30,
                                                                YEAR ENDED       --------------
                                                             DECEMBER 31, 1996    1996    1997
                                                             -----------------   ------   -----
    Pro forma basic (loss) earnings per share..............       $ (0.13)       $(0.20)  $0.13
    Pro forma diluted (loss) earnings per share............       $ (0.13)       $(0.20)  $0.12

NOTE 3 -- FIXED ASSETS

     Fixed assets consist of the following:

                                                           DECEMBER 31,          SEPTEMBER 30,
                                                     -------------------------   -------------
                                                        1995          1996           1997
                                                     -----------   -----------   -------------
                                                                                  (UNAUDITED)
    Computer equipment.............................  $ 2,423,536   $ 3,173,420   $   4,214,739
    Office equipment...............................    4,748,086     4,685,196       4,772,432
    Furniture and fixtures.........................    3,051,404     3,092,399       3,192,081
    Leasehold improvements.........................    1,226,080     1,226,080       1,259,912
                                                     -----------   -----------   -------------
                                                      11,449,106    12,177,095      13,439,164
    Less accumulated depreciation..................   (8,257,254)   (9,280,870)    (10,143,949)
                                                     -----------   -----------   -------------
                                                     $ 3,191,852   $ 2,896,225   $   3,295,215
                                                      ==========    ==========     ===========

     Depreciation expense totaled $1,018,000, $876,000, $1,024,000 and $868,000 in 1994, 1995, 1996 and for the nine months ended September 30, 1997, respectively.

NOTE 4 -- CAPITALIZED SOFTWARE COSTS

     Capitalized software costs consist of the following:

                                                          DECEMBER 31,           SEPTEMBER 30,
                                                   ---------------------------   -------------
                                                       1995           1996           1997
                                                   ------------   ------------   -------------
                                                                                  (UNAUDITED)
    Capitalized software costs...................  $ 19,171,402   $ 19,905,976   $  19,905,976
    Less accumulated amortization................   (13,414,150)   (18,255,637)    (19,237,810)
                                                   ------------   ------------   -------------
                                                   $  5,757,252   $  1,650,339   $     668,166
                                                    ===========    ===========     ===========

     The Company capitalized software development costs of $1,491,000, $1,112,000 and $735,000 during 1994, 1995 and 1996, respectively. Amortization expense of capitalized software costs was $3,168,000, $3,081,000, $4,841,000 and $982,000 in 1994, 1995, 1996 and for the nine months ended September 30, 1997, respectively.

                          LANDMARK SYSTEMS CORPORATION

                INFORMATION AS OF SEPTEMBER 30, 1997 AND FOR THE
               NINE MONTHS ENDED SEPTEMBER 30, 1997 IS UNAUDITED

NOTE 5 -- DEBT

     Debt consists of the following:

                                                            DECEMBER 31,          SEPTEMBER 30,
                                                     --------------------------   -------------
                                                        1995           1996           1997
                                                     -----------    -----------   -------------
                                                                                   (UNAUDITED)
    Bank line of credit, at prime plus 1.5% (9.75%
      at December 31, 1996) secured by all
      assets.......................................  $ 2,822,118    $ 1,000,000     $ --
    Note payable at 9%, due in monthly installments
      of $47,700, beginning in February 1996
      through January 1999, secured by fixed
      assets.......................................    1,500,000      1,085,513       719,103
                                                     -----------    -----------   -------------
              Total debt...........................    4,322,118      2,085,513       719,103
    Less amounts due within one year...............   (3,238,442)    (1,493,763)     (528,515)
                                                     -----------    -----------   -------------
              Long-term debt.......................  $ 1,083,676    $   591,750     $ 190,588
                                                      ==========     ==========    ==========

     The Company had available credit of $1,000,000 at December 31, 1996 under its $2,000,000 revolving line of credit agreement. The line of credit expired on June 30, 1997 (Note 13). The terms of the Company's line of credit agreement contain a fee, payable quarterly, equal to 1/2% of the average daily unused portion of the line of credit.

     The Company also had available credit of $500,000 at December 31, 1996 under its $1,000,000 restricted line of credit. The restricted line of credit, which is secured by all assets, requires bank approval prior to utilization. The amount available under this credit facility had been reduced by a $500,000 standby letter of credit issued to the Company's landlord in the event the Company defaults on its lease obligations. Interest on any outstanding balance is charged on this facility at prime plus 2%. The restricted line of credit expired on June 30, 1997 (Note 13).

     At December 31, 1996, the agreements governing the Company's lines of credit and note payable contained covenants including the maintenance of profitability levels and debt service coverage ratios and certain restrictions on the payment of dividends. The Company was in violation of certain of these covenants at December 31, 1996. On April 30, 1997, the Company received waivers of these violations.

     The Company paid interest of $155,000, $180,000, $414,000 and $244,000 in
1994, 1995, 1996 and for the nine months ended September 30, 1997, respectively.

                          LANDMARK SYSTEMS CORPORATION

                INFORMATION AS OF SEPTEMBER 30, 1997 AND FOR THE
               NINE MONTHS ENDED SEPTEMBER 30, 1997 IS UNAUDITED

NOTE 6 -- SEGMENT INFORMATION

     The Company classifies its operations into one industry segment, software development and related services. The Company reports international license and service revenues net of distributor commissions. Distributor commissions were $11,342,000, $11,581,000, $11,649,000 and $6,159,000 in 1994, 1995, 1996 and for
the nine months ended September 30, 1997, respectively. Export sales, which represent sales through international distributors, by geographic area consist of the following:

                                                                                     NINE MONTHS
                                                                                        ENDED
                                                   YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                            -------------------------------------   -------------
                                               1994         1995         1996           1997
                                            ----------   ----------   -----------   -------------
                                                                                     (UNAUDITED)
    Europe................................  $6,079,268   $6,903,732   $ 7,121,934    $ 3,092,395
    Far East..............................   1,755,302    2,193,173     2,183,904      1,851,342
    Latin America.........................     729,671      858,777       734,287        829,287
    Australia and Southeast Asia..........     462,124       --           --             --
                                            ----------   ----------   -----------   -------------
                                            $9,026,365   $9,955,682   $10,040,125    $ 5,773,024
                                             =========    =========    ==========     ==========

     The Company did not have any international operations in 1994. A summary of the Company's operations by geographic region in 1995, 1996 and for the nine months ended September 30, 1997 is as follows:

                                                                                   NINE MONTHS
                                                                                      ENDED
                                                       YEAR ENDED DECEMBER 31,    SEPTEMBER 30,
                                                      -------------------------   -------------
                                                         1995          1996           1997
                                                      -----------   -----------   -------------
                                                                                   (UNAUDITED)
    Revenues:
      United States.................................  $33,853,964   $35,618,743    $ 28,343,040
      Europe........................................      163,682       544,220       1,544,955
      Australia and Southeast Asia..................      605,860       837,224         793,850
      Eliminations..................................     (163,682)     (443,789)       (304,654)
                                                      -----------   -----------   -------------
              Consolidated..........................  $34,459,824   $36,556,398    $ 30,377,191
                                                       ==========    ==========      ==========
    Operating (loss) income:
      United States.................................  $(5,360,185)  $(2,262,628)   $  2,096,995
      Europe........................................      (17,677)      (47,173)       (351,532)
      Australia and Southeast Asia..................     (279,715)     (417,874)        (23,479)
      Eliminations..................................      --            --             --
                                                      -----------   -----------   -------------
              Consolidated..........................  $(5,657,577)  $(2,727,675)   $  1,721,984
                                                       ==========    ==========      ==========
    Assets at end of period:
      United States.................................  $31,053,058   $25,195,178    $ 28,161,068
      Europe........................................       53,758       403,348       1,913,174
      Australia and Southeast Asia..................      815,221       807,677       1,064,806
      Eliminations..................................     (442,829)   (1,330,221)     (2,504,114)
                                                      -----------   -----------   -------------
              Consolidated..........................  $31,479,208   $25,075,982    $ 28,634,934
                                                       ==========    ==========      ==========

                          LANDMARK SYSTEMS CORPORATION

                INFORMATION AS OF SEPTEMBER 30, 1997 AND FOR THE
               NINE MONTHS ENDED SEPTEMBER 30, 1997 IS UNAUDITED

NOTE 7 -- INCOME TAXES

     The (loss) income before income taxes consist of the following:

                                                                                     NINE MONTHS
                                                  YEAR ENDED DECEMBER 31,               ENDED
                                          ---------------------------------------   SEPTEMBER 30,
                                             1994          1995          1996       -------------
                                          -----------   -----------   -----------       1997
                                                                                    -------------
                                                                                     (UNAUDITED)
    U.S.................................  $(3,079,152)  $(4,806,941)  $(1,559,453)   $ 2,530,204
    International subsidiaries..........      --           (302,482)     (455,340)      (491,952)
                                          -----------   -----------   -----------   -------------
    (Loss) income before taxes..........  $(3,079,152)  $(5,109,423)  $(2,014,793)   $ 2,038,252
                                           ==========    ==========    ==========     ==========

     The (benefit from) provision for income taxes consist of the following:

                                                                                    NINE MONTHS
                                                  YEAR ENDED DECEMBER 31,              ENDED
                                           -------------------------------------   SEPTEMBER 30,
                                              1994         1995         1996       -------------
                                           -----------   ---------   -----------       1997
                                                                                   -------------
                                                                                    (UNAUDITED)
    Current taxes (receivable) payable:
      U.S. Federal.......................  $  (448,086)  $(566,102)  $   226,835     $ 342,663
      Foreign............................      460,739     433,608       518,599       374,819
      State and local....................      (65,929)     89,949        40,593        56,162
                                           -----------   ---------   -----------   -------------
                                               (53,276)    (42,545)      786,027       773,644
                                           -----------   ---------   -----------   -------------
    Deferred tax (benefit) provision:
      U.S. Federal.......................   (1,054,108)   (812,133)   (1,534,972)       38,789
      State and local....................      (50,860)    (85,735)      (63,567)        3,145
                                           -----------   ---------   -----------   -------------
                                            (1,104,968)   (897,868)   (1,598,539)       41,934
                                           -----------   ---------   -----------   -------------
              (Benefit from) provision
                for income taxes.........  $(1,158,244)  $(940,413)  $  (812,512)    $ 815,578
                                            ==========   =========    ==========    ==========

     The Company paid income taxes of $1,128,000, $436,000, $527,000 and $504,000 in 1994, 1995, 1996 and for the nine months ended September 30, 1997, respectively. Foreign taxes paid relate primarily to taxes withheld from revenues remitted by international distributors.

                          LANDMARK SYSTEMS CORPORATION

                INFORMATION AS OF SEPTEMBER 30, 1997 AND FOR THE
               NINE MONTHS ENDED SEPTEMBER 30, 1997 IS UNAUDITED

     The Company provides deferred taxes for temporary differences between the bases of assets and liabilities for financial reporting purposes and the bases of assets and liabilities for tax return purposes. The deferred tax asset/(liability) at December 31, 1995 and 1996 and September 30, 1997 is attributable to the following:

                                                            DECEMBER 31,           SEPTEMBER 30,
                                                      -------------------------    -------------
                                                         1995           1996           1997
                                                      -----------    ----------    -------------
                                                                                    (UNAUDITED)
    Deferred Tax Assets:
      Deferred revenue..............................  $   842,780    $  827,289     $   812,590
      Stock incentive plan..........................      385,581       252,906         511,564
      Allowance for doubtful accounts...............      265,398       139,981         198,607
      Tax credit carryforwards......................      874,122     1,221,719       1,221,719
      Sublease and general sales tax accrual........      598,490       260,689         158,932
      Capitalized software development costs........      204,451       181,734         173,600
      Losses from international subsidiaries not
         utilized...................................           --       185,000         381,694
      Other.........................................      202,510       120,303         --
      Valuation allowance...........................     (690,885)     (410,000)       (410,000)
                                                      -----------    ----------    -------------
                                                        2,682,447     2,779,621       3,048,706
                                                      -----------    ----------    -------------
    Deferred Tax Liabilities:
      Depreciation and amortization.................   (1,800,598)     (288,059)       (300,000)
      Other.........................................           --       (11,174)       (226,384)
                                                      -----------    ----------    -------------
                                                       (1,800,598)     (299,233)       (526,384)
                                                      -----------    ----------    -------------
              Net deferred tax asset................  $   881,849    $2,480,388     $ 2,522,322
                                                       ==========     =========      ==========
    Current deferred tax asset......................  $ 1,354,059    $2,065,460     $ 1,402,022
    Non-current deferred tax (liability) asset......     (472,210)      414,928       1,120,300
                                                      -----------    ----------    -------------
              Net deferred tax asset................  $   881,849    $2,480,388     $ 2,522,322
                                                       ==========     =========      ==========

     During 1995, the Company recorded a valuation allowance of $690,885 to reflect foreign tax credit carryforwards that, in the Company's estimation, would more likely than not expire prior to utilization. During 1996, the Company reduced the tax credit carryforward valuation allowance to $225,000 to reflect the increased likelihood that certain of the foreign tax credits would be realized. The Company also recorded in 1996 a valuation allowance of $185,000 to reflect the tax effect of estimated international subsidiary net operating losses that, in the Company's estimation, will more likely than not result in no future tax benefit to the Company.

     At December 31, 1996, the Company had foreign net operating loss carryforwards of approximately $500,000, of which $100,000 expire in 2001 and the remaining $400,000 carryforward indefinitely, and are available to offset future foreign taxable income. In addition, the Company had foreign tax credit carryforwards of $814,000 which expire in years 2000 through 2001, research and development tax credit carryforwards of $241,000 which expire in years 2003 through 2004 and a minimum tax credit carryforward of $81,000 which carryforwards indefinitely, which are available to offset future U.S. tax liabilities.

                          LANDMARK SYSTEMS CORPORATION

                INFORMATION AS OF SEPTEMBER 30, 1997 AND FOR THE
               NINE MONTHS ENDED SEPTEMBER 30, 1997 IS UNAUDITED

     The (benefit from) provision for income taxes differs from the amount of taxes determined by applying the U.S. Federal statutory rate of 34% to income
(loss) before income taxes as a result of the following:

                                                                                        NINE MONTHS
                                                                                           ENDED
                                                      YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                               -------------------------------------   -------------
                                                  1994          1995         1996          1997
                                               -----------   -----------   ---------   -------------
                                                                                        (UNAUDITED)
Computation of U.S. Federal income taxes at
  34%........................................  $(1,046,912)  $(1,634,359)  $(685,030)    $ 693,079
State and local taxes, net of Federal income
  tax benefit................................      (81,290)       21,769     (49,750)       73,996
Change in valuation allowance................      --            690,885    (280,885)      --
Provision for competent authority............      --            --          148,386       --
Other........................................      (30,042)      (18,708)     54,767        48,503
                                               -----------   -----------   ---------   -------------
     Benefit from income taxes...............  $(1,158,244)  $  (940,413)  $(812,512)    $ 815,578
                                                ==========    ==========   =========    ==========

     Competent authority is a process to resolve unintended results between the U.S. and foreign taxing jurisdictions. The provision for competent authority was established in 1996 to reflect management's belief that the outcome of this process would likely result in a liability.

NOTE 8 -- EMPLOYEE BENEFIT PLANS

     The Company has a profit incentive plan ("PIP") which is a defined contribution plan with a cash (or non-qualified) component covering all employees with one year of service and providing for annual discretionary contributions of up to 15% of eligible compensation. Employees are 100% vested in all contributions to the PIP. The Company did not make contributions to the PIP in 1994, 1995 or 1996.

     The Company also has a 401(k) defined contribution plan. During 1994, 1995, 1996 and the nine months ended September 30, 1997, the Company matched 50% of the first 3% of employees' deferred contributions. Employees are fully vested in all Company contributions. The Company recorded expense for its matching contributions of $169,000, $192,000, $205,000 and $176,000 during 1994, 1995,
1996 and for the nine months ended September 30, 1997, respectively.

NOTE 9 -- MANDATORILY REDEEMABLE PREFERRED STOCK

     The Board has the authority to issue up to 8,000,000 shares of preferred stock, and to determine the price, rights, preferences and privileges of those shares without further vote or action by the stockholders, subject to the consent of the holders of outstanding preferred stock, if any.

     The Company's Series A Preferred Stock paid cumulative dividends effective May 1, 1992 at an annual rate of $0.15 per share until April 30, 1997, and thereafter at an annual rate of $0.375 per share. The holders of Series A Preferred Stock may not sell, assign or transfer any of the stock without the Company's prior written consent.

     The Company is required to redeem $1,500,000 of Series A Preferred Stock each year ("redemption year") plus accumulated dividends, beginning May 1, 1997. Additionally, the Company may redeem all or a portion of the outstanding Series A Preferred Stock at any time. If the Company redeems all of the outstanding shares, the Company may pay the redemption amount by any combination of cash and promissory note. The redemption price will equal $5.00 per share plus 75% of the amount, if any, by which the lesser (i) of the 1.5 multiplied by the fair market value per share of the common stock as determined by the Board at

                          LANDMARK SYSTEMS CORPORATION

                INFORMATION AS OF SEPTEMBER 30, 1997 AND FOR THE
               NINE MONTHS ENDED SEPTEMBER 30, 1997 IS UNAUDITED

the beginning of the redemption year or (ii) $7.4333 per share, exceeds $5.00 per share. Accordingly, the redemption price per share cannot exceed $6.825 per share.

     The holders of Series A Preferred Stock may convert all, but not less than all, of the preferred shares into common stock at the time of an initial public offering ("IPO") of the Company's common stock based upon the relationship between the redemption price and the IPO price of the Company's common stock. In addition, the holders of Series A Preferred Stock are entitled to convert all, but not less than all, of the preferred shares into common stock if the Company fails to make any dividend or redemption payment or, if applicable, any other payments due to the holders. Under the terms of the Series A Preferred Stock, each share of Series A Preferred Stock is convertible into that number (or fraction) of common stock equal to the ratio of the then-current redemption price to the then-current fair market value of the Company's common stock, as determined by the Board, by appraisal, or by reference to the IPO price of the Company's common stock, as applicable. See Notes 11 and 12.

     In 1995, the redemption price of the Series A Preferred Stock was adjusted based upon the fair market value of the Company's common stock of $4.00 per share. In April 1997, the Board approved an adjustment in the fair market value of the Company's common stock to $4.97 to be effective May 1, 1997, which resulted in an increase in the redemption price of the Series A Preferred Stock.

     As described in Note 12, subsequent to December 31, 1996, the Company issued 395,195 shares of mandatorily redeemable Series B Preferred Stock.

     The following table summarizes the activity with respect to the Series A Preferred Stock and Series B Preferred Stock:

                                                            SERIES A                SERIES B
                                                        PREFERRED STOCK         PREFERRED STOCK
                                                     ----------------------   --------------------
                                                                 REDEMPTION             REDEMPTION
                                                      SHARES       VALUE      SHARES      VALUE
                                                     ---------   ----------   -------   ----------
Balance at December 31, 1993.......................  1,020,000   $5,390,700        --   $       --
Adjustment to redemption value.....................         --           --        --           --
                                                     ---------   ----------   -------   ----------
Balance at December 31, 1994.......................  1,020,000    5,390,700        --           --
Adjustment to redemption value.....................         --      474,300        --           --
                                                     ---------   ----------   -------   ----------
Balance at December 31, 1995.......................  1,020,000    5,865,000        --           --
Adjustment to redemption value.....................         --           --        --           --
                                                     ---------   ----------   -------   ----------
Balance at December 31, 1996.......................  1,020,000    5,865,000        --           --
Issuance of Series B preferred stock (unaudited)...         --           --   395,195    2,500,000
Redemption of Series A preferred stock
  (unaudited)......................................   (109,891)    (750,006)       --           --
Adjustment to redemption value (unaudited).........         --    1,096,500        --      109,778
                                                     ---------   ----------   -------   ----------
Balance at September 30, 1997 (unaudited)..........    910,109   $6,211,494   395,195   $2,609,778
                                                      ========    =========   =======    =========

NOTE 10 -- REDEEMABLE COMMON STOCK INSTRUMENTS AND STOCKHOLDERS' EQUITY

  1994 Stock Incentive Plan

     During 1994, the Company adopted the 1994 Stock Incentive Plan ("1994 SIP") under which employees may acquire shares of the Company's common stock via stock option grants, restricted stock awards and/or stock bonuses. The 1994 SIP is administered by the Board, which has the sole discretion to grant options and restricted stock awards. The 1994 SIP replaced the 1989 Stock Incentive Plan ("1989 SIP") and the 1992

                          LANDMARK SYSTEMS CORPORATION

                INFORMATION AS OF SEPTEMBER 30, 1997 AND FOR THE
               NINE MONTHS ENDED SEPTEMBER 30, 1997 IS UNAUDITED

Executive Stock Incentive Plan ("1992 ESIP"). Options outstanding under the 1989 SIP and the 1992 ESIP will remain outstanding until the options either expire or are exercised.

     As of September 30, 1997, a total of 3,000,000 shares of common stock can be issued under the 1994 SIP through (i) qualified stock options, which qualify as incentive stock options and have an exercise price equal to or greater than the fair market value of the common stock, as determined by the Board, at the date of grant, (ii) non-qualified stock options, which have an exercise price equal to or greater than 85% of the fair market value of the common stock, as determined by the Board, on the date of grant, (iii) restricted stock awards for common stock at a price determined by the Board, but not less than 85% of the fair market value of the stock at the date of grant, which is non transferable and subject to repurchase at the holder's cost until Board designated conditions have been met, or (iv) stock bonuses. See Note 13.

     The Company has the right to repurchase at the fair market value, as determined by the Board, at any time following the termination of a grantee's employment with the Company for any reason (including retirement, death or disability), all or any portion of the option shares, restricted stock or bonus shares then held by the grantee. A grantee does not have the right to require the Company to repurchase shares issued pursuant to the 1994 SIP.

  1992 Executive Stock Incentive Plan

     During 1992, the Company adopted the 1992 Executive Stock Incentive Plan ("1992 ESIP") under which key executives were granted options to purchase shares of the Company's common stock.

     While employed by the Company and for a period of ninety days thereafter, a grantee has the right to require the Company to repurchase at the fair market value, as established by the Board, all or any portion of the employee's option shares. The grantee's right to require the Company to repurchase at the fair market value expires upon an IPO of the Company's common stock. The Company also has the right to repurchase at the fair market value, at any time following the termination of a grantee's employment with the Company, all or any portion of the option shares then held by the grantee.

     In 1994, the 1992 ESIP was replaced by the 1994 SIP. No additional grants will be made under the 1992 ESIP. Options outstanding under the 1992 ESIP will remain outstanding until the options either terminate or are exercised.

  1989 Stock Incentive Plan

     During 1989, the Company adopted the 1989 Stock Incentive Plan ("1989 SIP") under which certain employees were granted options to purchase shares of Company's common stock and/or restricted stock awards. The 1989 SIP is administered by the Board, which has the sole discretion to grant options and restricted stock awards.

     While employed by the Company, a grantee has the right to require the Company to repurchase at the fair market value, as established by the Board, all or any portion of his (i) option shares and (ii) restricted stock with respect to which all of the conditions have been met. The Company also has the right to repurchase at the fair market value, at any time following the termination of a grantee's employment with the Company, all or any portion of the option shares or restricted stock then held by the grantee. To the extent that the number of shares that the Company becomes obligated to purchase under the 1989 SIP during any twelve-month period exceeds 2% of the outstanding common stock of the Company, the Company has the right to pay the purchase price for the shares in excess of the 2% threshold in twelve equal quarterly installments of principal, with interest at the lesser of 9% or the "applicable Federal rate" applied to installment purchases under Section 483 of the Internal Revenue Code.

                          LANDMARK SYSTEMS CORPORATION

                INFORMATION AS OF SEPTEMBER 30, 1997 AND FOR THE
               NINE MONTHS ENDED SEPTEMBER 30, 1997 IS UNAUDITED

     In 1994, the 1989 SIP was replaced by the 1994 SIP. No additional grants will be made under the 1989 SIP. Options outstanding under the 1989 SIP will remain outstanding until the options either terminate or are exercised.

  1996 Advisory Board Plan

     In December 1996, the Company established the 1996 Advisory Board Stock Incentive Plan ("1996 ABP"). As of September 30, 1997 pursuant to the 1996 ABP, the Company can issue up to 300,000 options to members of the Company's Advisory Board. In 1996, the Company granted 120,000 options, which vest over a four year period at an exercise price of $4.00 per share. The Company will record the fair value of the options as stock compensation expense ratably over the vesting period. See Note 13.

  Other Stock Options

     In 1994, 1995, 1996 and for the nine months ended September 30, 1997, the Company issued 42,525, 107,799, 24,750 and 85,335 options, respectively, to former employees of the Company to replace options previously issued under the 1989 SIP, the 1992 ESIP and the 1994 SIP which unexpired unexercised concurrent with or subsequent to separation from the Company. The terms of the options granted were similar, but not identical to, the terms of the options they replaced. The Company recorded compensation expense associated with these options of $215,000, $90,000 and $60,000 in 1994, 1995 and for the nine months ended September 30, 1997. The Company did not record compensation expense for these options in 1996 because such amount was not material.

  Options Outstanding and Exercisable

     The following table summarizes information about options outstanding for all stock option plans:

                                                       SHARES       PRICE PER     WEIGHTED AVERAGE
                                                    OUTSTANDING       SHARE        EXERCISE PRICE
                                                    UNDER OPTION   UNDER OPTION      PER SHARE
                                                    ------------   ------------   ----------------
    Balance at December 31, 1994..................    2,150,564     $3.00-3.59         $ 3.29
      Stock options granted.......................      618,537      3.00-4.00           3.81
      Stock options exercised.....................      (34,389)     3.33-3.59           3.43
      Stock options canceled......................     (385,101)     3.00-4.00           3.35
      Stock options expired.......................      (29,691)          3.33           3.33
                                                    ------------
    Balance at December 31, 1995..................    2,319,920      3.00-4.00           3.42
      Stock options granted.......................    1,166,010      3.59-4.00           3.99
      Stock options exercised.....................     (286,083)     3.00-3.59           3.09
      Stock options canceled......................     (406,215)     3.00-4.00           3.61
                                                    ------------
    Balance at December 31, 1996..................    2,793,632      3.00-4.00           3.67
      Stock options granted.......................      593,452      3.33-4.97           3.97
      Stock options exercised.....................     (186,348)     3.00-4.00           3.23
      Stock options canceled......................     (285,477)     3.33-4.00           3.85
                                                    ------------
    Balance at September 30, 1997.................    2,915,259     $3.00-4.97         $ 3.74
                                                     ==========

                          LANDMARK SYSTEMS CORPORATION

                INFORMATION AS OF SEPTEMBER 30, 1997 AND FOR THE
               NINE MONTHS ENDED SEPTEMBER 30, 1997 IS UNAUDITED

     The following table summarizes information about options outstanding at September 30, 1997 by plan:

                                              TOTAL OPTIONS   TOTAL OPTIONS         TOTAL OPTIONS
                                               OUTSTANDING     EXERCISABLE    AVAILABLE FOR FUTURE GRANT
                                              -------------   -------------   --------------------------
    1989 Stock Incentive Plan...............       72,818          72,724             --
    1992 Executive Stock Incentive Plan.....      304,687         304,687             --
    1994 Stock Incentive Plan...............    1,909,237         579,129              1,052,363
    1996 Advisory Board Plan................      120,000          30,000                180,000
    Other stock options.....................      508,517         284,305             --
                                               ------------    ----------           ------------
    Total at September 30, 1997.............    2,915,259       1,270,845              1,232,363
                                               ==========      ==========           ============

     At September 30, 1997, the average exercise price per share of exercisable options is $3.54. The unvested options vest primarily over a four year period and will be fully vested in the year 2001. The remaining average option life is
5.6 years.

     The fair value of each employee option grant is estimated on the date of grant using a minimum value model. The weighted-average assumptions included in the Company's fair value calculations are as follows:

                                                              1997          1996      1995
                                                           -----------      ----      ----
                                                           (UNAUDITED)
        Expected life (years)............................        5            5         5
        Risk-free interest rate..........................      5-6%         6-7 %     6-7 %
        Volatility.......................................        0            0         0
        Dividend yield...................................        0%           0 %       0 %

     The weighted-average fair value of stock options granted under the employee stock option plans during 1995, 1996 and for the nine months ended September 30, 1997 was $1.01, $1.08 and $1.05, respectively. Had the Company determined compensation costs for these plans in accordance with SFAS No. 123 (Note 2), the Company's pro forma primary and fully diluted net (loss) income would have been $(4,210,000) in 1995, $(1,391,000) or $(0.15) per share in 1996 and $862,000 or
$0.08 for the nine months ended September 30, 1997. The SFAS No. 123 method of accounting does not apply to options granted prior to January 1, 1995 and, accordingly, the resulting pro forma compensation cost may not be representative of that to be expected in the future.

  Stock Bonuses

     During 1994 and 1995, the Board approved stock bonuses of 1,200 and 750 shares, respectively, of common stock to be given to employees. The shares issued were recorded as compensation expense of $4,304 and $3,000, respectively. This stock was issued with the same restrictions as stock issued under the 1989 SIP. During 1996, the Board did not approve any stock bonuses.

  Employee Stock Purchase Plan

     During 1991, the Company adopted an Employee Stock Purchase Plan ("ESPP") under which employees may purchase shares of the Company's common stock. The Board will determine the number of shares of common stock made available under this plan for each purchase year. For each of the plan years ended April 30, 1995, 1996 and 1997, 75,000 shares were made available for purchase. For the plan year ended April 30, 1998, the Board did not make any shares of common stock available for purchase. For the plan years ended April 30, 1995 and 1996, 4,557 and 20,817 shares, respectively, were purchased. For the plan year ended April 30, 1997, 5,192 shares were purchased as of December 31, 1996 and the remaining 69,808 shares were

                          LANDMARK SYSTEMS CORPORATION

                INFORMATION AS OF SEPTEMBER 30, 1997 AND FOR THE
               NINE MONTHS ENDED SEPTEMBER 30, 1997 IS UNAUDITED

subsequently purchased. Shares are purchased at their fair market value as determined by the Board. Eligible employees can purchase shares valued at up to 10% of their gross cash compensation.

     The shares employees purchase under this plan are subject to certain transfer restrictions. Without the prior written consent of the Company, an employee cannot sell, assign or transfer any common stock purchased under this plan to any person or entity other than the Company, another shareholder or employee. Under certain conditions, the employee can elect to require the Company to repurchase their shares at fair market value. At any time following the termination of an individual's employment, the Company has the right to repurchase the employee's shares acquired through this plan at fair market value.

  Stock Compensation Expense

     The Company records stock compensation expense for the amount, if any, by which the fair market value of the Company's common stock exceeds the option exercise price at the date of the option grant. The Company also records stock compensation expense for shares and options outstanding under the 1989 SIP, the 1992 ESIP and the ESPP to reflect any increase in the amount at which the holders may require the Company to repurchase such shares. The Company records stock compensation benefit to reflect any forfeitures of unvested stock options. The Company recorded stock compensation expense (benefit) of $28,000, $763,000, $(96,000) and $568,000 in 1994, 1995, 1996 and for the nine months ended
September 30, 1997, respectively. The fair market value of the Company's common stock, as determined by the Board effective as of May 1 of each year, was $3.59, $4.00, $4.00 and $4.97 for 1994, 1995, 1996 and 1997, respectively.

  Redeemable Common Stock Instruments

     The redeemable common stock instruments represent shares of common stock and options to acquire common stock issued by the Company to certain employees pursuant to the 1989 SIP, the 1992 ESIP, the ESPP and other agreements whereby the holder has the right to require the Company to repurchase such shares at their current fair market value as determined by the Company's Board. The rights of holders of Redeemable Common Stock Instruments to require the Company to repurchase such shares automatically lapses on the effective date of an initial public offering of the Company's common stock.

                          LANDMARK SYSTEMS CORPORATION

                INFORMATION AS OF SEPTEMBER 30, 1997 AND FOR THE
               NINE MONTHS ENDED SEPTEMBER 30, 1997 IS UNAUDITED

     The following table summarizes the activity with respect to the redeemable common stock instruments:

                                                     SHARES OF COMMON                   REDEMPTION
                                                     STOCK UNDERLYING    SHARES OF       VALUE OF
                                                        REDEEMABLE       REDEEMABLE    COMMON STOCK
                                                      STOCK OPTIONS     COMMON STOCK   INSTRUMENTS
                                                     ----------------   ------------   ------------
Balance at December 31, 1993.......................        715,470          25,005      $  310,578
  Compensation for non-qualified redeemable stock
     options.......................................       --                --              10,582
  Redeemable common stock issued...................        (57,080)         62,837         209,916
  Redeemable common stock repurchased by the
     Company.......................................       --               (59,168)       (212,214)
  Redeemable stock option grants...................        698,941          --             --
  Expiration of redeemable stock option grants.....        (13,032)         --             --
  Cancellation of redeemable stock option grants...       (162,525)         --             --
                                                         ---------        --------      ----------
Balance at December 31, 1994.......................      1,181,774          28,674         318,862
  Compensation for non-qualified redeemable stock
     options.......................................       --                --             673,445
  Redeemable common stock issued...................        (34,239)         55,806         199,236
  Redeemable common stock repurchased by the
     Company.......................................       --               (37,363)       (142,500)
  Cancellation of redeemable stock option grants...       (223,097)         --             --
                                                         ---------        --------      ----------
Balance at December 31, 1995.......................        924,438          47,117       1,049,043
  Redeemable common stock issued...................       (286,083)        303,540         952,456
  Redeemable common stock repurchased by the
     Company.......................................                       (300,297)     (1,201,188)
  Cancellation of redeemable stock option grants...        (66,345)         --             --
  Forfeiture of unvested redeemable stock
     options.......................................       --                --             (96,381)
                                                         ---------        --------      ----------
Balance at December 31, 1996.......................        572,010          50,360         703,930
  Adjustment to redemption value...................       --                --             425,834
  Redeemable common stock issued...................       (142,473)        212,171         716,897
  Redeemable common stock repurchased by the
     Company.......................................       --               (19,433)        (93,366)
  Cancellation of redeemable stock option grants...        (20,967)         --              (4,185)
  Waiver of rights to require repurchase...........       (213,750)         (8,240)       (237,108)
                                                         ---------        --------      ----------
Balance at September 30, 1997......................        194,820         234,858      $1,512,002
                                                         =========        ========      ==========

                          LANDMARK SYSTEMS CORPORATION

                INFORMATION AS OF SEPTEMBER 30, 1997 AND FOR THE
               NINE MONTHS ENDED SEPTEMBER 30, 1997 IS UNAUDITED

NOTE 11 -- COMMITMENTS

     During 1988, the Company entered into a ten-year lease for office space which included a rent abatement for one and one-half years. Rental expense has been calculated as total rental payments spread ratably over the life of the lease. An accrued rent expense is created in years when rent expense exceeds cash payments. In 1996, the Company extended the lease commitment by five years. The current and long-term portions of the deferred rent abatement at December 31, 1996 are $87,000 and $479,000, and at September 30, 1997 are $87,000 and
$413,000, respectively, and have been included in accrued expenses or other liabilities, as appropriate.

     The Company is committed for the payment of minimum rentals, exclusive of escalation charges and renewal options, under office space, computer and other equipment operating lease agreements through 2003 in the following amounts:

          YEAR ENDED DECEMBER 31,                                         AMOUNT
          ------------------------------------------------------------  -----------
                 1997.................................................  $ 2,267,000
                 1998.................................................    2,538,000
                 1999.................................................    2,649,000
                 2000.................................................    2,313,000
                 2001.................................................    2,379,000
                 Thereafter...........................................    3,687,000
                                                                        -----------
                                                                        $15,833,000
                                                                         ==========

     Additionally, the Company leases certain equipment under cancelable operating leases. The total rental expense under all equipment and office space operating leases was approximately $3,700,000, $3,600,000, $3,500,000 and $2,100,000 in 1994, 1995, 1996 and the nine months ended September 30, 1997, respectively.

     During 1994, the Company subleased office space for rates below the Company's then current lease rates and recognized expenses of $651,000 for the sublease rate differential. Additionally, during 1994 and 1995, the Company attempted to sublease additional office space below market rates and recorded expenses of $128,000 and $266,000 in 1994 and 1995, respectively, for the anticipated rate differential. During 1996, the Company was able to terminate its lease for the office space it was attempting to sublease and reversed a reserve of $351,000.

     In June 1992, the Company entered into a five-year non-compete agreement with a former officer who is also a common stockholder and a Series A Preferred stockholder pursuant to which the Company paid the former officer $22,917 per month from May 1992 through January 1993 and $20,000 per month from February 1993 through April 1997. In addition, the former officer received $50,000 per year from May 1992 through January 1993 and $15,000 per year from February 1993 through April 1997 for services rendered as a member of the Board.

NOTE 12 -- SUBSEQUENT EVENTS

  Infarmedica Transaction

     In January 1997, the Company signed an agreement to acquire certain rights and related assets from Infarmedica Holding AG ("Infarmedica"), a former distributor of the Company's products. Under the terms of the agreement governing this relationship, Infarmedica held exclusive rights to market certain of the Company's products in Austria, the Benelux countries, Germany and Switzerland. As a result of the 1997 agreement, the Company gained access to its significant customer base in these European countries (including

                          LANDMARK SYSTEMS CORPORATION

                INFORMATION AS OF SEPTEMBER 30, 1997 AND FOR THE
               NINE MONTHS ENDED SEPTEMBER 30, 1997 IS UNAUDITED

an assignment of license and maintenance agreements) and established subsidiaries in Germany and The Netherlands to support these customers directly. In consideration for the acquisition of these rights, the Company will pay Infarmedica $1,800,000 in installment payments from 1997 through 1999, of which a minimum of $900,000 is required to be paid in 1997. In addition, the Company granted Infarmedica a warrant to purchase 225,000 shares of the Company's common stock at $4.00 per share, which was fully vested upon issuance, expires on January 1, 2007 and is transferable only with the Company's consent. The Company recorded the acquisition of the customer base as an intangible asset representing the present value of the cash payments plus the fair value of the warrant issued. The related intangible asset will be amortized over three years.

  Mandatorily Redeemable Series B Preferred Stock

     In March 1997, the Company amended its articles to designate 1,580,779 shares of Series B Preferred Stock and authorized the sale and issuance of such shares. The Series B Preferred Stock is convertible, at the option of the holder, into the Company's common stock based on a ratio of $6.326 to a conversion price. Additionally, the Series B Preferred Stock is redeemable at the holder's option at the earlier of December 31, 2000 or six months after an IPO of the Company's common stock. The conversion price is initially established at $6.326, but may be adjusted downward in the event that the Company issues additional shares of common stock (or other securities convertible into common stock) at a price less than the conversion price. The redemption price of the Series B Preferred Stock is the sum of (i) $6.326 per share, plus interest of 8% per annum, (ii) dividends declared but unpaid thereon, and (iii) interest of 8% per annum on dividends declared but unpaid. Each outstanding share of Series B Preferred Stock will be automatically converted into 1.5 shares of the Company's common stock immediately upon the closing of a qualified public offering, as defined. If a conversion does not occur, each holder of Series B Preferred Stock may require the Company to redeem all or part of such holder's outstanding Series B Preferred Stock at any time after the earliest of December 31, 2000 or six months following the filing by the Company of a registration of its shares with the Securities and Exchange Commission.

     Concurrent with the authorization of Series B Preferred Stock, the Company issued 316,156 shares of Series B Preferred Stock at a price of $6.326 per share and, in April 1997, an additional 79,039 shares of Series B Preferred Stock at a price of $6.326 per share. Based on these issuances, the purchaser is entitled to elect a representative to the Board.

NOTE 13 -- EVENTS (UNAUDITED) SUBSEQUENT TO THE DATE OF ACCOUNTANTS' REPORT

     In July 1997, the Company amended its 1996 ABP to allow the Company to issue options to designated outside members of the Company's Board and to rename the 1996 ABP to the 1996 Advisory Board and Directors Stock Incentive Plan. At the same time, the Company amended the 1996 ABP to increase the maximum options issuable for grant from 150,000 to 300,000.

     In July 1997, the Company amended its 1994 SIP to increase the maximum number of options issuable from 2,250,000 to 3,000,000.

     The revolving line of credit expired on June 30, 1997. The Company has received a letter offering a commitment for a new facility.

     In October 1997, the Company terminated the Advisory Board, accelerated the vesting of 18,000 options granted pursuant to the 1996 ABP which were scheduled to vest on December 31, 1997, and cancelled 36,000 unvested options granted pursuant to the 1996 ABP.

                          LANDMARK SYSTEMS CORPORATION

                INFORMATION AS OF SEPTEMBER 30, 1997 AND FOR THE
               NINE MONTHS ENDED SEPTEMBER 30, 1997 IS UNAUDITED


NOTE 14 -- RECAPITALIZATION



     The number of authorized shares of Common Stock was increased from 15 million shares to 30 million shares effective on October 22, 1997. A three-for-two stock split of the Company's Common Stock took effect on November 17, 1997. All references to the number of shares authorized, issued and outstanding and per share information for all periods presented have been adjusted to give effect to the aforementioned stock split and share authorization.

=========================================================

     NO UNDERWRITER, DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR A SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                            ------------------------

                               TABLE OF CONTENTS


                                         PAGE
                                         -----
Prospectus Summary....................       3
Risk Factors..........................       6
Use of Proceeds.......................      13
Dividend Policy.......................      13
Capitalization........................      14
Dilution..............................      15
Selected Consolidated Financial
  Data................................      16
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................      17
Business..............................      26
Management............................      37
Certain Transactions..................      45
Principal and Selling Stockholders....      46
Description of Capital Stock..........      47
Shares Eligible for Future Sale.......      50
Underwriting..........................      52
Legal Matters.........................      53
Experts...............................      53
Additional Information................      53
Index to Consolidated Financial
  Statements..........................     F-1


                            ------------------------
     Until           , 1997 (25 days after the date of this Prospectus), all
dealers effecting transactions in the Common Stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

=========================================================
=========================================================

                                3,200,000 SHARES

                               [LANDMARK LOGO]

                                  COMMON STOCK
                            ------------------------
                                   PROSPECTUS
                            ------------------------

                             C.E. UNTERBERG, TOWBIN


                           WHEAT FIRST BUTCHER SINGER

                                          , 1997

=========================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses to be paid by the Registrant in connection with the distribution of the securities being registered, other than underwriting discounts and commissions, are as follows:


                                                                            AMOUNT*
                                                                            --------
        Securities and Exchange Commission Filing Fee.....................  $ 11,153
        NASD Filing Fee...................................................     4,180
        Nasdaq National Market Listing Fee................................    43,402
        Accounting Fees and Expenses......................................   250,000
        Blue Sky Fees and Expenses........................................     5,000
        Legal Fees and Expenses...........................................   200,000
        Transfer Agent and Registrar Fees and Expenses....................    15,000
        Printing Expenses.................................................   150,000
        Miscellaneous Expenses............................................   206,265
                                                                            --------
                  Total...................................................  $885,000
                                                                            ========


---------------
* All amounts are estimates except the SEC filing fee, the NASD filing fee and the Nasdaq National Market listing fee.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 13.1-697 of the Virginia Stock Corporation Act, as amended, authorizes a corporation to indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if such individual has conducted himself in good faith and if, in the course of conduct in his official capacity, he believed that his conduct was in the best interest of the corporation, and in all other cases, he believed that his conduct was at least not opposed to the corporation's best interest. A corporation is also authorized to indemnify a director in the case of any criminal proceeding if the director had no reasonable cause to believe his conduct was unlawful. The termination of the proceeding by judgment, order, settlement or conviction is not, of itself, determinative that the director did not meet the prescribed standard of conduct. A corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding charging the director whether or not involving action in his official capacity in which the director was adjudged liable on the basis that personal benefit was improperly received by him.

     Sections 13.1-698 and 13.1-702 of the VSCA provide that unless limited by its articles of incorporation, a corporation shall indemnify each director, officer, employee or agent who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director, officer, employee or agent of the corporation against reasonable expenses incurred by him in connection with the proceeding.

     Section 13.1-704(B) of the VSCA provides that any corporation shall have the power to make any further indemnity, including indemnity with respect to a proceeding by or in the right of the corporation, and to make additional provisions for advances and reimbursement of expenses to any director, officer, employee or agent that may be authorized by the articles of incorporation or by any bylaw made by the shareholders or any resolution adopted, before or after the event, by the shareholders except an indemnity against willful misconduct or a knowing violation of criminal law.

     Article Ninth of the Registrant's Articles of Incorporation provides for indemnification of officers and directors in the situations authorized by the VSCA. In addition, the Underwriting Agreement provides for certain indemnification of officers, directors and controlling persons of the Registrant.

     The Registrant intends to obtain prior to the effective date of the Registration Statement a policy of directors' and officers' liability insurance that insures the Company's directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

     The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters of the Registrant and its officers and directors for certain liability arising under the Securities Act or otherwise.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Set forth below is information concerning sales of unregistered securities by the Company from October 1, 1994 to September 30, 1997 on an actual basis (without regard to the pro forma adjustments appearing in the Prospectus):

          (i) The Company granted stock options to employees and advisors pursuant to the Stock Incentive Plans covering an aggregate of 1,523,832 shares of Common Stock exercisable at prices ranging from $4.50 to $7.45 per share.

          (ii) The Company issued and sold an aggregate of 338,655 shares of Common Stock to employees and advisors for an aggregate cash consideration of $1,606,441 pursuant to exercises of stock options granted under the Stock Incentive Plans.

          (iii) The Company issued and sold an aggregate of 73,563 shares of Common Stock to employees for an aggregate cash consideration of $433,095 pursuant to the Stock Purchase Plan.

          (iv) On January 1, 1997, the Company issued warrants to purchase an aggregate of 150,000 shares of Common Stock at $6.00 per share.

          (v) On March 7, 1997 and April 1, 1997, the Company issued an aggregate of 395,195 shares of Series B Preferred Stock to an accredited investor for an aggregate cash consideration of $2,500,000.

     No underwriters were involved in any of the foregoing transactions. The issuances described in Items 15(i), (ii) and (iii) were deemed exempt from registration under the Securities Act in reliance on Rule 701 and were granted in compensatory arrangements pursuant to a written compensatory benefit plan or pursuant to a written contract relating to compensation. The issuance described in Item 15(iv) was deemed exempt from registration under the Securities Act in reliance on Section 4(2). The issuance described in Item 15(v) was deemed exempt from registration under the Securities Act in reliance on Rule 506. In addition, the recipients of securities described in the transactions described in Items 15(i) to (v) represented their intentions to acquire securities for investment only and not with a view to or for sale in connection with any distribution thereof. Appropriate legends were affixed to the stock certificates issued in the above transactions.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits


         1.1*   Form of Underwriting Agreement
         3.1*   Articles of Incorporation
         3.2*   Amended and Restated Bylaws
         4.1    Reference is made to Exhibits 3.1 and 3.2
         4.2    Specimen certificate of Common Stock
         5.1    Opinion of Shaw, Pittman, Potts & Trowbridge as to the legality of the Common
                Stock
        10.1*   Employment agreement between the Company and Ralph E. Alexander dated April
                9, 1997
        10.2*   1989 Stock Incentive Plan
        10.3*   1991 Employee Stock Purchase Plan
        10.4*   1992 Executive Stock Incentive Plan
        10.5*   1994 Stock Incentive Plan

        10.6*   1996 Advisory Board and Directors Stock Incentive Plan
        10.7*   Registration Rights Agreement, dated as of March 7, 1997, among the Company, certain Purchasers, Patrick H. McGettigan, Katherine K. Clark and Jeffrey H.
                Bergman
        11.1*   Statement regarding calculation of net (loss) income per share
        22.1*   Subsidiaries of the Company
        23.1    Consent of Shaw, Pittman, Potts & Trowbridge (included in Exhibit 5.1)
        23.2    Consent of Price Waterhouse LLP
        24.1*   Power of Attorney
        27*     Financial Data Schedule


---------------

* Filed previously.


     (b) Financial Statement Schedules

     The following financial statement schedule is submitted under Item 16(b):

          Schedule II -- Valuation and Qualifying Accounts

     Schedules other than those listed above have been omitted since they are not required or are not applicable or the required information is shown in the Consolidated Financial Statements or Notes thereto.

ITEM 17.  UNDERTAKINGS.

     The Registrant hereby undertakes to provide the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes that:

          (1) For the purpose of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the issuer pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time the Commission declared it effective.

          (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vienna, State of Virginia on the 17th day of November, 1997.


                                         LANDMARK SYSTEMS CORPORATION
                                                    (Registrant)

                                          By: /s/ KATHERINE K. CLARK
                                            ------------------------------------
                                                     Katherine K. Clark
                                            Chief Executive Officer and Director

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


              SIGNATURE                              TITLE                         DATE
-------------------------------------  ---------------------------------    ------------------
     /s/ PATRICK H. MCGETTIGAN*        Chairman of the Board                November 17, 1997
-------------------------------------
        Patrick H. McGettigan

       /s/ KATHERINE K. CLARK          Chief Executive Officer and          November 17, 1997
-------------------------------------    Director (Principal Executive
         Katherine K. Clark              Officer)

       /s/ RALPH E. ALEXANDER          President, Chief Operating           November 17, 1997
-------------------------------------    Officer, Chief Financial
         Ralph E. Alexander              Officer, Secretary, Treasurer
                                         and Director (Principal
                                         Financial Officer)

     /s/ HENRY D. BARRATT, JR.*        Director                             November 17, 1997
-------------------------------------
        Henry D. Barratt, Jr.

       /s/ JEFFREY H. BERGMAN*         Director                             November 17, 1997
-------------------------------------
         Jeffrey H. Bergman

      /s/ T. EUGENE BLANCHARD*         Director                             November 17, 1997
-------------------------------------
         T. Eugene Blanchard

        /s/ PATRICK W. GROSS*          Director                             November 17, 1997
-------------------------------------
          Patrick W. Gross

        /s/ LESLIE J. COLLINS          Vice President and Controller        November 17, 1997
-------------------------------------    (Principal Accounting Officer)
          Leslie J. Collins


* By Ralph E. Alexander by power of attorney.

                          LANDMARK SYSTEMS CORPORATION
                SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                    COL. A                          COL. B         COL. C        COL. D           COL. E
----------------------------------------------   ------------    ----------    ----------       ----------
                                                  BALANCE AT                                    BALANCE AT
                                                 BEGINNING OF    CHARGED TO                       END OF
                 DESCRIPTION                        PERIOD       OPERATIONS    DEDUCTIONS         PERIOD
----------------------------------------------   ------------    ----------    ----------       ----------

Year Ended December 31, 1994
  Allowance for uncollectible accounts             $297,961       $855,249     $ (539,394)(A)    $ 613,816
  Deferred tax asset valuation allowance           $     --       $     --     $       --        $      --

Year Ended December 31, 1995
  Allowance for uncollectible accounts             $613,816       $761,425     $ (650,902)(A)    $ 724,339
  Deferred tax asset valuation allowance           $     --       $690,885     $       --        $ 690,885

Year Ended December 31, 1996
  Allowance for uncollectible accounts             $724,339       $303,913     $ (646,208)(A)    $ 382,044
  Deferred tax asset valuation allowance           $690,885       $     --     $ (280,885)(B)    $ 410,000

Nine Months Ended September 30, 1997
  Allowances for uncollectible accounts            $382,044       $501,813     $ (387,340)(A)    $ 496,517
  Deferred tax asset valuation allowance           $410,000             --             --        $ 410,000

(A) Uncollectible accounts written off
(B) Reduction in the tax valuation allowance

                               INDEX TO EXHIBITS


                                                                                      SEQUENTIALLY
EXHIBIT                                                                                 NUMBERED
NUMBER                                    EXHIBITS                                        PAGE
------    -------------------------------------------------------------------------   ------------
  1.1*    Form of Underwriting Agreement
  3.1*    Articles of Incorporation
  3.2*    Amended and Restated Bylaws
  4.1     Reference is made to Exhibits 3.1 and 3.2
  4.2     Specimen certificate of Common Stock
  5.1     Opinion of Shaw, Pittman, Potts & Trowbridge as to the legality of the
            Common Stock
 10.1*    Employment agreement between the Company and Ralph E. Alexander dated
            April 9, 1997
 10.2*    1989 Stock Incentive Plan
 10.3*    1991 Employee Stock Purchase Plan
 10.4*    1992 Executive Stock Incentive Plan
 10.5*    1994 Stock Incentive Plan
 10.6*    1996 Advisory Board and Directors Stock Incentive Plan
 10.7*    Registration Rights Agreement, dated as of March 7, 1997, among the
            Company, certain Purchasers, Patrick H. McGettigan, Katherine K. Clark
            and Jeffrey H. Bergman
 11.1*    Statement regarding calculation of net (loss) income per share
 22.1*    Subsidiaries of the Company
 23.1     Consent of Shaw, Pittman, Potts & Trowbridge (included in Exhibit 5.1)
 23.2     Consent of Price Waterhouse LLP
 24.1*    Power of Attorney
 27*      Financial Data Schedule


---------------

* Filed previously.